UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VALLEY FORGE COMPOSITE
TECHNOLOGIES, INC.
(Exact Name of Registrant As Specified in its Charter)

Florida	3812	20-3061892
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

River Center I
50 East River Center Boulevard, Suite 820
Covington, KY 41011
Telephone: (859) 581-5111

(Address and Telephone Number of Principal Executive Offices)

Louis J. Brothers
Chief Executive Officer
River Center I
50 East River Center Boulevard, Suite 820
Covington, KY 41011
Telephone: (859) 581-5111

(Name, Address and Telephone Number of Agent for Service)

Copies to:

John C. Rodney, Esq.
Rachel L. Smydo, Esq.
Thorp Reed & Armstrong, LLP
One Oxford Centre, 14th Floor
301 Grant Street
Pittsburgh, PA  15219
Telephone: (412) 394-7751
Facsimile: (412) 394-2555

Approximate Date of Proposed Sale to the Public:  From time to time after the effective date of this registration statement, as determined by the selling shareholder.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)(3)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(4)
Common stock, $0.001 par value per share	6,514,154	$0.19	$1,237,689	$141.84

(1)          Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low sales prices of the registrant’s common stock on September 24, 2012, as reported on the OTCQB tier of the OTC Markets.

(3)           Pursuant to a purchase agreement, Lincoln Park Capital Fund, LLC, or Lincoln Park, has purchased 300,000 shares of the registrant’s common stock, for total consideration of $250,000 and, in consideration for entering into the purchase agreement, the registrant issued to Lincoln Park 314,154 shares of common stock (all included in this offering) as initial commitment shares. At a price of $0.20 per share (the closing price for a share of the registrant’s common stock on September 24, 2012), and ignoring any restrictions on the number of shares Lincoln Park can own at any time and on the registrant’s ability to sell shares to Lincoln Park, the registrant could sell to Lincoln Park 100,000,000 shares of common stock up to an additional $20,000,000 in available proceeds under the purchase agreement.  Lincoln Park would then be able to sell these shares at any time.  However, as described in the “Prospectus Summary” and in “The Lincoln Park Transaction” in this registration statement, the registrant’s ability to sell shares to Lincoln Park is subject to a number of restrictions.  Although the purchase agreement provides that we may sell up to $20,250,000 of our common stock to Lincoln Park, we are only registering 6,514,154 shares to be purchased thereunder, which may or may not cover all such shares purchased by Lincoln Park under the Purchase Agreement, depending on the purchase price per share.

(4)           A registration fee of $616 was previously paid by the registrant.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	SEPTEMBER __, 2012

6,514,154 Shares

Common Stock

This prospectus relates to the sale of up to 6,514,154 shares of our common stock which may be offered by the selling shareholder, Lincoln Park Capital Fund, LLC, or Lincoln Park, from time to time. The shares of common stock being offered by the selling shareholder are issuable pursuant to the Lincoln Park Purchase Agreement, which we refer to in this prospectus as the Purchase Agreement. Please refer to the section of this prospectus entitled “The Lincoln Park Transaction” for a description of the Purchase Agreement and the section entitled “Selling Shareholder” for additional information. Such registration does not mean that Lincoln Park will actually offer or sell any of these shares. We will not receive any proceeds from the sales of shares of our common stock by the selling shareholder; however, we may receive proceeds of up to $20,250,000 under the Purchase Agreement.

Our common stock is currently quoted on the OTCQB tier of the OTC Markets under the symbol “VLYF”.  On September 24, 2012, the last reported sale price of our common stock was $0.20 per share.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 13 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

The selling shareholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The selling shareholder is offering these shares of common stock and may sell all or a portion of these shares from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution”.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________ ___, 2012.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	6

SUMMARY FINANCIAL DATA	11

RISK FACTORS	13

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	24

USE OF PROCEEDS	25

CAPITALIZATION	26

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	27

DILUTION	29

SELECTED FINANCIAL DATA	30

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	32

BUSINESS	42

MANAGEMENT	54

EXECUTIVE COMPENSATION	58

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	62

PRINCIPAL SHAREHOLDERS	64

THE LINCOLN PARK TRANSACTION	66

SELLING SHAREHOLDER	70

DESCRIPTION OF SECURITIES	71

PLAN OF DISTRIBUTION	73

LEGAL MATTERS	75

EXPERTS	75

WHERE YOU CAN FIND ADDITIONAL INFORMATION	76

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY	77

FINANCIAL STATEMENTS	F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

You should rely only on the information contained in this prospectus. We have not, and the selling shareholder has not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is the selling shareholder seeking an offer to buy, securities in any state where the offer or solicitation is not permitted. The information contained in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but information may have changed since that date. We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data and we do not make any representation as to the accuracy of the information.

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary does not contain all of the information you should consider. Before investing in our securities, you should read the entire prospectus carefully, including the “Risk Factors” beginning on page 13 and the financial statements and related notes beginning on page F-1.

About Valley Forge Composite Technologies, Inc.

Valley Forge Composite Technologies, Inc., a Florida corporation (the “Company”), has positioned itself to develop and acquire advanced technologies.  Between 1996 and 2012, the Company won numerous contracts to produce various momentum wheels, momentum wheel components and other mechanical devices for special applications, some in aerospace.  Historically, and in 2012, all of the Company’s sales have been derived from these momentum wheels, momentum wheel components and other mechanical devices.  The Company purchases components from a variety of sources and engages in direct selling to its customers.

Since September 11, 2001 the Company has focused much of its energy on the development and commercialization of its counter-terrorism products.  These products consist of an advanced detection capability for illicit narcotics, explosives, and bio-chemical weapons hidden in cargo containers, the THOR LVX photonuclear detection system (“THOR”), and a passenger weapons scanning device, ODIN. In late 2009, the Company and its partners completed the development of THOR in Russia, and the system has been demonstrated through testing conducted by P.N. Lebedev Physical Institute of the Russian Academy of Sciences (“LPI”), the premiere physics laboratory in the Russian Federation, to be operational and performing to the Company’s satisfaction.

The Company’s net income for the year ended December 31, 2011 was $426,756.  While the Company had net income for 2011, it has experienced net losses in prior years.  The Company also experienced a net loss of $674,259 for the fiscal period ended June 30, 2012.

THOR-LVX

Overview

Presently, and for the last nearly ten years, the Company has focused on the development and commercialization of the THOR-LVX Advanced Explosives Detection System and prepared for the manufacturing and distribution of THOR in the United States and other countries.

THOR components primarily consist of a high energy miniature particle accelerator generating 55 million electron volts, high sensitivity detectors, data collection systems and a database of photonuclear signatures from which substances can be identified.  THOR operates by creating photo nuclear reactions in light elements, selectively screening out all but the operational isotopes found in modern day explosives and narcotics (which are carbon, nitrogen and oxygen), and identifying secondary gamma quanta that are unique to each such isotope.  The photo nuclear reactions follow a precise pattern or unique signature that can be used to immediately identify the substance by automatically comparing the patterns or signatures to our database.  THOR can also be enhanced with a fast neutron detector in order to detect fissile material.  Because of its small size and effectiveness at detecting explosive, narcotic and bio weapon substances contained in attempted concealment barriers, the THOR technology can be applied in many security contexts including external scanning of entire cargo or truck containers, scanning airport bags and for protecting high value targets.  The digital data, produced in milli-seconds, can be instantly transmitted to the appropriate threat mitigation, assessment and knowledge dissemination authorities.

THOR has over ten years of research and development behind its prototype.  Each THOR unit is estimated to have an operational life of ten years.  Thus, once THOR is introduced to the market and implemented in the field, the Company believes that THOR owners for several years are likely to be loyal repeat customers.  In the meantime, the Company will take steps to improve THOR and to customize it for new applications.

Pursuant to a Cooperative Research and Development Agreement (“CRADA”), the Company’s partners in developing THOR are the Lawrence Livermore National Laboratory (“LLNL”), a national laboratory owned by the United States government and designated the “Center of Excellence” for new explosives detection systems technologies, and LPI.  The THOR development efforts have been sponsored, in part, by the United States Department of Energy.

Recent Developments

On May 30, 2012, the Company announced that it had reached an agreement in principle with Symmetry Group, LLC (“Symmetry”), a private U.S. based company that is negotiating an agreement with a Latin American government for the first commercial development, delivery and maintenance of a THOR LVX photonuclear detection system. Under the proposed terms of the agreement, the agreement would be for a five-year term, with the Company to receive an initial payment for the system and ongoing monthly revenue on a per-scan basis. The Company estimates that the total value of the agreement, including ongoing fees on a per-scan basis, would exceed $5 million, with revenue to be collected as phases of the project are completed. The agreement has not been finalized.  Management is in discussions with several potential partners to help finance the agreement.  No definitive agreements have been entered into and we can make no assurances that there will be definitive agreements in the future.  The Company has funded $300,000 for the posting of a bond, which is a step necessary to signing the agreement.  Symmetry executed an unsecured promissory note evidencing the $300,000 loan the Company made to Symmetry.  Under the terms of the note, which bears no interest, Symmetry must repay the loan in full on or before May 29, 2013.

On September 22, 2011, the Company announced that it signed a Limited Exclusive Patent License Agreement with Lawrence Livermore National Security, LLC (an affiliate of LLNL (“LLNS”)) for certain patents covering an advanced accelerator-detector complex for high efficiency detection of hidden explosives.  The patents are those that may ultimately issue from two provisional patent applications filed by LLNS and related to inventions resulting from work done under the CRADA.  Pursuant to the license, the Company paid LLNS license issue fees of $40,000 in 2011 and will make royalty payments equal to 6% of net sales, subject to a minimum annual royalty of $30,000 beginning in 2014, $50,000 in 2015 and $60,000 in 2016 and thereafter during the term of the agreement, expiring December 5, 2030.  The patent license costs will be amortized over 19 years and three months until the expiration of the patents, if granted, on December 5, 2030.

On June 28, 2011, the Company announced that it has agreed to participate in the creation of a company in Troitsk, Russian Federation. The exclusive purpose of this company is to conduct research activities focused on the photonuclear detection system that is a major subcomponent of THOR.  Aspects of the research may include expanding the photonuclear 'fingerprint' database of explosive and narcotic compounds, and investigating additional possibilities to apply this technology. All work will be under the research category “Nuclear Technologies”.  Initially, the Company announced it would own 50% of the new venture, with the remaining 50% owned by the Russian scientists and engineers who worked on the original CRADA project.  However, the Company has re-examined this structure in light of potentially significant transaction and other costs associated with 50% ownership of a Russian entity.  No decisions have been made concerning how the Company will participate in the Troitsk based entity.

The Company entered into a Consulting and Services Agreement (“CSA”) with Idaho State University (“ISU”). The CSA establishes a framework under which ISU, through the Idaho Accelerator Center (“IAC”), could assemble a THOR demonstration unit in Pocatello, Idaho.  In order to begin that project, the CSA requires the Company to propose a series of work orders setting forth work tasks, deliverables, due dates, IAC’s compensation and other commercial terms.  On July 15, 2011, the first accepted work order was transmitted to the Company by ISU.  The work order had a deliverable date of September 30, 2011 which required preliminary research steps and related deliverables; this deliverable date was extended to November 30, 2011. The Company has reviewed the results of the first work order and is analyzing whether to issue a second work order and if so, what will be contained therein.

ODIN

ODIN is a transmission X-ray system, producing medical type images of skeletons and organs that is similar to a technology used as the airport passenger weapons scanning system in several airports in Russia.   The technology is not protected by patents outside of the Russian Federation.  The Company has developed ODIN to improve and commercialize the technology for use in the United States and elsewhere outside of Russia.

The Company believes the ODIN technology, as compared against any system now in use in the United States, is more accurate (articles hidden inside or on the backside of a passenger are detected in a single scan with high resolution imaging), is fast, and is less inconvenient (passengers do not need to remove clothing or shoes).  Between approximately April 2007 and February 2008, the Company developed a prototype of ODIN for employment at U.S. airports and passenger terminals.  This prototype has similar functionality to the Russian technology, and is the product that the Company intends to market.  In February 2008, ODIN passed independent radiation examination by the Radiation Safety Academy (“RSA”) and is certified by RSA as compliant under American National Standards Institute (“ANSI”) and the National Institute of Standards and Technology (“NIST”) standards for personnel security screening systems using x-ray or gamma radiation.  Compliance with these ANSI / NIST standards means that ODIN is classified as “uncontrolled” and can be sold domestically and internationally. All X-ray exposure results for the operator, cabinet leakage, bystander exposure, and person being examined were well below U.S. government guidelines and standards.

             Once the Company reviews information regarding new government specifications, the Company will reevaluate whether or not to continue to use the existing technology associated with ODIN. Currently, we have two ODIN machines, which are included on the June 30, 2012 balance sheet as assets in the amount of $171,261, net of accumulated depreciation and inventory allowance. If we decide not to continue with the existing technology but to utilize a new system that we have developed, then it will be less likely that we will be able to sell our existing ODIN machines. In that case we may be required to write down the carrying value of those existing machines on our financial statements. In addition, in light of all this, the Board of Directors has discussed whether or not it makes sense to continue to pursue ODIN, particularly because the effort to continue ODIN may detract from our management's focus on THOR and our growing aerospace business. The Board of Directors has not yet made a decision on this issue.

Corporate Information

Our principal executive office is located at River Center I, 50 East River Center Boulevard, Suite 820, Covington, Kentucky 41011, and our telephone number is (859) 581-5111.  Our website address is www.vlyf.com.  Information contained in, or accessible through, our website does not constitute a part of, and is not incorporated into, this prospectus.  Also, this prospectus includes the names of various government agencies and the trade names of other companies.  Unless specifically stated otherwise, the use or display by us of such other parties’ names and trade names in this prospectus is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, any of these other parties.

The Offering

Common stock outstanding prior to the offering (1)	62,416,048 shares, including the 300,000 initial purchase shares and the 314,154 commitment shares already issued to Lincoln Park under the Purchase Agreement and included in this offering.
Common stock offered by the selling shareholder
6,514,154 shares, consisting of the 300,000 initial purchase shares and the 314,154 commitment shares already issued to Lincoln Park and the remaining shares to be purchased from time to time under the Purchase Agreement.

Common stock to be outstanding after giving effect to the issuance of 6,514,154 shares to Lincoln Park under the Purchase Agreement	68,316,048
Use of proceeds
We will not receive any proceeds from the sale of the shares of common stock by Lincoln Park. However, we may receive up to $20,250,000 from sales of shares under the Purchase Agreement. Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes. See “Use of Proceeds”.

Over-the-Counter Bulletin Board symbol	VLYF
Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.
(1)        The number of shares of our common stock set forth above is based on 62,416,048 shares of common stock outstanding as of September 24, 2012, and excludes:

•        Options to purchase an aggregate of 4,050,000 shares of our common stock, of which 1,940,000 have vested as of June 30, 2012, at a weighted average exercise price of $1.38 per share;

•        Warrants to purchase an aggregate of 2,228,574 shares of our common stock, at a weighted average exercise price of $0.20 per share;

•        Warrants to purchase an aggregate of 410,000 shares of our common stock, at a weighted average exercise price of $1.09 per share, pursuant to an agreement with Wharton Capital Partners, Ltd. (“Wharton”), dated August 24, 2011; and

•        Warrants to purchase an aggregate of 100,000 shares of our common stock, at a weighted average exercise price of $0.60 per share, pursuant to an agreement with Hayden Investor Relations, dated February 16, 2012.

            On October 5, 2011, we executed a Purchase Agreement and a Registration Rights Agreement with the selling shareholder, Lincoln Park Capital Fund, LLC, or Lincoln Park, pursuant to which Lincoln Park has purchased 300,000 shares of our common stock, for total consideration of $250,000.  Under the Purchase Agreement, we have the right to sell to Lincoln Park up to an additional $20,000,000 of our common stock at our option as described below.

Pursuant to the Registration Rights Agreement, we are filing this registration statement and prospectus with the SEC covering the shares that may be issued to Lincoln Park under the Purchase Agreement. We do not have the right to commence any sales of our shares to Lincoln Park until the SEC has declared effective the registration statement. Thereafter, until April 1, 2014, and subject to certain terms and conditions, we have the right to direct Lincoln Park to make periodic purchases of up to $500,000 of our common stock per sale depending on certain conditions as set forth in the Purchase Agreement as often as every three business days up to the aggregate commitment of $20,250,000. The purchase price of the shares will be based on the market prices of our shares immediately prior to the time of sale as computed under the Purchase Agreement without any fixed discount.  Under the Purchase Agreement, the purchase price will be equal to the lesser of (i) the lowest sale price of our common stock on the purchase date; or (ii) the arithmetic average of the three lowest closing sale prices for our common stock during the twelve consecutive trading days ending on the trading day immediately preceding the purchase date.  In no event, however, will Lincoln Park be obligated to purchase shares of our common stock under the Purchase Agreement at a price of less than $0.50 per share. We may, at any time, and in our sole discretion, terminate the Purchase Agreement without fee, penalty or cost upon notice to Lincoln Park. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.  Upon signing the Purchase Agreement, we issued 314,154 shares of our common stock to Lincoln Park for no dollar consideration as a commitment fee for entering into the Purchase Agreement (which shares are included in this offering).

Although the Purchase Agreement provides that we may sell up to $20,250,000 of our common stock to Lincoln Park, we are only registering 6,514,154 shares to be purchased thereunder, which may or may not cover all such shares purchased by Lincoln Park under the Purchase Agreement, depending on the purchase price per share.

Of the 6,514,154 shares offered under this prospectus:

•	300,000 shares were already issued to Lincoln Park for $250,000 upon execution of the Purchase Agreement;

•	314,154 shares were already issued to Lincoln Park as a commitment fee for entering into the Purchase Agreement; and

•	The remainder represents shares we may sell to Lincoln Park under the Purchase Agreement.

Except as otherwise indicated herein, all information in this prospectus, including the number of shares that will be outstanding after this offering, assumes or gives effect to no exercise of options or warrants outstanding on the date of this prospectus or in the future, except as specifically set forth herein.

As of September 24, 2012, there were 62,416,048 shares outstanding, of which 23,608,048 shares were held by non-affiliates. If all of the 6,514,154 shares offered by Lincoln Park were issued and outstanding as of the date hereof, such shares would represent 9.54% of the total common stock outstanding, or 22.08% of the non-affiliates’ shares outstanding. The number of shares ultimately offered for sale by Lincoln Park is dependent upon the number of shares that we sell to Lincoln Park under the Purchase Agreement. If we elect to issue more than the 6,514,154 shares offered under this prospectus, which we have the right but not the obligation to do, we must first register under the Securities Act the resale by Lincoln Park of any additional shares we may elect to sell to Lincoln Park before we can sell such additional shares.

SUMMARY FINANCIAL DATA

The following tables summarize our financial data.  We have derived the following summary of our statement of operations data for the years ended December 31, 2011 and 2010 from our audited financial statements appearing later in this prospectus. We have derived the following summary of our statement of operations data for the six months ended June 30, 2012 and 2011 and balance sheet data as of June 30, 2012 from our unaudited financial statements appearing later in this prospectus.  Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the summary of our financial data set forth below together with our financial statements and the related notes to those statements, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing later in this prospectus.

	Year Ended		Six Months Ended
	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)

Statement of Operations Data:

NET SALES	$14,992,867	$18,675,269	$5,255,762	$9,580,975

COST OF SALES	11,679,112	16,077,631	4,629,029	7,990,479

GROSS PROFIT	3,313,755	2,597,638	626,733	1,590,496

COSTS AND EXPENSES
Selling and administrative	1,624,006	1,596,780	855,809	758,179
Share based payments	945,619	1,864,279	456,513	409,911

INCOME (LOSS) FROM OPERATIONS	744,130	(863,421)	(685,589)	422,406

OTHER (EXPENSE) INCOME	(297,374)	(613,229)	11,330	(142,156)

NET INCOME (LOSS) BEFORE TAXES	446,756	(1,476,650)	(674,259)	280,250

INCOME TAXES	20,000	-	-	-

NET INCOME (LOSS)	426,756	(1,476,650)	(674,259)	280,250

OTHER COMPREHENSIVE (LOSS) GAIN	(6,782)	(4,379)	5,733	(27)

COMPREHENSIVE INCOME (LOSS)	$419,974	$(1,481,029)	$(668,526)	$280,223

Income (loss) per share
Basic	$0.01	$(0.02)	$(0.01)	$0.01
Diluted	$0.01			$0.00

Weighted Average Common Shares Outstanding:
Basic	61,500,794	59,281,322	62,381,520	61,320,774
Diluted	63,778,097			63,642,098

As of
Balance Sheet Data:	June 30,
2012
(unaudited)
Current Assets	$9,513,158
Property and equipment - net	75,638
Other assets	5,535
Deferred equity offering costs, net	658,262
Intangible assets - net	38,391

TOTAL ASSETS	$10,290,984

TOTAL LIABILITIES	$7,263,609

TOTAL STOCKHOLDERS' EQUITY	3,027,375

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY	$10,290,984

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus.  If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected.  This could cause the trading price of our common stock to decline and you may lose all or part of your investment.  The risks described below are not the only ones that we face.  Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

Risks Relating to an Investment in the Company

Investment in our securities involves a high degree of risk.  Investors should carefully consider the possibility that they may lose their entire investment.  Given this possibility, we encourage investors to evaluate the following risk factors and all other information contained in this report and its attachments, in addition to other publicly available information in our reports filed with the Securities and Exchange Commission (“SEC”), before engaging in transactions in our securities. Any of the following risks, alone or together, could adversely affect our business, our financial condition, or the results of our operations, and therefore the value of your Company securities.

• Although the Company had comprehensive income of $419,974 for the year ended December 31, 2011, it had a net loss of $1,476,650 and $2,038,623 for the years ended December 31, 2010 and 2009, respectively.  The Company also had a net loss of $674,259 for the fiscal period ended June 30, 2012.  The attainment of sustainable profitability and positive cash flow from operations is dependent on certain future events.  The accompanying financial statements assume the Company will continue as a going concern.  Management believes its existing cash and investment balances, ongoing profitable sales and access to capital are adequate for the Company’s liquidity needs for 2012.

• Until 2009, the Company had never earned substantial operating revenue. We have been dependent on equity and debt financing to pay operating costs and to cover operating losses.

• The auditors’ reports for our December 31, 2010, 2009, 2008 and 2007 financial statements include additional paragraphs that identify conditions which raise substantial doubt about our ability to continue as a going concern, which means that we may not be able to continue operations unless we obtain additional funding. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks Related to the Company’s Business

The sale of our ODIN personnel screening technology and THOR devices in foreign markets are dependent on the approvals of foreign governments, which are out of our control.

The Company’s ODIN personnel screening device and THOR units are being marketed for sale in foreign countries.  Obtaining the permission of foreign governments has been challenging and slow.  Certain countries in the Middle East prohibit non-Muslims from doing business directly with their governments, and we are required to negotiate with government-authorized middle men. This adds an additional layer of bureaucracy that we must penetrate in order to sell our products.  Additionally, selling THOR outside the United States requires an export license from the Department of State.  The Department of State may decline to issue such licenses, especially for sales to certain countries.

Personal privacy concerns may impact sales of ODIN in the United States.

Personal privacy issues may impact sales of ODIN in the United States and certain other countries.  This is because the prototype ODIN provides a near medical quality image that reveals the contours of the person being scanned.   In February 2011, the Transportation Security Administration announced that it was testing new software on its advanced imaging technology machines that enhances privacy by eliminating passenger-specific images and instead auto-detects potential threat items and indicates their location on a generic outline of a person.  We have not yet developed software of that type for ODIN.  Even though the transmission X-ray and near medical quality image generated by ODIN may be useful in safeguarding our airways against threats posed by garment and implant bombs, there is no guaranty that concerns over personal privacy issues will not cause potential customers to not consider purchasing and utilizing ODIN.

Delays in the introduction of THOR and ODIN may have significantly impacted our ability to compete for market share for these technologies.

Because we have not sold any THOR or ODIN units, other vendors of less sophisticated but competing screening technologies may be selling their products and limiting our potential market share. Due to budgetary concerns or other factors, such customers may not be interested in purchasing THOR or ODIN units when they become available until their existing units are retired. This may impact our ability to penetrate the screening technology market when we are ready to do so.

Because we do not have an exclusive license to develop or market or distribute “Express Inspection” using our private label “ODIN”, we compete against the manufacturer and possibly other competitors who may have units with similar functionality and may be redeveloping them for commercial use.

The manufacturer of the whole body scanner called “Express Inspection,” which offers similar functionality to ODIN, is in Russia.  To our knowledge, no other person or entity outside of Russia or China possesses an Express Inspection unit or possesses an exclusive license to develop or distribute this product in any geographic region other than the Russian Federation or China. Nevertheless, we do not have any exclusive rights with respect to Express Inspection, and it is possible that potential competitors could acquire and develop an Express Inspection unit and compete against us. We have encountered one instance where the Express Inspection manufacturer directly competed with us for an ODIN purchase and sale contract.

Because our sales of Aerospace Products are concentrated among a few customers, our sales levels could dramatically drop on short or no notice.

With sales limited to a few customers, one customer constituting the majority of sales, the Company’s sales volume is vulnerable to drastic shifts should one or more customers sever the business relationship.

We face aggressive competition in many areas of business. If we do not compete effectively, our business will be harmed.

We expect to face aggressive competition from numerous competitors with respect to both THOR and ODIN.  In both cases, competition is likely to be based primarily on such factors as product performance, functionality and quality, cost, prior customer relationships, technological capabilities of the product, price, certification by government authorities, compliance with procurement specifications, local market presence and breadth of sales and service organization. We may not be able to compete effectively with all of our competitors. In addition to existing competitors, new competitors may emerge, and THOR and/or ODIN may be threatened by new technologies or market trends that reduce the value of these products.

Demand for our products may not materialize or continue.

The September 11, 2001 terrorist attacks, the war on terror, and the creation of the U.S. Department of Homeland Security have created increased interest in and demand for security and inspection systems and products. However, we are not certain whether the level of demand will continue to be as high as it is now. We do not know what solutions will continue to be adopted by the U.S. Department of Homeland Security, the U.S. Department of Defense, and similar agencies in other countries and whether our products will be a part of those solutions. Additionally, should our products be considered as a part of the future security solutions, it is unclear what the level may be and how quickly funding to purchase our products may be made available. These factors may adversely impact us and create unpredictability in revenues and operating results.

If operators of our security and inspection systems fail to detect weapons, explosives or other devices that are used to commit a terrorist act, we could be exposed to product liability and related claims for which we may not have adequate insurance coverage.

Our business exposes us to potential product liability risks from the development, manufacturing, and sale of THOR and ODIN.  Our prospective customers will use our products to help them detect items that could be used in performing terrorist acts or other crimes.  ODIN may require that an operator interpret an image of suspicious items within a bag, parcel, container or other vessel, and the training, reliability and competence of the operator will be crucial to the detection of suspicious items.  We could be held liable if an operator using our equipment failed to detect a suspicious item that was used in a terrorist act or other crime.

Furthermore, both THOR and ODIN are advanced mechanical and electronic devices and therefore can malfunction.  In addition, there are also many other factors beyond our control that could lead to liability claims should an act of terrorism occur.  It is very difficult to obtain commercial insurance against the risk of such liability. It is very likely that, should we be found liable following a major act of terrorism, our insurance would not fully cover the claims for damages.

Our revenues are dependent on orders of security and inspection systems, which may have lengthy and unpredictable sales cycles.

Our sales of THOR and ODIN units may often depend upon the decision of governmental agencies to upgrade or expand existing airports, border crossing inspection sites, seaport inspection sites and other security installations.  Any such sales may be subject to delays, lobbying pressures, political forces, procedural requirements, and other uncertainties and conditions that are inherent in the government procurement process.

We are dependent on key personnel, specifically Louis J. Brothers and Larry K. Wilhide, and have no employment agreements with them.

We are a company with key employees and are dependent on the services of Louis J. Brothers, our president, chief executive officer and chief financial officer, and Larry K. Wilhide, our vice-president.  Messrs. Brothers and Wilhide are equal shareholders and their combined voting rights are equal to 62.5% of our outstanding common stock.  We do not have employment agreements with them, and losing either of their services would likely have an adverse effect on our ability to conduct business.  Messrs. Brothers and Wilhide serve as officers and directors of the Company.  Messrs. Brothers and Wilhide are our founders.  Both men have contributed to the survival and growth of the Company for fifteen years.  Mr. Brothers’ government and scientific contacts are essential to the Company’s ability to diversify its product line, including our ability to license, develop, and market future additional products unrelated to the THOR technology.  Mr. Wilhide’s engineering and drafting capabilities are essential to our ability to manufacture the technology that we license or develop.  Therefore, there is a risk that if either Mr. Brothers or Mr. Wilhide left the Company, the Company may not survive.

Our success depends on our ability to attract and retain key employees in order to support our existing business and future expansion.

We continue to actively recruit qualified candidates to fill key positions within the Company.  There is substantial competition for experienced personnel. We will compete for experienced personnel with companies who have substantially greater financial resources than we do.  If we fail to attract, motivate and retain qualified personnel, it could harm our business and limit our ability to be successful.

We cannot predict our future capital needs and may not be able to secure additional funding.

We may need to raise additional funds within the next twelve months in order to fund our installation of manufacturing facilities and distribution network.  If we are unable to achieve sufficient free cash flow from sales of aerospace products, customer deposits or other sources, we will likely need to raise additional funds through the sale of equity securities, or debt convertible to equity securities, to public or private investors, which could result in a dilution of ownership interests by the holders of our common stock.  Also, we cannot assure you that we will be able to obtain the funding we deem necessary to sustain our operations.  Other than the Lincoln Park financing transaction, we have no plans with respect to the possible acquisition of additional financing.

In October 2011, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has purchased 300,000 shares of our common stock, for total consideration of $250,000 and under which we may direct Lincoln Park to purchase up to an additional $20,000,000 worth of shares of our common stock until April 1, 2014, once the registration statement of which this prospectus forms a part has been declared effective by the SEC.  If we make sales of our common stock under the Purchase Agreement, we would be able to fund our operations for a longer period of time.  However, the extent to which we will rely on the Purchase Agreement with Lincoln Park as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and volume of trading and the extent to which we are able to secure working capital from other sources. Specifically, Lincoln Park does not have the obligation to purchase any shares of our common stock on any business day that the price of our common stock is less than $0.50 per share.

We are registering the resale of 6,514,154 shares by Lincoln Park pursuant to this prospectus. In the event we elect to issue more than the 6,514,154 shares offered hereby, we would be required to file a new registration statement and have it declared effective by the SEC. If obtaining sufficient funding from Lincoln Park does not occur or is prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this prospectus. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect.

Additional financing may not be available to us, due to, among other things, our Company not having a sufficient credit history, income stream, profit level, asset base eligible to be collateralized, or market for its securities. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing shareholders may be reduced, and these securities may have rights superior to those of our common stock. If adequate funds are not available to satisfy either short-term or long-term capital requirements, or if planned revenues are not generated, we may be required to substantially limit our operations.

We may not be able to access the full amounts available under the Purchase Agreement, which could prevent us from accessing the capital we need to continue our operations which could have an adverse affect on our business.

Under the Purchase Agreement, we may direct Lincoln Park to purchase up to $20,250,000 worth of shares of our common stock until April 1, 2014.  On any trading day selected by us, we may sell to Lincoln Park up to $150,000 of common stock by delivering a purchase notice to Lincoln Park. The Purchase Price of such shares is equal to the lesser of: (i) the lowest sale price of our common stock on the purchase date; or (ii) the arithmetic average of the three lowest closing sale prices for our common stock during the twelve consecutive trading days ending on the trading day immediately preceding the purchase date.  Lincoln Park does not have the right or the obligation to purchase any shares of our common stock on any business day that the market price of our common stock is less than $0.50. To the extent that the market price of our common stock is below $0.50 per share on a trading day, we would not receive any proceeds under the Purchase Agreement for that day.

If the market price of our common stock is not below $4.00 per share, our sales will be limited to up to $500,000 of our common stock on each purchase date. If the market price of our common stock is not below $2.25 per share, our sales will be limited to up to $300,000 of our common stock on each purchase date.  If the market price of our common stock is not below $1.90 per share, our sales will be limited to up to $250,000 of our common stock on each purchase date.  If the market price of our common stock is not below $1.50 per share, our sales will be limited to up to $200,000 of our common stock on each purchase date.

Depending on the prevailing market price of our common stock, we may not be able to sell shares to Lincoln Park for the maximum $20,250,000 over the term of the Purchase Agreement.  In addition, we are only registering 6,514,154 shares of our common stock under this prospectus. Assuming a purchase price of $0.20 per share, the closing sale price of our common stock on September 24, 2012, and the issuance to Lincoln Park of 6,514,154 purchase shares, which would be comprised of 5,900,000 shares purchased at the assumed price of $0.20 per share, the 300,000 initial purchase shares for consideration of $250,000 and 314,154 shares issued as commitment shares for no additional consideration, the proceeds to us would only be $1,430,000.  In the event we elect to issue more than 6,514,154 shares, we would be required to file a new registration statement and have it declared effective by the SEC.

The sale of shares of our common stock to Lincoln Park under the Purchase Agreement may cause substantial dilution to our existing stockholders and could cause the price of our common stock to decline.

Under the Purchase Agreement, we may sell to Lincoln Park, from time to time and under certain circumstances, up to $20,250,000 of our common stock. Lincoln Park has purchased 300,000 shares of our common stock for total consideration of $250,000. We do not have the right to commence any additional sales of our shares to Lincoln Park under the Purchase Agreement until the SEC has declared effective the resale registration statement of which this prospectus forms a part. After the SEC has declared effective the resale registration statement, until April 1, 2014, generally, we have the right, but no obligation, to direct Lincoln Park to periodically purchase up to an additional $20,000,000 of our common stock in specific amounts under certain conditions, which periodic purchase amounts can be increased under specified circumstances.  We also issued to Lincoln Park 314,154 shares of common stock as a fee for Lincoln Park’s commitment to purchase our shares.

Depending upon market liquidity at the time, sales of shares of our common stock to Lincoln Park may cause the trading price of our common stock to decline. Lincoln Park may ultimately purchase all or some of the $20,250,000 of common stock, and after it has acquired shares, Lincoln Park may sell all, some or none of those shares. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park, and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

The exercise of options and warrants and other issuances of shares of common stock or securities convertible into common stock will dilute your interest.

As of the date of this prospectus, there are outstanding options to purchase an aggregate of 4,050,000 shares of our common stock at exercise prices ranging from $1.35 per share to $1.49 per share and outstanding warrants to purchase 2,228,574 shares of our common stock at a weighted average exercise price of $0.20 per share, 410,000 shares of our common stock at a weighted average exercise price of $1.09 per share and 100,000 shares of our common stock at a weighted average exercise price of $0.60 per share.  The exercise of options and warrants at prices below the market price of our common stock could adversely affect the price of shares of our common stock. Additional dilution may result from the issuance of shares of our capital stock in connection with any collaborations (although none are contemplated at this time) or in connection with other financing efforts, including pursuant to the Purchase Agreement with Lincoln Park.

            Any issuance of our common stock that is not made solely to then-existing stockholders proportionate to their interests, such as in the case of a stock dividend or stock split, will result in dilution to each stockholder by reducing his, her or its percentage ownership of the total outstanding shares. Moreover, if we issue options or warrants to purchase our common stock in the future and those options or warrants are exercised or we issue restricted stock, stockholders may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is likely to be substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the assumed minimum allowed offering price of $0.50 per share in this offering and a pro forma net tangible book value per share of our common stock of $0.08 as of June 30, 2012, if you purchase securities in this offering, you will suffer immediate and substantial dilution of $0.42 per share in the net tangible book value of the common stock purchased. See “Dilution” on page 29 for a more detailed discussion of the dilution you will incur in connection with this offering.

Management will have broad discretion as to the use of the proceeds from sales under the Purchase Agreement, and we may not use the proceeds effectively which could have a materially adverse affect on our business.

We have not designated any portion of the proceeds from sales to Lincoln Park under the Purchase Agreement to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the proceeds from any such sales and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

The costs to produce and operate THOR, and the price at which we may be able to sell it are uncertain.

  To the Company's  knowledge, the THOR demonstration in Russia has never been used for commercial applications and may not be suitable in its current configuration for such a purpose.  The Company can make no assurances that the Company will in fact be successful in commercializing THOR.  We have never built nor have we operated a THOR unit in the United States.  While we believe that the materials, technology and labor needed to build a unit will be available at commercially reasonable costs, we do not know for certain just what the total cost will be.  In addition, we do not know just what the operating costs of a THOR unit will be.  Further, while we believe that the benefits offered by THOR will be both unique and of great value so customers will not be particularly price sensitive, we do not know whether we will be able to sell THOR units at a reasonable profit in excess of our costs.

If we are not able to successfully protect our intellectual property, our ability to capitalize on the value of the THOR technology may be impaired.

We do not own the THOR technology, and our ability to use and capitalize on the value of the THOR technology depends entirely on our rights to do so under the LLNL License, which conveys rights to patents resulting from two United States Provisional Patent Applications. There is no guarantee that any patents will be issued and the patents, if issued, may not provide the Company with sufficient protection to prevent competitors from engineering around them.

Even though we believe that there is no competitor currently close to being able to introduce a security technology with the capability and accuracy of the THOR technology, it is possible that imitators may appear who may create adaptive technologies that achieve similar results to THOR.  It is also possible that LLNL, as the owner of the THOR technology under the CRADA, under certain circumstances may provide a third party with a license to utilize the THOR technology.

Moreover, the LLNL License provides that (i) the United States government and its agencies retain a nonexclusive, nontransferable, irrevocable paid-up license to practice or have practiced for or on behalf of the government the THOR technology throughout the world; and (ii) the US D.O.E. retains march-in rights with respect to the THOR technology.  According to the US D.O.E., such march-in rights have never been exercised.

We have tried to minimize the deconstruction and adaptation of the THOR technology by potential competitors.

Our products and technologies may not qualify for protection under the SAFETY Act.

Under the “SAFETY Act” provisions of The Homeland Security Act of 2002, the federal government provides liability limitations and the “government contractor” defense applies if the Department of Homeland Security “designates” or “certifies” technologies or products as “qualified anti-terrorism technologies,” and if certain other conditions apply.  We may seek to qualify some or all of our products and technologies under the SAFETY Act’s provisions in order to obtain such liability protections, but there is no guarantee that the U.S. Department of Homeland Security will designate or certify our products and technologies as a qualified anti-terrorism technology. To the extent we sell products not designated as qualified anti-terrorism technology, we will not be entitled to the benefit of the SAFETY Act’s cap on tort liability or U.S. government indemnification.  Any indemnification that the U.S. government may provide may not cover certain potential claims.

Future climate change regulation could result in increased operating costs, affect the demand for our products or affect the ability of our critical suppliers to meet our needs.

        The Company has followed the current debate over climate change and the related policy discussion and prospective legislation. The potential challenges for the Company that climate change policy and legislation may pose have been reviewed by the Company. Any such challenges are heavily dependent on the nature and degree of climate change legislation and the extent to which it applies to our industry. At this time, the Company cannot predict the ultimate impact of climate change and climate change legislation on the Company’s operations. Further, when or if these impacts may occur cannot be assessed until scientific analysis and legislative policy are more developed and specific legislative proposals begin to take shape. Any laws or regulations that may be adopted to restrict or reduce emissions of greenhouse gas could require us to incur increased operating costs, and could have an adverse effect on demand for our products. In addition, the price and availability of certain of the raw materials that we use could vary in the future as a result of environmental laws and regulations affecting our suppliers. An increase in the price of our raw materials or a decline in their availability could adversely affect our operating margins or result in reduced demand for our products.

We do business outside of the United States which subjects us to risks associated with international activities.

All sales of our aerospace products are to customers outside the United States.  We also expect that there may be substantial markets outside the United States for sales of our ODIN and THOR products. Prospective customers for ODIN and THOR include foreign governments. The future success of our international operations may also be adversely affected by risks associated with international activities, including economic and labor conditions, political instability, risk of war, expropriation, termination, renegotiation or modification of existing contracts, tax laws (including host-country import-export, excise and income taxes and United States taxes on foreign subsidiaries). Changes in exchange rates may also adversely affect our future results of operations and financial condition.

In addition, to the extent we engage in operations and activities outside the United States, we are subject to the Foreign Corrupt Practices Act (“FCPA”), which generally prohibits U.S. companies and their intermediaries from making corrupt payments to foreign officials or their agents for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment, and requires companies to maintain adequate record-keeping and internal accounting practices to accurately reflect the transactions of the company.  The FCPA applies to companies, individual directors, officers, employees and agents.  Under the FCPA, U.S. companies may be held liable for actions taken by strategic or local partners or representatives.  Violation of the FCPA could result in substantial civil and/or criminal penalties.

While we do not believe that we have violated the FCPA, if the SEC and/or the Department of Justice (“DOJ”) conclude that we have, they could assert that there have been multiple violations of the FCPA, which could lead to multiple fines.  The amount of any fines or monetary penalties would depend on, among other factors, the amount, timing, nature and scope of any improper payments, whether any such payments were authorized by or made with knowledge of the Company or its affiliates, the amount of gross pecuniary gain or loss involved, and the level of cooperation provided to the government authorities during the investigations.  Negotiated dispositions of these types of violations also frequently result in an acknowledgement of wrongdoing by the entity and the appointment of a monitor on terms agreed upon with the SEC and DOJ to review and monitor current and future business practices, including the retention of agents, with the goal of assuring future FCPA compliance.  Other potential consequences could be significant and include suspension or debarment of our ability to contract with governmental agencies of the United States and of foreign countries.  Any determination that we have violated the FCPA could result in sanctions that could have a material adverse effect on our business, prospects, operations, financial condition and cash flow.

The Board Of Directors has received a “Demand for Action” letter demanding the Board be reorganized and other relief.

On April 24, 2011, the Company and its Board of Directors received a letter entitled “Demand for Action” wherein an attorney representing a class of shareholders alleges facts to support the following claims:  “Fraudulent Misrepresentation and Concealments in Violation of §10(b) of the Securities Exchange Act of 1934 and S.E.C. Rule 10b-5,” “Selective Disclosure of, and Failure to Disclose, Material Information, In Violation of Regulation FD”; and “Breaches of Fiduciary Duty”.  The letter does not request any monetary damages, but rather seeks a reduction in the number of Board of Directors seats from seven to six, the appointment of three “Independent Directors” and a requirement that the Board must approve all “material decisions in the Company.”  The letter further demands the Company hire “an investor / public relations firm,” a CFO experienced in “Wall Street investor relations” and other personnel, along with rescission of options granted to Messrs. Brothers and Wilhide.  The Company’s counsel has responded to the letter and requested more information to enable the Board of Directors to investigate the factual allegations claimed in the letter. Such information has not been received.  In subsequent correspondence, the attorney indicated that damages in excess of $10 million will be sought in litigation.

On June 30, 2011, the Company received a letter from the attorney stating that the Company’s in-house and outside counsel allegedly failed to transmit the April 24, 2011 demand letter to the Board of Directors and demanded that outside counsel recuse himself.  The email further states that outside counsel and the Company “have until Tuesday, July 5, 2011 to explain yourselves to me, and for VLYF to advise whether and how VLYF is addressing the matters at issue.”  The Company through outside counsel responded on July 5, 2011 indicating that the Board of Directors had in fact been informed of the demand letter and that the Board of Directors has not been able to reach any decisions because the Company’s request for additional information has been ignored.

On March 8, 2012 the attorney representing the “class of shareholders” transmitted by email a Settlement Agreement and Mutual General Release (“Settlement Agreement”).  The “class of shareholders” appears to be limited to Mr. Evan Levine, his wife and children and his investment fund.  Because of the narrowly limited “class of shareholders” and the fact that almost a year has lapsed with no action being brought, the Company is assessing whether the threats contained in the April 24, 2011 letter are credible.

On May 3, 2012, the Company received a “Final Settlement Overture” from the attorney who sent the original demand letter.  The letter alleges unlawful conduct committed by Company officers and states damages in excess of $1 million will be sought against the Company and its management.  The letter requests the Company contact the attorney no later than May 11, 2012 to discuss an out of court resolution.  The Company responded, agreeing to mediation with the class of shareholders.  The Company cannot provide any assurances regarding the outcome of this matter.

Risks Related to Investment

We expect the price of our common stock to be volatile. As a result, investors could suffer greater market losses than they might experience with a more stable stock.

The stock markets have experienced extreme price and volume fluctuations that are often unrelated and disproportionate to the operating performance of a particular company.  For example, since the beginning of 2011 our stock went from a high price of about $1.60 per share to a low price of approximately $0.66 per share and closed on December 30, 2011 at $0.75 per share.  Since the beginning of 2012, our stock went from a high price of about $0.89 per share to a low of approximately $0.10 per share and closed on September 24, 2012 at $.20 per share.  Certain shareholders have expressed concern over the marked decline in the stock price.  These market fluctuations, as well as general economic, political and market conditions such as recessions or interest rate or international currency fluctuations, may adversely affect the market for the common stock of the Company.  In the past, class action litigation has often been brought against companies after periods of volatility in the market price of their securities.  If such a class action suit is brought against the Company, it could result in substantial costs and a diversion of management’s attention and resources, which would hurt business operations.

Our stock value is dependent on our ability to generate net cash flows.

A large portion of any potential return on our common stock will be dependent on our ability to generate net cash flows.  If we cannot operate our business at a net profit, there will be no return on shareholders’ equity, and this could result in a loss of share value.  No assurance can be given that we will be able to operate at a net profit now or in the future.

Our common stock value may decline after the exercise of warrants or from the Company’s future capital raising events.

As of September 24, 2012, there are 1,428,574 Class D warrants, 800,000 Class F warrants and an additional 510,000 warrants for our common shares outstanding that remain unexercised.  It is our belief that warrant holders may begin to exercise their warrants and sell their underlying shares at such time (if any):  when the Company begins selling its ODIN units, when the Company receives its first contract to sell THOR LVX units; or upon the occurrence of other factors triggering warrant exercises, provided that the price of our common stock exceeds the strike price on outstanding warrants.  Regardless of the conditions or events that trigger the exercise of the warrants, if a large warrant exercise event occurs, there will certainly be an increase in supply of our common stock available and a corresponding downward pressure on our stock price.  The sales may also make it more difficult for the Company or its investors to sell current securities in the future at a time and price that the Company or its current investors deem acceptable or even to sell such securities at all.  The risk factors discussed in this “Risk Factors” section may significantly affect the market price of our stock.  A low price of our stock may result in many brokerage firms declining to deal in our stock.  Even if a buyer finds a broker willing to effect a transaction in our common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price.  Further, many lending institutions will not permit the use of this stock as collateral for loans.  Thus, investors may be unable to sell or otherwise realize the value of their investments in our securities.

In addition to the outstanding warrants discussed above, we also previously issued a total of 3,000,000 Class A Warrants at an exercise price per share to Coast to Coast Equity Group, Inc. (“CTCEG”) as follows: 1,000,000 shares at the exercise price of $1.00 per share, 1,000,000 shares at the exercise price of $1.50 per share and 1,000,000 shares at the exercise price of $2.00 per share.  CTCEG assigned its right to purchase 200,000 shares at the exercise price of $1.00 per share to a third party, who purchased 200,000 shares, leaving 2,800,000 in Class A Warrants. Those warrants expired by their terms on May 14, 2009, but CTCEG has taken the position that, along with certain related agreements, they were extended until May 14, 2010 by the Company.  The Company is currently in litigation with CTCEG which includes a claim by CTCEG that the warrants did not expire until May 14, 2010 and the Company cannot provide any assurance that CTCEG will not prevail and then exercise those warrants. However, the Company believes the Class A warrants expired because the Warrant Agreement was never modified in writing to extend the warrants’ expiration date, as is required by the Warrant Agreement’s terms.  The financial statements included in this Form S-1 were prepared as if such warrants were no longer outstanding.

If we elect to issue more than the 6,514,154 shares offered under this prospectus, which we have the right but not the obligation to do, we must first register under the Securities Act any additional shares we may elect to sell to Lincoln Park before we can sell such additional shares, which could cause substantial dilution to our shareholders.

We may also enter the capital markets to raise money by selling securities.  The number of shares that could be issued for our immediate capital requirements could lead to a large number of shares being placed on the market which could exert a downward trend on the price per share.  If the supply created by these events exceeds the demand for purchase of the shares the market price for the shares of common stock will decline.

The number of shares to be made available in the registered offering could encourage short sales by third parties, which could contribute to a future decline in the price of our stock.

In our circumstances, the provision of a large number of common shares to be issued upon the exercise of warrants or sold outright by existing shareholders has the potential to cause a significant downward pressure on the price of common stock, such as ours.  This would be especially true if the shares being placed into the market exceeds the market’s ability to take up the increased number of shares or if the Company has not performed in such a manner to encourage additional investment in the market place.  Such events could place further downward pressure on the price of the common stock.  As a result of the number of shares that could be made available on the market, an opportunity exists for short sellers and others to contribute to the future decline of our stock price. Persons engaged in short-sales first sell shares that they do not own and, thereafter, purchase shares to cover their previous sales.  To the extent the stock price declines between the time the person sells the shares and subsequently purchases the shares, the person engaging in short-sales will profit from the transaction, and the greater the decline in the stock price the greater the profit to the person engaging in such short-sales.  If there are significant short-sales of our stock, the price decline that would result from this activity will cause our share price to decline even further, which could cause any existing shareholders of our stock to sell their shares creating additional downward pressure on the price of the shares.  It is not possible to predict how much the share price may decline should a short sale occur.  In the case of some companies that have been subjected to short-sales the stock price has dropped to near zero.  This could happen to our securities.

Our stock may be subject to significant restrictions on resale due to federal penny stock regulations.

Our common stock differs from many stocks because it has been a “penny stock.”  The SEC has adopted a number of rules to regulate penny stocks.  These rules require that a broker or dealer, prior to entering into a transaction with a customer, must furnish certain information related to the penny stock.  The information that must be disclosed includes quotes on the bid and offer, any form of compensation to be received by the broker in connection with the transaction and information related to any cash compensation paid to any person associated with the broker or dealer.

These rules may affect your ability to sell our shares in any market that may develop for our stock.  Should a market for our stock develop among dealers, it may be inactive.  Investors in penny stocks are often unable to sell stock back to the dealer that sold it to them.  The mark-ups or commissions charged by broker-dealers may be greater than any profit a seller can make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold it to them. In some cases, the stock value may fall quickly.  Investors may be unable to gain any profit from any sale of the stock, if they can sell it at all.

Potential investors should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  These patterns include:

• control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

• manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

• “boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

                • excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

• the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Investors must contact a broker-dealer to trade Over-the-Counter or Pink Sheet securities.  As a result, investors may not be able to buy or sell our securities at the times they may wish.

Even though our common stock is presently quoted on the OTCQB tier of the OTC Markets, our investors may not be able to sell securities when and in the manner that they wish.  Because there are no automated systems for negotiating trades on the OTCQB tier of the OTC Markets, they are often conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. When investors place market orders to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

Our warrants may not develop a trading market before their time of expiration.

Only our common stock is traded in the over-the-counter market.  We are not aware of any over-the-counter market for our warrants, although a private sale of our warrants has occurred.  In the event a warrant is acquired by a new purchaser, that purchaser may not be able to resell the warrant, and, if the purchaser does not exercise the warrant before the expiration date then in effect, the purchaser will suffer a complete capital loss of his or her entire investment in the warrant.

If we fail to remain current on the reporting requirements that apply to us, we could be removed from the OTCQB tier of the OTC Markets, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities.

Companies with securities quoted on the OTCQB tier of the OTC Markets must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTCQB tier of the OTC Markets.  If we fail to remain current on our reporting requirements, shares of our common stock could be removed from quotation on the OTCQB tier of the OTC Markets.  As a result of that removal, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have our independent registered public accounting firm attest to these controls.

Our independent auditors have communicated to management their findings that material weaknesses exist in our internal controls over financial reporting as follows: 1) lack of segregation of duties and 2) lack of qualified accounting personnel working as direct employees.  We are investigating how best to correct the material weaknesses identified.  In the event we become a so-called “accelerated filer” for SEC reporting purposes, we would be required to obtain and file with the SEC an attestation report on our internal controls from auditors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may”, “might”, “will”, “could”, “would”, “should”, “expect”, “intend”, “plan”, “objective”, “anticipate”, “believe”, “estimate”, “predict”, “project”, “potential”, “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Forward-looking statements include, but are not limited to, statements about:

•	Our business;

•	Our business strategy;

•	Our future operating results;

•	Our ability to obtain external financing;

•	Our understanding of our competition;

•	Industry and market trends;

•	Future capital expenditures; and

•	The impact of technology on our products, operations and business.

In addition, you should refer to the “Risk Factors” section of this prospectus for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate or that we will achieve the plans, intentions or expectations expressed or implied in our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Any forward-looking statements we make in this prospectus speak only as of its date, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will not receive any proceeds upon the sale of shares by Lincoln Park. However, we have already received $250,000 and may receive additional proceeds of up to $20,000,000 under the Purchase Agreement with Lincoln Park, subject to the terms and conditions of the Purchase Agreement.  Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2012:

Cash and cash equivalents	$346,830
Shareholders' equity:	3,027,375
Common stock, 100,000,000 shares authorized,
62,416,048 shares issued and outstanding	62,416
Additional paid-in capital	13,000,761
Accumulated deficit	(10,030,374)
Accumulated other comprehensive loss	(5,428)
Total shareholders' equity	3,027,375
Total capitalization	$3,027,375

The number of shares of common stock outstanding in the table above excludes, as of June 30, 2012:

•	Options to purchase an aggregate of 4,050,000 shares of our common stock, of which 1,940,000 have vested as of June 30, 2012, at a weighted average exercise price of $1.38 per share;

•	Warrants to purchase an aggregate of 2,228,574 shares of our common stock, at a weighted average exercise price of $0.20 per share;

•	Warrants to purchase an aggregate of 410,000 shares of our common stock, at a weighted average exercise price of $1.09 per share, pursuant to an agreement with Wharton, dated August 24, 2011; and

•
Warrants to purchase an aggregate of 100,000 shares of our common stock, at a weighted average exercise price of $0.60 per share, pursuant to an agreement with Hayden Investor Relations, dated February 16, 2012.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market For Common Equity

Our common stock is currently traded under the symbol “VLYF” on the OTCQB tier of the OTC Markets.

The following table set forth below lists the range of high and low bids for our common stock for each fiscal quarter for the last two fiscal years and the first and second fiscal quarters of 2012. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

	High	Low
Fiscal Year Ended December 31, 2010
1st Quarter	$2.86	$0.07
2nd Quarter	$2.76	$1.41
3rd Quarter	$2.07	$1.15
4th Quarter	$2.15	$1.27

Fiscal Year Ended December 31, 2011
1st Quarter	$1.56	$1.09
2nd Quarter	$1.66	$1.10
3rd Quarter	$1.44	$0.85
4th Quarter	$1.05	$0.58

Fiscal Year Ended December 31, 2012
1st Quarter	$0.89	$0.51
2nd Quarter	$0.74	$0.31

 Holders of Common Equity

As of September 24, 2012, we have a total of 62,416,048 shares of common stock outstanding, held of record by 33 shareholders, and we believe we have an additional 1,733 beneficial shareholders who hold their shares in brokerage accounts.

Dividends

No cash dividends have been declared or paid on our common stock to date. No restrictions, other than restrictions imposed by applicable law, limit our ability to pay dividends on our common stock. The payment of cash dividends in the future, if any, will be contingent upon our Company's revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends is within the discretion of our board of directors. Our board of director's present intention is to retain all earnings, if any, for use in our business operations and, accordingly, the board of directors does not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

Equity Compensation Plans as of December 31, 2011

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,050,000(1)	$1.38	5,950,000
Equity compensation plans not approved by security holders	-
Total	4,050,000	$1.38	5,950,000

(1) On September 13, 2010, the Board of Directors issued 4,050,000 stock options to key employees and consultants pursuant to the 2008 Equity Incentive Plan previously approved by the stockholders.

DILUTION

Investors who purchase our common stock will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the number of outstanding shares of our common stock. As of June 30, 2012, we had a net tangible book value of $2,988,984, or approximately $0.05 per share of common stock.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering, assuming a purchase price of $0.50 per share for additional shares, which is the minimum purchase price at which shares can be sold under the Purchase Agreement, and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to our assumed receipt of $2,389,500 in estimated net proceeds from the sale of 6,200,000 purchase shares of common stock issuable under the Purchase Agreement and registered in this offering (assuming a purchase price of $0.50 per share for additional shares, offering expenses of $171,616, other share-based offering costs of $638,884, and assuming all such sales and issuances were made on June 30, 2012), our pro forma as adjusted net tangible book value as of June 30, 2012 would have been approximately $5,194,909, or $0.08 per share. This would represent an immediate increase in the net tangible book value of $0.03 per share to existing shareholders attributable to this offering. The following table illustrates this per share dilution:

Assumed public offering price per share of common stock (minimum price allowed)		$0.50
As adjusted net tangible book value per share as of June 30, 2012	$0.05
Increase in as adjusted net tangible book value per share attributable to this offering	$0.03
Pro forma net tangible book value per share after this offering		$0.08
Dilution per share to new investors		$0.42

To the extent that we sell more or less than $2,389,500 worth of shares under the Purchase Agreement, or to the extent that some or all sales are made at prices in excess of the minimum allowable purchase price of $0.50 per share, then the dilution reflected in the table above will differ. The above table is based on 62,416,048 shares of our common stock outstanding as of September 24, 2012, adjusted for the assumed sale of 5,900,000 additional shares to Lincoln Park under the Purchase Agreement at the assumed minimum purchase price described above. In addition, the calculations in the foregoing table do not take into account, as of September 24, 2012:

•             Options to purchase an aggregate of 4,050,000 shares of our common stock, of which 1,940,000 have vested as of June 30, 2012, at a weighted average exercise price of $1.38 per share;

•             Warrants to purchase an aggregate of 2,228,574 shares of our common stock, at a weighted average exercise price of $0.20 per share;

•             Warrants to purchase an aggregate of 410,000 shares of our common stock, at a weighted average exercise price of $1.09 per share, pursuant to an agreement with Wharton, dated August 24, 2011; and

•             Warrants to purchase an aggregate of 100,000 shares of our common stock, at a weighted average exercise price of $0.60 per share, pursuant to an agreement with Hayden Investor Relations, dated February 16, 2012.

To the extent that options or warrants are exercised, new options are issued under our equity benefit plans, or we issue additional shares of common stock in the future, there may be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

SELECTED FINANCIAL DATA

You should read the following selected financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and accompanying notes included later in this prospectus. The selected financial data in this section is not intended to replace our financial statements and the accompanying notes.

We have derived the selected balance sheet data as of December 31, 2011 and 2010 and the selected statement of operations data for the years ended December 31, 2011 and 2010 from our audited financial statements that are included in this prospectus. We have derived the selected balance sheet data as of December 31, 2009, 2008 and 2007 and the selected statement of operations data for the years ended December 31, 2009, 2008 and 2007 from our audited financial statements that are not included in this prospectus. We have derived the selected statement of operations data for the six months ended June 30, 2012 and 2011 and the selected balance sheet data as of June 30, 2012 from our unaudited financial statements that are included in this prospectus.

Our historical results are not necessarily indicative of the results to be expected in any future period.

						Six Months Ended
	Year ended December 31,					June 30,
	2011	2010	2009	2008	2007	2012	2011
						(unaudited)	(unaudited)

Statement of Operations Data:

NET SALES	$14,992,867	$18,675,269	$3,202,815	$132,000	-	$5,255,762	$9,580,975

COST OF SALES	11,679,112	16,077,631	2,943,065	72,068	-	4,629,029	7,990,479

GROSS PROFIT	3,313,755	2,597,638	259,750	59,932	-	626,733	1,590,496

COSTS AND EXPENSES
Loss on shipped inventory	-	-	-	-	483,268	-	-
Selling and administrative	1,624,006	1,596,780	1,168,642	1,560,984	1,230,244	855,809	758,179
Share based payments	945,619	1,864,279	32,550	142,450	284,900	456,513	409,911
Warrant expense	-	-	446,223	-	-	-	-

INCOME (LOSS) FROM OPERATIONS	744,130	(863,421)	(1,387,665)	(1,643,502)	(1,998,412)	(685,589)	422,406

OTHER INCOME (EXPENSE)	(297,374)	(613,229)	(650,958)	(205,253)	(12,708)	11,330	(142,156)

NET INCOME (LOSS) BEFORE TAXES	446,756	(1,476,650)	(2,038,623)	(1,848,755)	(2,011,120)	(674,259)	280,250

INCOME TAXES	20,000	-	-	-	-	-	-

NET INCOME (LOSS)	426,756	(1,476,650)	(2,038,623)	(1,848,755)	(2,011,120)	(674,259)	280,250

OTHER COMPREHENSIVE GAIN (LOSS)	(6,782)	(4,379)	-	-	-	5,733	(27)

COMPREHENSIVE (INCOME) LOSS	$419,974	$(1,481,029)	$(2,038,623)	$(1,848,755)	$(2,011,120)	$(668,526)	$280,223

Income (loss) per share:
Basic	$0.01	$(0.02)	$(0.04)	$(0.04)	$(0.04)	$(0.01)	$0.01
Diluted	$0.01						$0.00

Weighted Average Common Shares Outstanding
Basic	61,500,794	59,281,322	53,011,122	49,362,903	46,482,853	62,381,520	61,320,774
Diluted	63,778,097						63,642,098

						As of
Balance Sheet Data:	As of December 31,					June 30,
	2011	2010	2009	2008	2007	2012
						(unaudited)
Current Assets	9,058,701	4,150,318	$1,867,840	$763,673	814,164	$9,513,158
Property and equipment - net	112,062	274,405	211,821	51,623	59,747	75,638
Other assets	663,797	5,535	135,378	433,287	5,535	663,797
Intangible assets - net	39,430	-	-	-	-	38,391

TOTAL ASSETS	$9,873,990	$4,430,258	$2,215,039	$1,248,583	$879,446	$10,290,984

TOTAL LIABILITIES	6,634,602	3,378,922	2,792,668	753,862	612,939	$7,263,609

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	3,239,388	1,051,336	(577,629)	494,721	266,507	3,027,375

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)	$9,873,990	$4,430,258	$2,215,039	$1,248,583	$879,446	$10,290,984

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the related notes to those statements included later in this prospectus. In addition to historical financial information, this discussion contains forward-looking statements reflecting our current plans, estimates, beliefs and expectations that involve risks and uncertainties as a result of many important factors, particularly those set forth under “Special Note Regarding Forward-Looking Statements” and “Risk Factors”.  Our actual results and the timing of events may differ materially from those anticipated in these forward-looking statements.

Overview

The Company has positioned itself to develop and commercialize advanced technologies.  Between 1996 and 2012, the Company won numerous contracts to produce various momentum wheels and other mechanical devices for special applications, some in aerospace.  Historically, and in 2012, all of the Company’s sales have been derived from these momentum wheels and other mechanical devices.  The Company purchases components from a variety of sources and engages in direct selling to its customers.

Since September 11, 2001 the Company has focused much of its energy on the development and commercialization of its counter-terrorism products.  These products consist of an advanced detection capability for illicit narcotics, explosives, and bio-chemical weapons hidden in cargo containers, the THOR LVX photonuclear detection system, and a passenger weapons scanning device, ODIN. The development of the THOR advanced explosives detection system was completed in Russia in 2009.  We are currently focused on the marketing, manufacturing and distribution of THOR throughout the world.

Liquidity and Capital Resources

Between January 1, 2012 and June 30, 2012, our capital requirements have largely been met through sales of products other than THOR or ODIN. We recorded sales of $5,255,762 from the sale of various aerospace products and other mechanical devices in the first half of 2012. We anticipate that income from sales of such products will be sufficient to finance our ongoing operating requirements in 2012.  To the extent we make sales of ODIN or THOR systems during the next several months, we expect to negotiate customer deposits sufficient to provide us with the working capital needed to build the related systems. However, there are no assurances this will occur.  With respect to the Company no longer requiring advanced payment from customers, the effect on liquidity is offset by vendors granting the Company extended payment terms.  In addition, to the extent we may need additional working capital, we may decide (if possible) to exercise our rights under our $20.25 million Purchase Agreement with Lincoln Park, upon completion of the registration statement related to the transaction.

Lincoln Park initially purchased 300,000 shares of our common stock for $250,000 under the Purchase Agreement (see Note 9 of the “Notes to Consolidated Financial Statements” for the year ended December 31, 2011 in this registration statement).  We also entered into a registration rights agreement with Lincoln Park whereby we agreed to file a registration statement related to the transaction with the SEC covering the shares that may be issued to Lincoln Park under the Purchase Agreement.  After the SEC has declared effective the registration statement related to the transaction, we have the right, in our sole discretion, until April 1, 2014 to sell up to an additional $20 million of our common stock to Lincoln Park in amounts up to $500,000 per sale, depending on certain conditions as set forth in the Purchase Agreement.

There are no upper limits to the share price Lincoln Park may pay to purchase our common stock and the purchase price of the shares related to the $20 million of additional future funding will be based on the prevailing market prices of the Company’s shares immediately preceding the time of sales without any fixed discount, with the Company controlling the timing and amount of any future sales, if any, of shares to Lincoln Park.  Lincoln Park shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below the floor price as set forth in the Purchase Agreement.

The following liquidity events describe the amounts and sources of our capital resources and describe how we have paid our expenses. For the six months ended June 30, 2012, we had positive cash flows from operations due primarily to net changes in accounts receivable, inventories, accounts payable, accrued expenses and deferred revenue. We had a decrease in accounts receivable of $669,403 that was due to increased efforts by the Company to collect the outstanding balance, an increase in inventories of $870,523, an increase in accounts payable of $1,181,571, a decrease in accrued expenses of $409,164 and a reduction in advance payments received from customers of $143,400 which had negative impacts on our cash flows. We expect cash flows from operations to improve in 2012 as cash receipts from customers and cash payments to vendors will be more correlated due to the extended payment terms we have received from vendors.  From July 1, 2012 through August 8, 2012, the Company has collected $2,603,800 of the outstanding accounts receivable balance of $2,923,418 at June 30, 2012. The accounts receivables balance 180 days past due at June 30, 2012 was $-0-.  From July 1, 2012 through August 10, 2012, the Company has paid $1,378,753 of the outstanding accounts payable balance of $7,106,973.  Further, we believe our cash and investment reserves are satisfactory to fund any potential operating shortfalls in 2012.

We have incurred losses for the six months ended June 30, 2012 but had comprehensive income of $419,974 for the year ended December 31, 2011.

Historically, we have relied on gross profit from revenues, debt financing and sales of our common stock to satisfy our cash requirements. For the six months ended June 30, 2012, we received cash proceeds of $2,188,944 from sales of various products and $3,592,821 from accounts receivable outstanding at December 31, 2011.  Our cash outflows for the period consisted of net decrease in accounts receivable of $669,403, marketable securities purchases of $11,309, increase in accounts payable of $1,181,571, decrease of accrued expenses of $409,164, and a net decrease in advance payments received from customers of $143,400.  For the six months ended June 30, 2011, we received cash proceeds of $4,021,860 from sales of various products and $2,784,352 from accounts receivable outstanding at December 31, 2010.  Our cash outflows for the six months consisted of net increase of accounts receivable of $2,861,974, increase of inventories of $642,987, marketable securities purchases of $10,934, equipment purchases of $40,020, and repayment to shareholder of $124,846 and a net decrease in advance payments received from customers of $822,959.

While our customer base is limited, so is the number of competing suppliers worldwide.  We have developed a reputation with our customers of delivering high quality products on time and at competitive prices.  While we cannot be certain they will remain customers, we believe that our current relationship with our customers will continue.  We also believe the market for our specific products will be sustained in the foreseeable future based on customer feedback regarding future expectations.

For the year ended December 31, 2011, we had negative cash flows from operations due primarily to changes in accounts receivable and inventories. We had an increase in accounts receivable of $1,600,919 that was due to a longer than anticipated collection from our customers, an increase in inventories of $3,508,734, and a reduction in advance payments received from customers which had negative impacts on our cash flows. We expect cash flows from operations to improve in 2012 as cash receipts from customers and cash payments to vendors will be more correlated due to the extended payment terms we have received from vendors.  From January 1, 2011 through December 31, 2011, the Company has collected $1,964,902 of the outstanding accounts receivable balance of $1,991,902 at December 31, 2010. The accounts receivables balance 180 days past due at December 31, 2011 was $-0-.   From January 1, 2012 through September 14, 2012, the Company has paid $5,914,187 of the outstanding accounts payable balance of $5,934,187 and collected $3,592,821 of the outstanding receivables balance of $3,592,821 at December 31, 2011.

For the year ended December 31, 2010, we had negative cash flows from operations due primarily to changes in accounts receivable and inventories. We had an increase in accounts receivable of $1,892,782 that was due to a longer than anticipated collection from our customers and an increase in inventories of $848,652 which had negative impacts on our cash flows while an increase in accounts payables of $865,395 and an increase in advance payments received from customers which had negative impacts on our cash flows.  As of September 14, 2012, the Company has collected $1,964,182 of the outstanding accounts receivable balance of $1,991,902 at December 31, 2010. The accounts receivables balance 180 days past due at December 31, 2010 was $-0- The remainder is due from a longstanding customer with a history of complete payment. The cumulative sales for the year ended December 31, 2010 to the customer with the outstanding receivable balance were $14,534,359. The Company had paid $2,009,425 of the outstanding accounts payable balance of $2,029,425 at December 31, 2010.

Between January 1, 2011 and December 31, 2011, our capital requirements were largely met through sales of products other than THOR or ODIN. We recorded sales of $14,992,867 from the sale of various products in 2011. We anticipated that income from sales of such products will be sufficient to finance our ongoing operating requirements in 2012.

Between January 1, 2010 and December 31, 2010, our capital requirements were largely met through sales of securities and sales of products other than THOR or ODIN. We recorded sales of $18,675,269 from the sale of various products in 2010.

We had a comprehensive loss of $1,481,029 for the year ended December 31, 2010.

            Historically, we have relied on gross profit from revenues, debt financing and sales of our common stock to satisfy our cash requirements. For the year ended December 31, 2011, we received cash proceeds of $10,497,332 from sales of various products, $1,991,902 from accounts receivable outstanding at December 31, 2011 and $250,000 paid for 300,000 shares of our common stock.  Our cash outflows for the year consisted of net inventory purchases of $3,508,734, marketable securities purchases of $21,295, investment in patent license of $40,000, equipment purchases of $1,577, and repayment to shareholder of $124,846. For the year ended December 31, 2010, we received cash proceeds of $16,675,269 from sales of various products, $335,365 from customer deposits, and $245,715 from amounts paid to exercise warrants resulting in the issuance of common stock.  Our cash outflows for the year consisted of net increase of accounts receivable of $1,892,782, net inventory purchases of $848,652, marketable securities purchases of $508,442, equipment purchases of $131,114, repayment of convertible debenture of $42,000 and repayment to shareholder of $91,712.

For the year ended December 31, 2011 we issued 746,154 shares of our common stock from the sale of 300,000 shares of our common stock for $250,000 in cash, 314,154 shares of our common stock in exchange for the financing commitment for Lincoln Park Capital and 132,000 shares to the Board of Directors and officers for their services in 2011.   For the year ended December 31, 2010 we issued 6,631,854 shares of our common stock primarily as the result of the exercise of previously issued warrants and note conversions.

Commitments and Contingent Liabilities

The Company leases office and warehouse space in Covington, Kentucky, and Erlanger, Kentucky, under five-year, six month and 12 month non-cancelable operating leases, expiring February 2017 and December 2012, respectively.  The aggregate base rent is $5,940 per month. At June 30, 2012, future minimum payments for operating leases related to our office and manufacturing facilities were $227,894 through February 2017.

Our total current liabilities increased to $7,263,609 at June 30, 2012 compared to $6,634,602 at December 31, 2011. Our total current liabilities at June 30, 2012 included accounts payable of $7,115,758, accrued expenses of $200, and deferred revenue of $147,651 compared to our total current liabilities at December 31, 2011 which included accounts payable of $5,934,187, accrued expenses of $409,364 and deferred revenue of $291,051.

Our total current liabilities increased to $6,634,602 at December 31, 2011 compared to $3,378,922 at December 31, 2010. Our total current liabilities at December 31, 2011 included accounts payable of $5,934,187, accrued expenses of $409,364, and deferred revenue of $291,051 compared to our total current liabilities at December 31, 2010 included accounts payable of $2,029,425, accrued expenses of $30,886, deferred revenue of $1,193,765 and due to shareholder of $124,846.

Results of Operations

The following discussions are based on the audited condensed consolidated financial statements for the years ended December 31, 2011 and 2010 and the unaudited condensed consolidated financial statements for the three and six months ended June 30, 2012 and 2011 of Valley Forge Composite Technologies and its subsidiaries. These charts and discussions summarize our financial statements for such periods, and should be read in conjunction with the financial statements, and notes thereto.

SUMMARY COMPARISON OPERATING RESULTS

	THREE MONTHS ENDED JUNE 30, 2012	THREE MONTHS ENDED JUNE 30, 2011	SIX MONTHS ENDED JUNE 30, 2012	SIX MONTHS ENDED JUNE 30, 2011

Gross profit	$169,540	$277,921	$626,733	$1,590,496
Total operating expenses	590,282	539,584	1,312,322	1,168,090
Income (loss) from operations	(420,742)	(261,663)	(685,589)	422,406
Total other income (expense)	5,491	(146,026)	11,330	(142,156)
Net income (loss)	(415,251)	(407,689)	(674,259)	280,250
Other comprehensive income (loss)	(1,135)	(19)	5,733	(27)
Comprehensive income (loss)	$(416,386)	$(407,708)	$(668,526)	$280,223
Net loss per share:
Basic	$(0.01)	$(0.01)	$(0.01)	$0.01
Diluted				$0.00

            For the three months ended June 30, 2012, the Company’s decrease in revenues is related to a decrease in aerospace sales due to the timing of customer orders and shipments.  This negatively impacted our sales for the six months ended June 30, 2012.  In addition, the Company had a significant “non-recurring” order for the period ended June 30, 2011.  Revenues, primarily for momentum wheels and associated components, were $5,255,762 and $9,580,975 for the six months ended June 30, 2012 and 2011.  All of these revenues were concentrated among a few customers.

To date, no revenues have been attributable to sales from ODIN or THOR.  All sales for the six months ended June 30, 2012 and 2011 have been for aerospace products and other mechanical devices. We have experienced an increase in revenues (from 2009) due to enhanced relationships with existing momentum wheel customers.  The Company periodically receives a high profit margin order that exceeds the normal profit percentage of approximately 10-15%.

Our gross profit margins have decreased for the three and six months ended June 30, 2012, compared with the three and six months ended June 30, 2011.  We have seen a decrease of our gross margin to 12% from 17% for the six months ended June 30, 2012 and 2011, respectively.  The decrease in profit margin for the six months ended June 30, 2012 was due to a few high margin sales at June 30, 2011, that the Company cannot predict will occur with regularity in the future.  The Company’s goal is to increase gross profit margin on future sales of momentum wheels and other aerospace products.

Our operating expenses generally increased for the six months ended June 30, 2012, compared with the six months ended June 30, 2011.  The major components of our operating expenses consisted of selling and administrative expenses and share-based payments.  For the six months ended June 30, 2012 and 2011, our selling and administrative expenses were $855,809 and $758,179 and our share-based payment expenses were $456,513 and $409,911.  Share-based payments were greater in 2012 primarily due to warrants granted in February 2012, some of which immediately vested requiring operating expense to be recorded.

SUMMARY COMPARISON OPERATING RESULTS

	YEAR ENDED DEC 31, 2011	YEAR ENDED DEC 31, 2010
Gross profit	$3,313,755	$2,597,638
Total operating expenses	2,569,625	3,461,059
Income (loss) from operations	744,130	(863,421)
Total other income (expense)	(297,374)	(613,229)
Net income (loss) before taxes	446,756	(1,476,650)
Income taxes	20,000	-
Net income (loss)	426,756	(1,476,650)
Other comprehensive income (loss)	(6,782)	(4,379)
Comprehensive income (loss)	$419,974	$(1,481,029)
Net income (loss) per share:
Basic	$0.01	$(0.02)
Diluted	$0.01

For the year ended December 31, 2011, the Company’s decrease in revenues is related to a decrease in momentum wheel and related product sales primarily due to a supplier having production problems, preventing the Company from completing certain orders. Revenues, primarily for momentum wheels and related products, were $14,992,867 and $18,675,269 for the year ended December 31, 2011 and 2010.  All of these revenues were concentrated among a few customers.  The Company’s supplier problems improved in the fourth quarter of 2011.

To date, no revenues have been attributable to sales from ODIN or THOR.  All sales for the years ended December 31, 2011 and 2010 have been for aerospace products and other mechanical devices. We have experienced an increase in revenues (from 2009) due to enhanced relationships with existing momentum wheel customers.  The Company periodically receives a high profit margin order that exceeds the normal profit percentage of approximately 15%.  For the year ended December 31, 2011, the Company had two such orders that realized a gross profit of approximately $2,000,000.

Our gross profit margins have increased for the year ended December 31, 2011, compared with the year ended December 31, 2010.  We have seen an increase of our gross margin to 22% from 14% for the year ended December 31, 2011 and 2010, respectively.  The increase in profit margin for the year ended December 31, 2011 was due to a few high margin sales that the Company cannot predict will occur with regularity in the future.  The Company’s goal is to increase gross profit margin on future sales of momentum wheels and related products.

Our operating expenses generally decreased for the year ended December 31, 2011, compared with the year ended December 31, 2010.  The major components of our operating expenses consisted of selling and administrative expenses and share-based payments.  For the years ended December 31, 2011 and 2010, our selling and administrative expenses were $1,624,006 and $1,596,780 and our share-based payment expenses were $945,619 and $1,864,279.  Share-based payments were greater in 2010 primarily due to stock options granted in September 2010, some of which immediately vested requiring compensation expense to be recorded.

In May 2010, the Company issued a press release indicating sales through Valley Forge Imaging Systems.  The products sold were for aerospace imaging applications and were not an ODIN device.  Accordingly, the Company later determined to account for these revenues as aerospace sales.

Operating expenses

The following table shows our operating expenses:

	For the three months ended June 30,			For the six months ended June 30,
	2012	2011	Percent Change	2012	2011	Percent Change
Selling and administrative expenses	$371,969	334,629	11%	$855,809	$758,179	13%
Share-based payments	218,313	204,955	7%	456,513	409,911	11%
Total operating expenses	$590,282	539,584	9%	$1,312,322	$1,168,090	12%

Selling and administrative expenses increased $97,630 for the six months ended June 30, 2012 compared to the same period of 2011 which is primarily attributable to an increase in salaries and R&D expense.  Total selling and administrative expenses were 16.3% and 7.9% of sales for the six months ended June 30, 2012 and 2011, respectively.

Share-based payments increased $46,603 for the six months ended June 30, 2012 compared to the same period of 2011 due to the granting of 100,000 warrants in February of 2012.

Total operating expenses were 25.0% and 12.2% of sales for the six months ended June 30, 2012 and 2011.

Income (loss) from operations Loss from operations totaled $685,589 (or 13.0% of sales) in the six months ended June 30, 2012 compared to the income from operations of $422,406 (or 4.4% of sales) for the six months ended June 30, 2011. The loss from operations increased due to a decrease in sales and a decrease in gross profit.

Net income (loss) Net loss for the six months ended June 30, 2012 increased $954,509, compared to 2011. The increase in net loss is due to a decrease in sales and a decrease in gross profit.

Interest expense, net Overall interest expense, net, decreased due to the full repayment of outstanding long-term debt in 2011.

Operating expenses The following table shows our operating expenses:

	For the year ended DEC 31,
	2011	2010	Percent Change
Selling and administrative expenses	$1,624,006	$1,596,780	2%
Share-based payments	945,619	1,864,279	(49)%
Total operating expenses	$2,569,625	$3,461,059	(26)%

            Selling and administrative expenses increased $27,226 for the year ended December 31, 2011 compared to the same period of 2010 which is primarily attributable to a net increase in professional fees.  Total selling and administrative expenses were 10.8% and 8.6% of sales for the years ended December 31, 2011 and 2010, respectively.

Share-based payments decreased $918,660 for the year ended December 31, 2011 compared to the same period of 2010 due to fewer options vesting in 2011 compared to 2010.

            Total operating expenses were 17.1% and 18.5% of sales for the year ended December 31, 2011 and 2010.

Income (loss) from operations Income from operations totaled $744,130 (or 5.0% of sales) in the year ended December 31, 2011 compared to the loss from operations of $863,421 (or 4.6% of sales) for the year ended December 31, 2010. The loss from operations decreased primarily due to an increase in gross profit and a decrease in share-based payments.

Net income (loss) before taxes Net income before income tax expense for the year ended December 31, 2011 increased $1,923,406, compared to 2010. The increase in net profit is due to an increase in gross profit and a decrease in share-based payments.

Net income (loss) Net income for the year ended December 31, 2011 increased $1,903,406, compared to 2010. The increase in net profit is due to an increase in gross profit and a decrease in share-based payments.  Income tax expense for 2011 relates to the Alternative Minimum Tax due which is recorded as an expense due to an increase in the deferred tax asset valuation allowance.

Interest expense, net Overall interest expense, net, decreased due to the full amortization of the debt discount in 2010 and the repayment of a loan to a shareholder.

The following chart provides a breakdown of our sales for the three and six months ended June 30, 2012 and 2011.

	THREE MONTHS ENDED JUNE 30, 2012	THREE MONTHS ENDED JUNE 30, 2011	SIX MONTHS ENDED JUNE 30, 2012	SIX MONTHS ENDED JUNE 30, 2011
Valley Forge Detection Systems, Inc.	$-	$-	$-	$-
Valley Forge Aerospace, Inc.	904,635	3,163,039	5,255,762	9,580,975
Valley Forge Imaging, Inc.	-	-	-	-
Valley Forge Emerging Technologies, Inc.	-	-	-	-
Totals Per Financial Statements	$904,635	$3,163,039	$5,255,762	$9,580,975

Our total operating expense was $590,282 and $539,584 for the three months ended June 30, 2012 and 2011.  Our total operating expense was $1,312,322 and $1,168,090 for the six months ended June 30, 2012 and 2011.

Our average monthly cost of operations from January 2012 through June 2012 was approximately $219,000. Excluding aggregate non-cash charges of $37,463 for depreciation and amortization, and $456,514 for share-based payments, our average monthly cost of operations from January 2012 through August 2012 was approximately $136,000.

As of June 30, 2012, we had $346,830 in cash remaining as well as $535,618 of marketable securities.

At this rate, and barring any material changes to our capital requirements and assuming no additional revenue with margin, we anticipate being able to sustain our operations for six months, at which time we will have to obtain additional funding in the absence of obtaining additional cash from operations or other sources. Our ability to sustain ourselves on our current cash position depends almost entirely on: (1) continued sales of our aerospace products and conversion of working capital to cash; (2) how long the government and/or customer approval process may take and how high the initial market demand is for the THOR system; (3) how long it takes to realize revenue from any sales of ODIN units; and (4) whether additional cash infusions are obtained via the issuance of equity securities or from other sources, including from Lincoln Park.  It is uncertain whether we will receive significant cash payments for THOR or ODIN sales during the remainder of 2012.  While the receipt of purchase orders for THOR units will dictate our major production needs, the timing of the government approval process, where relevant, is largely out of our control. Likewise, in the fourth quarter of 2009, we placed a unit with ODIN components in a foreign country for the purpose of demonstration and sales. That demonstration unit has been returned and no sale occurred. Although the unit performed according to specifications, we do not have a forecast of how long it may take to realize revenues from any sales of such units.  Although we presently have enough cash and marketable securities to fund operations through December 31, 2012, we have no immediate plans to raise additional capital, notwithstanding the Lincoln Park Capital arrangement, because we believe profits from sales of momentum wheels and associated products will be sufficient to cover operating expenses through the end of 2012.  However, we are refining our cash flow forecast and if warranted, we will seek to raise additional capital through commercial loans and other financing sources, if available, or, if the registration statement has been declared effective by the SEC, through exercising our rights under the Purchase Agreement.

             Other than for general operational and payroll expenses, which may also include the payment of additional research and development and marketing expenses, the Company’s day-to-day operations are not expected to change materially until such time as we commence production and then the delivery of the first commercial THOR devices or sales orders for any ODIN units. We do not anticipate having significant additional research and development expenses during the next twelve months, but such expenses may be necessary to accommodate customer needs, ongoing improvements or to facilitate obtaining necessary approvals before we can commence production of the THOR system or to facilitate the execution of contracts.

The Company has received information regarding new government specifications for passenger screening, but has not yet reviewed it.  Once the company reviews it, the Company will reevaluate whether or not to continue to use the existing technology associated with ODIN.  Currently we have two ODIN machines, which are included on the balance sheet as assets in the amount of $171,261, net of accumulated depreciation and inventory allowance, as of June 30, 2012.  If we decide not to continue with the existing technology but to utilize a new system that we have developed, then it will be possible that we may not be able to sell our existing ODIN machines.  In that case we may be required to write down the carrying value of those existing machines on our financial statements.  In addition, in light of all this, the Board of Directors has discussed whether or not it makes sense to continue to pursue ODIN, particularly because the effort to continue ODIN may detract from our management's focus on THOR and our growing aerospace business.  The Board of Directors has not made a decision on this issue yet.

The Company entered into a Consulting and Services Agreement (“CSA”) with Idaho State University (“ISU”). The CSA establishes a framework under which ISU, through the Idaho Accelerator Center (“IAC”), could assemble a THOR demonstration unit in Pocatello, Idaho.  In order to begin that project, the CSA requires the Company to propose a series of work orders setting forth work tasks, deliverables, due dates, IAC’s compensation and other commercial terms.  On July 15, 2011, the first accepted work order was transmitted to the Company. The work order is the first request for services under the CSA.  The work order had a deliverable date of September 30, 2011 which required preliminary research steps and related deliverables; this deliverable date was extended to November 30, 2011.  The Company has reviewed the results of the first work order and is analyzing whether to issue a second work order and if so, what will be contained therein.

If the Company and ISU do negotiate and execute additional work orders, then, pursuant to the CSA, ISU will assemble and demonstrate an accelerator and detector to the Company’s customers.  The Company will compensate ISU for hourly labor and for materials and sub-contracting costs.  The Company and ISU will jointly hold all right, title and interest in any invention the parties jointly make resulting from services performed under the CSA.  To the extent ISU holds an interest in an Encumbered Invention, as such term is defined in the Agreement, the Company has the option to negotiate an exclusive (for a time to be determined), worldwide, royalty-bearing license to make, use or sell under any Encumbered Invention.  If we do issue additional work orders we may have additional research and development expense.

In the coming months, the Company will refine its estimates of its capital requirements based on any quantities of THOR and ODIN units ordered.

The following chart provides a breakdown of our sales for the years ended December 31, 2011 and 2010.

	YEAR ENDED DEC 31, 2011	YEAR ENDED DEC 31, 2010
Valley Forge Detection Systems, Inc.	$-	$-
Valley Forge Aerospace, Inc.	14,992,867	18,675,269
Valley Forge Imaging, Inc.	-	-
Valley Forge Emerging Technologies, Inc.	-	-
Totals Per Financial Statements	$14,992,867	$18,675,269

Our total operating expense was $2,569,625 and $3,461,059, respectively, for the years ended December 31, 2011 and 2010.

Our average monthly cost of operations from January 2011 through December 2011 was approximately $214,000. Excluding aggregate non-cash charges of $112,571 for depreciation and amortization, and $945,619 for share-based payments, our average monthly cost of operations from January 2011 through December 2011 was approximately $126,000.

As of December 31, 2011, we had $372,435 in cash remaining as well as $518,576 of marketable securities.

Description of Critical Accounting Policies and Estimates, Going Concern, and Fair Value of Financial Instruments

This section of our registration statement contains a description of our critical accounting policies as they pertain to: the Company’s business as a going concern, our use of estimates, our fair valuation of financial instruments, our revenue recognition policy, and the effect on our financial statements of recent accounting pronouncements.  A more comprehensive discussion of our critical accounting policies, and certain additional accounting policies, can be found in Notes 1 and 2 of the “Notes to Consolidated Financial Statements” for the year ended December 31, 2011 in this registration statement and Notes 1 and 2 of the “Notes to Condensed Consolidated Financial Statements” for the quarterly period ended June 30, 2012 in this registration statement.

Critical Accounting Policies and Estimates

The accompanying consolidated financial statements have been prepared by the Company. The Company’s financial statements are consolidated with the results of its subsidiaries.  All material inter-company balances and transactions have been eliminated.

Our financial statements have been prepared according to accounting principles generally accepted in the United States of America.  In preparing these financial statements, we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities.  We evaluate these estimates on an on-going basis.  We base these estimates on historical experiences and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities.  Actual results may differ from these estimates under different assumptions or conditions.  At this point in our operations, subjective judgments do not have a material impact on our financial statements except as discussed in the next paragraph.

Liquidity

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The attainment of sustainable profitability and positive cash flow from operations is dependent on certain future events.  Management believes its existing cash and investment balances, ongoing profitable sales and access to capital are adequate for the Company’s liquidity needs for 2012.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, marketable securities, security deposits, accounts receivable, amount due to shareholder, and accounts payable.  Except as discussed in Note 3 of the “Notes to Consolidated Financial Statements” for the year ended December 31, 2011 in this registration statement and Note 3 of the “Notes to Condensed Consolidated Financial Statements” for the quarterly period ended June 30, 2012 in this registration statement, the carrying values of these financial instruments approximates their fair value due to their short term maturities.

 Revenue Recognition

The Company recognizes revenue when persuasive evidence of a customer or distributor arrangement exists, shipment of goods to the customer occurs, the price is fixed or determinable and collection is reasonably assured.  See Note 8 of the “Notes to Consolidated Financial Statements” for the year ended December 31, 2011 in this registration statement and Note 1 of the “Notes to Condensed Consolidated Financial Statements” for the quarterly period ended June 30, 2012 in this registration statement for discussion of deferred revenue.

For future sales of ODIN and THOR, it is expected customer acceptance, which may include testing, will also be required for revenue recognition.

Share-based Payments

Generally, all forms of shared-based payments, including stock option grants and restricted stock grants, are measured at their fair value on the awards’ grant date, based on the estimated number of awards that are ultimately expected to vest.  Share-based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Recent Accounting Pronouncements

The Company does not believe that recent accounting pronouncements will have a material effect on the content or presentation of its financial statements.

The Company does not believe that any other recently issued, but not yet effective accounting standards, will have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a significant current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Contractual Obligations

As a “smaller reporting company,” as defined by Item 10 of Regulation S-K, the Company is not required to provide this information.

BUSINESS

General

The Company has positioned itself to develop and acquire advanced technologies.  Between 1996 and 2012, the Company won numerous contracts to produce various momentum wheels, which are attitude control instruments for small satellites, and other mechanical devices for special applications, some in aerospace. Historically, and in 2012, all of the Company’s sales have been derived from these momentum wheels and other mechanical devices.  The Company purchases components from a variety of sources and engages in direct selling to its customers.

Since September 11, 2001 the Company has focused much of its energy on the development and commercialization of its counter-terrorism products.  These products consist of an advanced detection capability for illicit narcotics, explosives, and bio-chemical weapons hidden in cargo containers, the THOR LVX photonuclear detection system, and a passenger weapons scanning device, ODIN. In late 2009, the Company and its partners completed the development of THOR in Russia, and the system has been demonstrated through testing conducted by P.N. Lebedev Physical Institute of the Russian Academy of Sciences (“LPI”), the premiere physics laboratory in the Russian Federation, to be operational and performing to the Company’s satisfaction.

THOR-LVX

Overview

Presently, and for the last nearly ten years, the Company has focused on the development and commercialization of the THOR-LVX Advanced Explosives Detection System and prepared for the manufacturing and distribution of THOR in the United States and other countries.

THOR components primarily consist of a high energy miniature particle accelerator generating 55 million electron volts (“MeV”), high sensitivity detectors, data collection systems and a database of photonuclear signatures from which substances can be identified.  THOR operates by creating photo nuclear reactions in light elements, selectively screening out all but the operational isotopes found in modern day explosives and narcotics (which are carbon, nitrogen and oxygen), and identifying secondary gamma quanta that are unique to each such isotope.  The photo nuclear reactions follow a precise pattern or unique signature that can be used to immediately identify the substance by automatically comparing the patterns or signatures to our database.  THOR can also be enhanced with a fast neutron detector in order to detect fissile material.  Because of its small size and effectiveness at detecting explosive, narcotic and bio weapon substances contained in attempted concealment barriers, the THOR technology can be applied in many security contexts including external scanning of entire cargo or truck containers, scanning airport bags and for protecting high value targets.  The digital data, produced in milli-seconds, can be instantly transmitted to the appropriate threat mitigation, assessment and knowledge dissemination authorities.

THOR has over ten years of research and development behind its prototype.  Each THOR unit is estimated to have an operational life of ten years.  Thus, once THOR is introduced to the market and implemented in the field, the Company believes that THOR owners for several years are likely to be loyal repeat customers.  In the meantime, the Company will take steps to improve THOR and to customize it for new applications.

Pursuant to a Cooperative Research and Development Agreement (“CRADA”), the Company’s partners in developing THOR are the Lawrence Livermore National Laboratory (“LLNL”), a national laboratory owned by the United States government and designated the “Center of Excellence” for new explosives detection systems (“EDS”) technologies, and LPI.  The THOR development efforts have been sponsored, in part, by the United States Department of Energy (the “US D.O.E.”).

Recent Developments

On May 30, 2012, the Company announced that it had reached an agreement in principle with Symmetry, a private U.S. based company that is negotiating an agreement with a Latin American government for the first commercial development, delivery and maintenance of a THOR LVX photonuclear detection system.  The Company has funded $300,000 for the posting of a bond, which is a step necessary to signing the agreement.  Symmetry executed an unsecured promissory note evidencing the $300,000 loan the Company made to Symmetry.  Under the terms of the note, which bears no interest, Symmetry must repay the loan in full on or before May 29, 2013. Under the proposed terms of the agreement, the agreement would be for a five-year term, with the Company to receive an initial payment for the system and ongoing monthly revenue on a per-scan basis. The Company estimates that the total value of the agreement, including ongoing fees on a per-scan basis, would exceed $5 million, with revenue to be collected as phases of the project are completed. Management is in discussions with several potential partners to help finance the agreement.  There is no assurance that the agreement will be finalized.

            On September 22, 2011, the Company announced that it signed a Limited Exclusive Patent License Agreement with Lawrence Livermore National Security, LLC (an affiliate of LLNL (“LLNS”)) for certain patents covering an advanced accelerator-detector complex for high efficiency detection of hidden explosives.  The patents are those that may ultimately issue from two provisional patent applications filed by LLNS and related to inventions resulting from work done under the CRADA.  Pursuant to the license, the Company paid LLNS license issue fees of $40,000 in 2011 and will make royalty payments equal to 6% of net sales, subject to a minimum annual royalty of $30,000 beginning in 2014, $50,000 in 2015 and $60,000 in 2016 and thereafter during the term of the agreement, expiring December 5, 2030.  The patent license costs will be amortized over 19 years and three months until the expiration of the patents, if granted, on December 5, 2030.

On June 28, 2011, the Company announced that it has agreed to participate in the creation of a company in Troitsk, Russian Federation. The exclusive purpose of this company is to conduct research activities focused on the photonuclear detection system that is a major subcomponent of THOR.  Aspects of the research may include expanding the photonuclear 'fingerprint' database of explosive and narcotic compounds, and investigating additional possibilities to apply this technology. All work will be under the research category "Nuclear Technologies".  Initially, the Company announced it would own 50% of the new venture, with the remaining 50% owned by the Russian scientists and engineers who worked on the original CRADA project.  However, the Company has re-examined this structure in light of potentially significant transaction and other costs associated with 50% ownership of a Russian entity.  No decisions have been made concerning how the Company will participate in the Troitsk based entity.

The Company entered into a Consulting and Services Agreement (“CSA”) with Idaho State University (“ISU”). The CSA establishes a framework under which ISU, through the Idaho Accelerator Center (“IAC”), could assemble a THOR demonstration unit in Pocatello, Idaho.  In order to begin that project, the CSA requires the Company to propose a series of work orders setting forth work tasks, deliverables, due dates, IAC’s compensation and other commercial terms.  On July 15, 2011, the first accepted work order was transmitted to the Company by ISU.  The work order had a deliverable date of September 30, 2011 which required preliminary research steps and related deliverables; this deliverable date was extended to November 30, 2011. The Company  has reviewed the results of the first work order and is analyzing whether to issue a second work order and if so, what will be contained therein.

License and other Rights in Thor

In April, 2002, the Company entered into an Exclusive Rights Agreement (“ERA”) with LPI, granting the Company sole and exclusive rights to distribute, promote, market and sell the projects / products known as PNDEN in the United States of America and all countries throughout the world with the exception of the Russian Federation and countries of the Commonwealth of Independent States.  The ERA defines PNDEN as the “Photo-Nuclear Detector of Hidden Explosives and Narcotics,” which is the basic technology associated with THOR.  In August 2004, the ERA was amended to extend the term to April 12, 2014.

In April 2003, the Company entered into the CRADA with the Regents of the University of California, who operate the U.S. D.O.E’s LLNL, to implement a collaborative effort between the Company, LLNL, LPI, and other Russian institutions “to develop equipment and procedures for detecting explosive materials concealed in airline checked baggage and cargo.”  The Company, LLNL and LPI implemented the CRADA from April 2003 through its expiration on March 30, 2010.  The CRADA involved the development of an accelerator-detector complex which is the basis for the Company’s THOR LVX product.  In July 2010, LLNL issued its final report (“Report”) pursuant to the CRADA.  LLNL did not publically release the Report, but authorized the Company to issue a July 12, 2010 press release concerning the system’s performance, which states, in part:

Technical objectives of the project included the development and automation of the accelerator-detector complex for high efficiency detection of hidden explosives. Data acquisition and a photonuclear signature database were created. The system was operated and tested albeit on a limited sample size. A technique for the time analysis of signals from latent targets was developed and tested. This resulted in the positive identification of carbon and/or nitrogen. These techniques detected measurable decay from the radioisotopes formed upon irradiation.

In accordance with the CRADA, LLNL and the Company have disclosed to each other the subject inventions which have been developed through the collaborative effort.

On September 22, 2011, the Company announced that it signed the LLNL License as described above.

  Research and Development

The Company is not engaged in any significant research and development activities concerning THOR at this time.  No research and development is being performed under the CSA.  Additional research and development expenses, if any, will be determined in the future as work continues pursuant to the CSA.

Raw Material Sources and Availability

THOR materials and parts can be manufactured to the Company’s specifications on an as needed basis from a variety of sources in the United States of America as well as outside the United States.   The Company does not expect to encounter problems in acquiring the commercial quantities of components required to build THOR.

The THOR Market

Each year millions of cargo containers arrive in the United States by ship, truck, and rail with no effective explosive and other threat detection systems currently available to inspect them. Ensuring the security of the maritime trade system is essential, both in the United States and internationally, given that an estimated 90 percent of the world's cargo moves by container.  The Company believes that there is currently demand, both in the United States and internationally, for products that are able to accurately inspect these containers and that the market for these products will continue to be affected by the threat of terrorist incidents and efforts by governments and private industry to prevent them.

The likely market for THOR includes:
• Ports, cargo hubs, and rail yards, both domestically and internationally;
• World-wide express cargo facilities;
• United States postal facilities;
• United States border crossings;
• United States military field applications; and
• Technology licensing opportunities.

The Company believes that THOR’s capability to detect all typical chemical, nuclear, and bio weapon threats is well suited to assist the U. S. Department of Homeland Security, the United States Military, and certain foreign governments with ramping up efforts to protect ports, rail, truck, and airline cargo, high value assets, and ships from terrorists.  We believe, but cannot guarantee, that the rights from the Company’s LLNL License extend to using such subject inventions in the detection of all such threats.

Major Prospective Customer Dependency and Competition

The Company’s successful production and sales of THOR may initially depend to a great extent on interest in THOR from the United States government and select foreign markets.  Following completion of the demonstration unit, the Company will continue to seek buyers worldwide both to increase THOR’s eventual market share and to reduce its potential dependence on any one customer.

The security and inspection market in which THOR will compete is highly competitive.  The marketplace already includes a number of established competitors, many of which have significantly greater financial, technical and marketing resources than we have.  These competitors likely also have more well-established customer relationships and greater name recognition than we do, and will have operated in the industry for longer than us.  All of these factors may affect our ability to successfully compete in the market, and these and other competitive pressures may materially and adversely affect our business, financial conditions and results of operations.

We believe competition in this market is based on a number of factors, the most important of which include product performance and effectiveness, price, customer relationships, and service / support capabilities.  We anticipate that the principal competitors against THOR will be products manufactured by the following companies: Smiths Detection; OSI Systems, Inc.; L-3 Communications - Security and Detection Systems; American Science and Engineering; GE Security; SAIC; CEIA; Nuctech; Morpho Detection Systems and others yet to be identified.

While the competition the Company and THOR will face will be intense and the challenges presented by this competition will be material, we believe that THOR will have a technological advantage over every known product in the industry available on the market today.  The Company believes that THOR is more powerful than any known competitor’s products, can be made portable, and provides real time detection capability.

            Traditional detection systems are based on X-rays of various low energy levels, including Nuclear Magnetic Resonance (NMR) and Quadropole Magnetic Resonance (QMR), or on low level gamma energies created by radioactive isotopes.  It has been determined, however, that X-rays and lower level gamma energies lack sufficient strength to penetrate all barriers and are often absorbed or deflected before they can properly penetrate a container or identify its contents.  THOR overcomes this problem by using a specialized particle accelerator to create high energy gamma rays that can penetrate virtually any cargo container and return a viable signal.  The Company believes that THOR will have a competitive advantage over other products in the industry due to its specialized particle accelerator.

Typical research shows high energy particle accelerators are generally the size of a small warehouse and would not be suitable for use in the cargo inspection arena. But through decades of dedicated research, Russian scientists, many of whom have worked with the Company and LPI on the development of THOR, have developed a miniature particle accelerator approximately the size of a pool table.  THOR utilizes this miniature particle accelerator to create the focused, high energy gamma rays that are necessary to accurately penetrate 8 feet through a cargo container and return a discernable signal.  The detection energies generated by THOR are well in excess of the energies generated by typical EDS machines.  As a comparison, typical EDS machines operate at 0.5 to 1.5 MeV. The Company’s THOR generates 55 MeV.

To the Company’s knowledge, only the THOR system can generate the necessary power levels and return signals to accurately determine the amount and exact chemical nature of explosives, drugs, or other illicit material in a sealed container in a commercially viable manner.  According to multiple laboratory tests, the system effectively penetrates concealment media and performs to 99.6% accuracy.

THOR can be fully automated including the scanning and analysis of the nature and volume of explosive materials, devices or their components, meaning that no human operator is required for data interpretation, and it can be operated from a remote location.  This reduces the operation costs of THOR compared to any other product. Also, THOR’s energy consumption is approximately 30 kilowatts vs. 50 kilowatts consumed by many other detection systems.

We have never built nor have we operated a THOR unit in the United States.  While we believe that the materials, technology and labor needed to build a unit will be available at commercially reasonable costs, we do not know for certain just what the total cost will be.  In addition, we do not know just what the operating costs of a THOR unit will be.  Further, while we believe that the benefits offered by THOR will be both unique and of great value so customers will not be particularly price sensitive, we do not know whether we will be able to sell THOR units at a reasonable profit in light of our costs.

Distribution of THOR

The Company intends to sell THOR through direct sales means in the United States, Canada, and Europe. The Company has yet to determine its distribution strategy for the rest of the world.  Presently there are no distribution agreements in effect; all such agreements have expired.

Effect of Existing or Probable Government Regulations

Government regulations may impact the market for THOR.  Since many of the potential end users for THOR may be government agencies, the terms and conditions of procurement regulations may have a material effect on potential purchases of THOR by such agencies.  For example, such terms and conditions would likely have a positive effect on sales efforts if they required the target inspection devices to perform to standards that THOR can achieve but many competing products cannot reach.  If, conversely, factors other than performance criteria in which THOR has an advantage are emphasized, such terms and conditions may make our sales efforts more challenging. The Company cannot anticipate the terms and conditions that will apply to any specific procurement regulations applicable to potential sales of THOR to government agencies.

The Company has not yet sought any government approvals or other approvals required to comply with applicable electrical or safety codes required to manufacture, sell or operate THOR.

The Company intends to market THOR to prospective customers outside of the United States, and will need to have United States Department of State approval to export THOR to any foreign purchaser in addition to complying with regulations of the country into which we are exporting THOR.

The Company otherwise believes that government regulations will not have a material impact on the Company’s production or sale of THOR units, and the Company does not anticipate any change to this in the future.

ODIN

ODIN is a transmission X-ray system, producing medical type images of skeletons and organs that is similar to a technology used as the airport passenger weapons scanning system in several airports in Russia.   The technology is not protected by patents outside of the Russian Federation.  The Company has developed ODIN to improve and commercialize the technology for use in the United States and elsewhere outside of Russia.

The Company believes the ODIN technology, as compared against any system now in use in the United States, is more accurate (articles hidden inside or on the backside of a passenger are detected in a single scan with high resolution imaging), is fast, and is less inconvenient (passengers do not need to remove clothing or shoes).  Between approximately April 2007 and February 2008, the Company developed a prototype of ODIN for employment at U.S. airports and passenger terminals.  This prototype has similar functionality to the Russian technology, and is the product that the Company intends to market.  In February 2008, ODIN passed independent radiation examination by the Radiation Safety Academy (“RSA”) and is certified by RSA as compliant under American National Standards Institute (“ANSI”) and the National Institute of Standards and Technology (“NIST”) standards for personnel security screening systems using x-ray or gamma radiation.  Compliance with these ANSI / NIST standards means that ODIN is classified as “uncontrolled” and can be sold domestically and internationally. All X-ray exposure results for the operator, cabinet leakage, bystander exposure, and person being examined were well below U.S. government guidelines and standards.

The Company has received information regarding new government specifications for passenger screening, but has not yet reviewed it.  Once the company reviews it, the Company will reevaluate whether or not to continue to use the existing technology associated with ODIN.  Currently we have two ODIN machines, which are included on the balance sheet as assets in the amount of $171,261, net of accumulated depreciation and inventory allowance, as of June 30, 2012.  If we decide not to continue with the existing technology but to utilize a new system that we have developed, then it will be possible that we may not be able to sell our existing ODIN machines.  In that case we may be required to write down the carrying value of those existing machines on our financial statements.  In addition, in light of all this, the Board of Directors has discussed whether or not it makes sense to continue to pursue ODIN, particularly because the effort to continue ODIN may detract from our management's focus on THOR and our growing aerospace business.  The Board of Directors has not made a decision on this issue yet.

Raw Material Sources and Availability

Most materials and parts needed for ODIN as currently configured are available from a variety of sources in the United States of America and Western Europe.  Accordingly, the Company does not expect to encounter problems in acquiring the commercial quantities of components required to produce or maintain ODIN.  Exactly how a new ODIN design might impact availability of materials and parts is unknown, although the Company believes parts and materials will be readily available, based upon preliminary design discussions.

The ODIN Market

Because ODIN has both anti-terrorism and anti-crime applications, the potential ODIN market extends to include potentially every civilian application where quick, accurate, full-body non-intrusive personnel scanning is necessary.  Applications could include use at schools, government offices, prison facilities, sports complexes, passenger cruise liners, airports, rail and bus terminals, corporate offices, and any number of other circumstances where security screening is important.  However, a currently configured ODIN unit requires ample floor and ceiling space and can be utilized only in suitable locations.  ODIN units are competitively priced but are not inexpensive and therefore are suitable primarily for institutional and large enterprise applications.

Major Prospective Customer Dependency and Competition

The Company believes that ODIN is the best available personnel screening device and is more accurate and more efficient in detailing weapons and other contraband than any known competitor’s product.  ODIN has been evaluated by several potential clients, but the Company has not made its first sale; so there is no way to estimate customer dependency at this time.

Like THOR, the domestic market in which ODIN will compete is highly competitive.  The marketplace already includes a number of established competitors, many of which have significantly greater financial, technical and marketing resources than we have.  These competitors likely also have more well-established customer relationships and greater name recognition than we do, and will have operated in the industry for longer than us.  In many instances, ODIN will be competing with many established systems for which the owners may not be willing or may be unable to justify incurring the significant per unit expense to replace their existing screening technology.  We anticipate that the principal competitors against ODIN will be products manufactured by the following companies:  Smiths Detection; OSI Systems, Inc.; L-3 Communications - Security and Detection Systems; American Science and Engineering; GE Security; SAIC; CEIA; and Nuctech.

Because of this significant domestic competition and concerns that the near medical quality image produced by ODIN that reveals the contours of the person being scanned may not mesh well with personal privacy cultural issues in the United States, we have historically focused significant marketing efforts abroad, and these marketing efforts will continue.  The Company believes, however, that the domestic market is evolving in a manner that may be favorable to ODIN due to recent events, including the Christmas 2009 attempted terrorist attack by the “underwear bomber”.  With the concerns presented by garment and implant bombs, the transmission X-ray generated by ODIN may be critical in safeguarding our airways.  ODIN provides a near medical quality image that reveals the anatomy of the person being scanned.  This is in sharp contrast with the nude-like images generated by competitors.

ODIN also faces competition internationally from many sources, including the products serving the U.S. market and the similar system manufactured in Russia.   However, potential international buyers have indicated to us that they prefer to buy an American product from an American company.

Distribution and Sales of ODIN

We currently have two ODIN units for sale.  One unit is held in inventory and the other unit is a demonstration unit that is classified as a fixed asset.  However, since the whole body imaging procurement specifications were updated in May 2011, we do not know whether these units satisfy the new procurement requirements.  We have received, but not yet reviewed, the new requirements which are not publically available.  Once the Company reviews the information regarding new whole body imaging procurement specifications, the Company will reevaluate whether or not to continue to use the existing technology associated with ODIN.  In light of all this, the Board of Directors has discussed whether or not it makes sense to continue to pursue ODIN, particularly because the effort to continue ODIN may detract from our management's focus on THOR and our growing aerospace business. The Board of Directors has not made a decision on this issue yet.

            If the Company decides to remain in the whole body imaging market, it will initially sell ODIN through direct sales in North America, Eurasia, India, and to some extent, South America.

Effect of Existing or Probable Government Regulations

As with THOR, government regulations may impact the market for ODIN.  To the extent end users are government agencies, the terms and conditions of procurement regulations may have a material effect on potential purchases of ODIN by such agencies.  For example, such terms and conditions would likely have a positive effect on sales efforts if they required the target devices to perform to detection and resolution standards that ODIN can achieve but many competing products cannot reach.  If, conversely, factors other than performance are emphasized, such terms and conditions may make our sales efforts more challenging.  The Company cannot anticipate future terms and conditions that will apply to any specific procurement regulations applicable to potential sales of ODIN to government agencies.  The first set of terms and conditions for purchasing Whole Body Imaging products was announced by the TSA in 2008.   In May 2010, the TSA announced new procurement specifications which are not available to the public because they are Security Sensitive Information.  The Company applied for approval to receive Security Sensitive Information and received the approval, but has not yet reviewed the information.  Once the Company reviews the information regarding new government specifications, the Company will reevaluate whether or not to continue to use the existing technology associated with ODIN or design a new version of ODIN.  In addition, the Board of Directors has discussed whether or not it makes sense to continue to pursue ODIN, particularly because the effort to continue ODIN may detract from our management's focus on THOR and our growing aerospace business. The Board of Directors has not made a decision on this issue yet.

The United States Food and Drug Administration’s (FDA) Center for Devices and Radiological Health (CDRH) is responsible for regulating radiation-emitting electronic products.  The CDRH goal is to protect the public from hazardous and unnecessary exposure to radiation from electronic products.  As required by law, the Company has submitted a product report concerning ODIN to the FDA and has received an acknowledgement letter that the report was received.  An acknowledgement of receipt letter is not an approval of a product nor does it mean that a report is adequate.  The FDA has established standards that manufacturers of radiation-emitting electronic products must meet.  The Company believes that ODIN meets those standards and is required to self-certify that it does so. The FDA does not itself certify products.  For a detailed explanation of the FDA’s requirements, see:  http://www.fda.gov/radiation-emittingproducts/electronicproductradiationcontrolprogram/gettingaproducttomarket/default.htm#3.

Additional Disclosure Regarding the Company’s Business

Research and Development Cost Estimate

The Company estimates that during each of 2011 and 2010, it incurred no material research and development expenses with respect to THOR.  The Company did provide in-kind research and development activities with respect to THOR, as required under the CRADA.

The Company estimates that during 2011 and 2010, it incurred $-0- and $382, respectively, on research and development activities with respect to ODIN.

Costs and Effects of Compliance with Environmental Laws

The Company has incurred no costs nor suffered any effects to maintain compliance with any environmental laws.

Environmental Impact

Food and other objects scanned with the THOR prototype have returned to below background radiation levels within approximately fifteen minutes.  No long term effects were evidenced.

No environmental impact has been identified with respect to ODIN.

Property

The Company does not own or lease a manufacturing facility for production of THOR, but it intends to build, lease or otherwise acquire at least one assembly facility in the United States for that purpose.  The Company has located several suitable sites and once a demonstration unit has been completed and is functioning in the United States, the Company intends to commence negotiations for a lease and / or facility construction.

The Company’s projection for the timing of production is dependent on receiving necessary government approvals to commence production, the Company’s ability to build or obtain at least one suitable production facility, and the ability to obtain additional capital if necessary to meet then current production goals.  Initial market demand for THOR will determine the Company’s labor and physical plant requirements.

The Company leases office and warehouse space in Covington, Kentucky, and Erlanger, Kentucky, under five-year, six month and 12 month non-cancelable operating leases, expiring February 2017 and December 2012, respectively.  The aggregate base rent is $5,940 per month. At June 30, 2012, future minimum payments for operating leases related to our office and manufacturing facilities were $227,894 through February 2017.

In the opinion of management, the Company’s property and equipment are adequately insured under its existing insurance policy.

Employees

The Company has eight current employees, of which two are executive managers, four are administrative and two are engineers.

Former Shell Company

During fiscal year 2006, Quetzal Capital 1, Inc. (“Quetzal”), a shell company domiciled in Florida, executed a share exchange agreement with the shareholders of Valley Forge Composite Technologies, Inc., a Pennsylvania corporation, whereby the shareholders of the Pennsylvania corporation took control of Quetzal, and the Pennsylvania corporation became a wholly-owned subsidiary of Quetzal.  The share exchange transaction occurred on July 6, 2006.  Quetzal’s common stock was registered pursuant to section 12(g) of the Exchange Act, on or about August 1, 2005.

As a result of the share exchange, Quetzal’s status as a shell corporation ceased, and the consolidated company’s business was that of the Pennsylvania subsidiary.  Simultaneously with the share exchange, the sole director of Quetzal resigned, and the Pennsylvania corporation’s management assumed control of Quetzal. Also on July 6, 2006, Quetzal changed its name to Valley Forge Composite Technologies, Inc., a Florida corporation.  The Company has not materially reclassified, merged, consolidated, purchased or sold any significant amount of assets other than in the ordinary course of business, and the Company has not been the subject of any bankruptcy, receivership or similar proceedings.

Legal Proceedings

The Company is involved in litigation and disputes arising in the ordinary course of business.  While the ultimate outcome of these matters is not presently determinable, it is the opinion of management that the resolution of outstanding claims will not have a material adverse effect on the financial position or results of operations of the Company.

William A. Rothstein vs.Valley Forge Composite Technologies, Inc., a Florida corporation, and Louis J. Brothers, Civil Action No. 09-0918071 Toomey (UT 3d Jud. Dist.)

On October 30, 2009, the Company and its president and director, Louis J. Brothers, were both named as defendants in a civil complaint filed on that date in the Third Judicial District Court in and for Salt Lake County, Utah by shareholder William A. Rothstein. The complaint has been served on Mr. Brothers and the Company. The five-count complaint alleges that the defendants committed fraud, violated the Utah Uniform Securities Act (Ut. Code Ann. §61-1-1, et seq.), made negligent misrepresentations, breached a fiduciary duty to the shareholder, and breached a settlement agreement and seeks unspecified compensatory and punitive damages and attorney’s fees.  The complaint alleged that Mr. Brothers misrepresented the timetable in which the Company’s THOR LVX technology would receive government approvals and the number of Department of Energy employees working on the THOR project and thereby induced the Plaintiff to invest in the Company’s securities in 2006.  The Company and Mr. Brothers filed a motion to dismiss the complaint based upon the Utah court’s lack of personal jurisdiction over the Company and Brothers.  The Honorable Judge Kate Toomey denied the motion to dismiss on December 13, 2010; Mr. Brothers and the Company filed an answer to the complaint denying all claims.

On November 1, 2011, the Court granted the Plaintiff’s motion to file an amended complaint, which abandons the claims in the original complaint except for breach of contract based upon a claimed breach of an alleged agreement to settle the stock fraud claims alleged in the original Complaint.  The Amended Complaint includes 11 additional plaintiffs, two of whom previously filed lawsuits against the Company in Florida, which were later voluntarily dismissed.  In the first Amended Complaint claim for breach of contract, Plaintiffs seek the fair market value of stock and warrants under an alleged settlement agreement.  The second claim, promissory estoppel, seeks the fair market value of the stock and warrants promised to Plaintiffs.  The third claim is for a declaratory judgment that the Defendants are in material breach of a settlement agreement, specific performance for the issuance of promised stock and warrants or, alternatively, damages and other relief the court deems proper.

The Company and Mr. Brothers have filed an Answer to First Amended Complaint denying all claims and asserting affirmative defenses.  The Company cannot provide any assurances on the outcome of the matter.

Coast To Coast Equity Group, Inc. vs.Valley Forge Composite Technologies, Inc., a Florida corporation, and Lou Brothers, Civil Action No. 090A-11229 (Fla. 12th Jud. Cir.)

On November 11, 2009, the Company and its president and director, Louis J. Brothers, were served with a civil complaint naming both of them as defendants. The complaint was filed on or about October 28, 2009 in circuit court in Manatee County, Florida, by shareholder, Coast To Coast Equity Group, Inc.  ("CTCEG") The complaint alleges that the defendants breached a consulting services agreement by not reimbursing plaintiff for $44,495 in expenses, committed fraud, pleaded for the rescission of a standby equity agreement in the amount of $500,000, violated the Florida Securities and Investor Protection Act (Fla. Stat. §517.301), made negligent misrepresentations, and breached a fiduciary duty to shareholders and seeks damages in excess of $15,000 and attorney's fees.  As it pertains to non-contract claims, the complaint alleges that Mr. Brothers misrepresented the distribution rights that the Company had to its ODIN product and misused plaintiff's proceeds which were to be allocated towards the purchase of an ODIN unit.

A Motion to Dismiss was filed in response to the Complaint.  A Consent Order was entered on January 14, 2010, allowing CTCEG to file an Amended Complaint.  A Motion to Dismiss was filed in response to the Amended Complaint.  On May 20, 2010, the Court granted CTCEG leave to file a third amended complaint, which abandons the claims in the original complaint except for breach of contract based on allegations of failure to pay expenses under the above referenced consulting agreement.  The First Amended Complaint ("Complaint") alleges failure to pay a $42,000 promissory note payable to CTCEG.  The claim has been resolved and the Company paid in full amounts owing under the promissory note.

The Complaint also contains a claim for breach of the 2006 Warrant Agreement in that the Company failed to issue stock for warrants which the Company contends expired in May 2009.  The Complaint contains a claim for promissory estoppel, alleging that Mr. Brothers orally, and in Securities and Exchange Commission (“SEC”) filings, agreed to extend the Warrant Agreement and is estopped to deny such promises.  A claim for non-dilution damages is also included, based on allegations that the 2006 Registration Rights Agreement was also extended to May 2010 and CTCEG is therefore entitled to have additional shares issued because the Company sold additional stock in 2008 and 2009.  The Complaint contains a claim for promissory estoppel, alleging that Mr. Brothers orally, and in SEC filings, agreed to extend the Registration Rights Agreement and is estopped to deny such promises.  The last claim is for tortious interference with a contractual relationship, alleging Mr. Brothers, presumably in his individual capacity, interfered with CTCEG's contractual rights under the Warrant Agreement, Registration Rights Agreement and Consulting Agreement.

The Company and Mr. Brothers deny all allegations and have filed an Answer and Affirmative Defenses raising numerous defenses to the claims.   They also intend to file applicable counterclaims and possible third party claims, but they cannot provide assurances as to the outcome of the matter.  The matter was scheduled for trial during the trial period beginning September 10, 2012 and has been continued to the trial period beginning October 8, 2012.

George Frudakis vs.Valley Forge Composite Technologies, Inc., a Florida corporation, and Lou Brothers, Civil Action No. 2010 CA-04230  (Fla. 12th Jud. Cir.)

On or about May 7, 2010, George Frudakis commenced the above titled action against the Company and Lou Brothers.  The Complaint sets forth the exact same causes of action as in the Coast to Coast Equity Group, Inc. vs. Valley Forge Composite Technologies, Inc. and Lou Brothers, described above, with the exception that the Frudakis matter does not include a claim for breach of contract based upon the Consulting Agreement.  The Company and Brothers deny all allegations and have filed a motion to dismiss the complaint and a motion to consolidate the Frudakis and Coast to Coast cases into a single proceeding.  The Court has granted a motion to consolidate the cases for discovery purposes and has reserved as to consolidation for trial.   The Company and Lou Brothers intend to file appropriate Affirmative Defenses and Counterclaims, and possible third-party claims, in the event the Court denies the Motion to Dismiss.  However, the Company cannot provide assurances as to the outcome of the matter.

Arbitration Claim filed by Advanced Technology Development, Inc.

During the period between July 9th and 13th, 2010, the Company, Louis J. Brothers and Larry K. Wilhide were served by mail courier with a Statement of Claim (“Statement”) filed with the American Arbitration Association by Advanced Technology Development, Inc. (“ATD”).  Summarizing in general terms, ATD’s arbitration claims one through four are based upon allegations the Company failed to perform or pay ATD for goods pursuant to two separate supply contracts. Claims five through eight are based upon the Company’s activities in the promotion and sale of the ODIN imaging device.  Claims nine through thirteen are based upon the Company’s alleged misuse of ATDs’ “ULDRIS” mark.  The final claim seeks injunctive relief.

            The parties agreed to the appointment of Phillip D. O’Neil, Jr. as the Sole Arbitrator and the arbitration proceeding was heard from April 27 through April 29, 2011.  On July 31, the Arbitrator issued an Interim Award, finding that the Company breached the Scanner Agreement by failing to pay ATD $228,194.  Because ATD never actually delivered a second unit, the Arbitrator has ordered the parties to brief the issue of damages, interest, costs and attorney fees before a Final Award will be issued.  The Arbitrator also found that the Company breached the Space Supply Contract and a balance of $42,376 is owed, plus interest.

On November 2, 2011, the Arbitrator issued a Second Interim Award, awarding ATD $90,000 in lost profits resulting from the breach of the Scanner Agreement, plus interest since November 10, 2007.  He additionally awarded 2% interest as part of the damage award for the Space Supply Contract breach.   The Arbitrator found ATD to be the prevailing party for the purposes of shifting attorneys fees, but confined the award to those fees incurred in pursuing the breach of contract claims.

On December 30, 2011, the Arbitrator issued a Final Award.  Despite the Company, along with Mr. Wilhide and Mr. Brothers collectively prevailing on 30 of 32 claims, the arbitrator named ATD the prevailing party and awarded ATD $135,194 in attorney fees and $38,909 in expenses.  ATD has received payment in full and the matter has concluded.

Valley Forge Composite Technologies, Inc., a Florida corporation, and Lou Brothers vs. Debra Elenson, Scott Heiken and Lori Heiken,  Case No. 11-42629 (CA) 25 (Fla. 11th Jud. Cir.)

On December 19, 2011, the Company filed a Complaint in the Circuit Court for the 11th Judicial District in and for Miami-Dade County, Florida against Debra Elenson, Scott Heiken and Lori Heiken (“Defendants”).  The complaint seeks in excess of $15,000 in damages incurred by the Company by reason of the malicious prosecution of two earlier lawsuits the Defendants filed against the Company in 2009, those lawsuits concluded favorably for the Company when the Defendants each filed Notices of Dismissal with Prejudice in April 2010 resulting in Orders of Dismissal being signed by the Honorable Ronald Dresnick on April 20, 2010.

Corporate Information

Our principal executive office is located at River Center I, 50 East River Center Boulevard, Suite 820, Covington, Kentucky 41011, and our telephone number is (859) 581-5111.  Our website address is www.vlyf.com.  Information contained in, or accessible through, our website does not constitute a part of, and is not incorporated into, this prospectus.  Also, this prospectus includes the names of various government agencies and the trade names of other companies.  Unless specifically stated otherwise, the use or display by us of such other parties’ names and trade names in this prospectus is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, any of these other parties.

MANAGEMENT

Executive Officers and Directors

The following table sets forth as of the date of this prospectus the name, age and position of each person who serves as an executive officer, director and significant employee of our Company.

Name	Age	Position
Louis J. Brothers	60	Chairman, Chief Executive Officer and Chief Financial Officer
Larry K. Wilhide	64	Director, Vice-President (Engineering)
Andrew T. Gilinsky	51	Director
Richard S. Relac	71	Director
Eugene Breyer	65	Director
Raul A. Fernandez	62	Director
Dr. Victor E. Alessi	72	Director
Keith L. McClellan	56	Vice President, General Counsel and Secretary

Background of Executive Officers, Directors and Significant Employees

Louis J. Brothers

Mr. Brothers is a founding shareholder of the Company.  He served as President of Valley Forge Composite Technologies, Inc., a Pennsylvania corporation, (“VLYF”) and as Chairman of VLYF’s Board of Directors from 1997 to 2006.  He became Chairman of the Board of Directors of the Company upon execution of the July 6, 2006 Share Exchange Agreement among Quetzal Capital 1, Inc., a Florida corporation, and the shareholders of VLYF (the “Share Exchange Agreement”).  Mr. Brothers has been President, Chief Executive Officer and Chief Financial Officer since the execution of the Share Exchange Agreement.

Mr. Brothers has more than 20 years of experience in marketing, marketing support, product management and logistics in industrial products. He also has extensive international business experience, having worked in Europe, Russia, China and Japan. In China, he was part of the management team that supervised the construction of three large industrial plants. His experience on the management team provides the Board with a management and leadership insight. Mr. Brothers was responsible for increasing his products’ market share in the bearing industry from 2% to 95%, in the process making valuable contacts, building business relationships with private manufacturers and the research communities and gaining important knowledge in the manufacturing and technology market segments.  His knowledge of marketing and logistics, understanding of the company’s products and extensive international business experience provide the Board with a unique perspective on ways to collaborate with the international markets in order to accomplish the Company’s goals.

Larry K. Wilhide

Larry K. Wilhide is a founder of the Company, and since its inception in 1997 has been a director and the vice-president of engineering. On July 6, 2006, Mr. Wilhide became a director of the Company upon the execution of the Share Exchange Agreement. Mr. Wilhide is a part-time employee of VLYF and since 2000 continues to work for SKF Bearing, Inc. in Hanover, Pennsylvania, as a sub-contractor where he performs general engineering and design services.

Mr. Wilhide has worked as a design engineer on projects for aerospace bearings for over 25 years including cage, retainer design and spherical bearing refurbishing. He has supported general machining and grinding operations. He was team leader for computer aided design and computer numerical control programming. Additionally, Mr. Wilhide served in the U.S. Army in Korea where he held primary responsibility for arming nuclear warheads. Mr. Wilhide holds a Bachelors Degree in Mechanical Engineering.  Combined with his design knowledge, his experience as a team leader enables him to provide the Board with leadership skills and perspective regarding the design of the Company’s products.

Andrew T. Gilinsky, CPA, PFS, MBA, CFP

Andrew T. Gilinsky is a certified public accountant and has been employed since 1987 by Clairmont Paciello & Co., P.C., located in King of Prussia, Pennsylvania.  Clairmont Paciello & Co., P.C. serves as the Company’s outsourced accounting staff.  Mr. Gilinsky has served as a director of the Company since April 15, 2008.

Mr. Gilinsky has been employed as a certified public accountant for over 20 years.  He brings to the Board not only a particularized knowledge of financial statements, but also the broad knowledge and experience regarding financial reporting and accounting of public companies he has gained from working with numerous clients throughout the years.

Eugene Breyer

Eugene Breyer has served as a director of the Company since March 25, 2008.  From December 1999 through the present, Mr. Breyer has been employed as the director of human resources for Cincinnati State Technical and Community College.

Mr. Breyer’s experience as the director of human resources for Cincinnati State Technical and Community College provides the Board with unique problem solving skills and an established perspective on overseeing the management of employees and diverse issues.

Dr. Victor E. Alessi

Dr. Victor E. Alessi has served as a director of the Company since April 15, 2008.  From 1999 until October 2007, Dr. Alessi was the Chief Executive Officer of the United States Industry Coalition, an Arlington, Virginia, based non-profit organization comprised of American businesses, organizations, and research institutions dedicated to non-proliferation through the commercialization of technology emanating from the New Independent States of the former Soviet Union. Since October 2007 Dr. Alessi has been retired.

Dr. Alessi’s experience as Chief Executive Officer of the United States Industry Coalition and his overall knowledge of the industry make him well-suited to provide broad leadership guidance and business acumen to the Board of a technology company operating in international markets.

Raul A. Fernandez

Raul A. Fernandez has served as a director of the Company since April 15, 2008.  Mr. Fernandez is an information technology consultant. He has been employed by KForce Technology Staffing in Tampa, Florida, since March 2007. Previously, between January 2000 and November 2006, he was the director of information technology services at Iron Mountain Information Management in Collegeville, Pennsylvania.  Since December 2011, Mr. Fernandez has been retired.

Mr. Fernandez’s background as the director of information technology services provides knowledge to the Board and the Company regarding information technology issues and cybersecurity risks.  He also brings broad problem-solving skills and management experience to the Board.

Richard S. Relac

Richard S. Relac has served as a director of the Company since April 15, 2008. Mr. Relac is a professional linguist and since January 2006 has been self-employed in this capacity. From 1967 to 1974, and from 1983 to 2002, Mr. Relac served elements of the U.S. Department of Defense as a translator, intelligence analyst, customer relations officer, and senior editor. In January 2002 he retired from federal service. Mr. Relac remained in retired status until January 2006 when he was elected as a council member for Bonneauville Borough, Pennsylvania. He ceased being a council member upon moving out of the borough in March 2009. Also in January 2006, Mr. Relac commenced his free-lance translating service with the Company as his primary customer. Mr. Relac currently operates his translating service.

            Mr. Relac’s unique background as an intelligence analyst and customer relations officer brings insight to the Board regarding management of international operations and negotiating agreements with companies in various countries.  His linguist skills assist the Board in establishing relationships with customer and suppliers in foreign countries.

            Each director of the Company holds such position until the next annual meeting of shareholders, or written consent in lieu thereof, and until his successor is duly elected and qualified, or until his earlier death, removal or resignation.

Keith L. McClellan, Esq., MBA

Keith L. McClellan was appointed by the Board of Directors as the Company’s Vice President, General Counsel and Secretary, effective July 1, 2010.  Since 1991, he has worked on business and legal issues associated with technology commercialization.  From 2006 until his appointment with the Company, he was self employed as a consultant to domestic and international companies in the areas of technology commercialization and business development.  He is admitted to the Bar in Nevada and Kentucky.

Code of Ethics

In August 2006, the Company adopted a Code of Ethics.  The Code of Ethics applies to the Company’s officers, director level employees and certain other designated employees and independent contractors.  A copy of the Code of Ethics, our Code of Conduct, and our Insider Trading Policy are available on our website at www.VLYF.com under the “About Valley Forge” tab in the Corporate Governance section.

Audit Committee

The Company does not have a separately designated standing audit committee or audit committee charter in place; the Company’s entire Board of Directors served, and currently serves, in the capacity of audit committee.  This is due to the small size of business operations, the small number of executive officers involved with the Company, and the fact that the Company operates with few employees. Our Board of Directors will continue to evaluate, from time to time, whether a separately designated standing audit committee should be put in place.

Compensation Committee

Our Board of Directors currently has no compensation committee charter, standing compensation committee or committee performing similar functions. This is due to the Company’s small size of business operations, the small number of executive officers involved with the Company, and the fact that the Company operates with few employees. The Company’s entire Board of Directors currently participates in the consideration of executive officer and director compensation. Our Board of Directors will continue to evaluate, from time to time, whether it should appoint a standing compensation committee.

Executive officers who are also directors participate in determining or recommending the amount or form of executive and director compensation, but the ultimate determination of executive compensation is determined by the independent directors. Neither the board nor management utilizes compensation consultants in determining or recommending the amount or form of executive and director compensation.

Nominating Committee

Our Board of Directors does not have a nominating committee or a nominating committee charter.  Instead of having such a committee, our Board of Directors historically has searched for and evaluated qualified individuals to become nominees for membership on our Board of Directors. The directors recommend candidates for nomination for election or reelection by written action of the majority shareholders and, as necessary, to fill vacancies and newly created directorships.

Board Leadership Structure

The Company’s leadership structure combines the roles of the chairman and chief executive officer.  The Board believes that this leadership structure is currently appropriate for the Company due to Mr. Brother’s knowledge of the Company and the next-generation detection systems and instruments industry, and his extensive marketing, products management and logistics experience with respect to logistical products.  In this regard, having a combined chairman and chief executive officer provides an efficient and effective leadership model. The board believes that this structure promotes unambiguous accountability, effective decision-making, and alignment on corporate strategy. In addition, because our Board works closely with our executive officers and members of senior management, there is a natural synergy in the combined role that facilitates our Board's oversight and guidance of management.

The Board of Directors does not have a lead independent director, however, the entire Board, including our independent directors, works with Mr. Brothers to perform a variety of functions related to our corporate governance, including coordinating board activities, setting relevant items on the agenda and ensuring adequate communication between the Board of Directors and management.

Risk Oversight

The Board of Directors is involved in the oversight of risks, including strategic, operational and other risks, which could affect our business. The Board of Directors administers this oversight function directly through the Board of Directors as a whole, which oversees risks relevant to its and management’s functions. The Board of Directors considers strategic risks and opportunities and administers its respective risk oversight function by evaluating management’s monitoring, assessment and management of risks, including steps taken to limit our exposure to known risks, through regular interaction with our senior management.

The Board provides oversight and guidance to members of management who are responsible for the timely identification, mitigation and management of those risks that could have a material impact on the Company.  The Board considers the risk that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our Company. In addition, the Board oversees governance related risks, such as board independence and conflicts of interest.  The interaction with management occurs not only at formal board meetings but also through periodic written and oral communications.  The Board has overall responsibility for executive officer succession planning and reviews succession planning as needed.

Independent Directors

Our independent directors are Messrs. Fernandez, Breyer, Relac and Dr. Alessi.  Our definition of “independent director” is that of NASDAQ Listing Rule 5605(a)(2).  However, the Company’s securities are not listed on the NASDAQ Stock Market.

Meetings of the Board

The Board of Directors held seven meetings during 2011.  Meetings of the board were conducted by telephone, except for a meeting held in person in November 2011.  Each of the directors attended 75% or more of such meetings. The Board of Directors also acted at times by unanimous written consent, as authorized by our bylaws and the Florida Statutes.

EXECUTIVE COMPENSATION

The principal elements of our executive compensation program are base salary, annual cash incentives, and long-term equity incentives in the form of restricted stock, stock options, performance units and performance shares.  A brief summary of our stock incentive plan follows.

2008 Stock Incentive Plan

The Company’s 2008 Stock Incentive Plan, as amended (the “2008 Plan”), is intended to attract, motivate, and retain employees of the Company, consultants who provide significant services to the Company, and members of the Board of Directors of the Company who are not employees of the Company. The 2008 Plan is also designed to further the growth and financial success of the Company by aligning the interests of the Participants (as defined in the 2008 Plan), through the ownership of shares of the Company’s stock and through other incentives, with the interests of the Company’s stockholders.  The Board of Directors authorized the adoption of, and the Company’s majority stockholders approved, the 2008 Plan on September 10, 2008.

Certain terms and provisions of the 2008 Plan are summarized below. As a summary, the description below is not a complete description of all of the terms of the 2008 Plan and is qualified in its entirety by reference to the full text of the 2008 Plan. Furthermore, capitalized terms used in the summary below shall have the meanings given to them in the 2008 Plan unless otherwise defined in such summary.

Administration. The 2008 Plan provides that it will be administered by the Board of Directors; provided, however, that if the Board of Directors chooses, it may delegate some or all of its authority (except for the administration of the Non-Discretionary Grant Program) to a Committee or Committees.  The Committee may consist solely of two or more “outside directors” as described in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

Available Shares. Ten million (10,000,000) shares of the Company’s common stock are available for award under the 2008 Plan.   Such amount is subject to adjustment upon, among other things, changes in capitalization, dissolution or liquidation, or a merger or change in control, in each case as set forth in the 2008 Plan.

Types of Awards. Under the 2008 Plan, the Board of Directors may grant any one or a combination of Incentive Stock Options (within meaning of the Code), Non-Qualified Stock Options, and Restricted Stock, as well as Performance Units and Performance Shares (collectively, “Awards”). Subject to certain limitations in the 2008 Plan, the Board of Directors shall establish the terms and conditions of Awards granted under the 2008 Plan.

Eligible Participants. Except for Incentive Stock Options, which may only be granted to Employees of the Company or a parent corporation or a subsidiary corporation (as such terms are defined in Code Sections 424(e) and (f)), and subject to certain restrictions set forth in the 2008 Plan, Awards under the 2008 Plan may be granted to Employees, Directors, and Consultants of the Company who are designated by the Board of Directors.

Term. The 2008 Plan became effective upon its adoption by the Board of Directors, and continues in effect for a term of ten (10) years from the date adopted by the Board unless earlier terminated.

Amendment. The Board of Directors may amend, suspend or terminate the 2008 Plan at any time.  The Company will obtain stockholder approval of any amendment to the 2008 Plan to the extent necessary to comply with applicable laws.  An amendment to, or the termination, alteration or suspension of the 2008 Plan may not impair the rights of any Participant, unless mutually agreed to otherwise in writing and signed by the Participant and the Company.

Amendment To The 2008 Plan Forms Of Stock Option Agreements

On August 8, 2011, the Board of Directors approved an amendment to the forms of Incentive Stock Option Agreement and Non Qualified Stock Option Agreement previously adopted as part of the 2008 Plan to (a) provide for a different Option (as defined in the 2008 Plan) vesting schedule, (b) permit the vesting of unvested Options upon a Change of Control (as defined in the 2008 Plan), and (c) permit, in the Board’s discretion, alternative means of payments to exercise Options.  No change was made to the vesting schedule for Options previously granted under the 2008 Plan.

Payments to Management

In the future, Mr. Brothers and all other employees may receive commissions from their individual efforts resulting in customer purchase orders for THOR and ODIN units although no commission agreements have been entered into to date.

Summary Compensation Table

This table shows the compensation for the Company’s Chief Executive Officer / Chief Financial Officer and the two other most highly paid executive officers, other than the Chief Executive Officer / Chief Financial Officer, at December 31, 2011 and December 31, 2010.

Name and Principal Position	Year	Salary	Stock Awards	Option Awards	Total
	($)	($)	($)(1)	($)(2)	($)
Louis J. Brothers
President, CEO and CFO	2011	$140,250	$22,872	$330,008	$493,130
	2010	$134,500	$-	$660,012	$794,512

Larry K. Wilhide
Vice President and Director	2011	$113,565	$22,872	$330,008	$466,445
	2010	$100,850	$-	$660,012	$760,862

Keith L. McClellan
Vice President, Secretary
and General Counsel	2011	$54,250	$22,872	$133,000	$210,122
	2010	$45,000	$-	$266,000	$311,000

(1)
Reflects the aggregate grant date fair value dollar amount computed in accordance with FASB ASC Topic 718, which we refer to as “ASC 718”, related to awards of restricted stock made to the named executive officers.  For the assumptions used in the calculation of this amount under ASC 718, see Note 11 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2011 in this registration statement.

(2)
Reflects the aggregate grant date fair value dollar amount computed in accordance with ASC Topic 718 related to the named executive officers that had stock options granted during the year.  For the assumptions used in the calculation of this amount under ASC 718, see Note 11 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2011 in this registration statement.

Outstanding Equity Awards at Fiscal Year End

This table provides information concerning unexercised options outstanding as of December 31, 2011 for the Company’s Chief Executive Officer / Chief Financial Officer and the two most highly paid executive officers, other than the Chief Executive Officer / Chief Financial Officer.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date
Lou Brothers
	134,680	269,360	(1)	$1.49	September 13, 2015
	365,320	730,640	(2)	1.35	September 13, 2020

Larry Wilhide
	134,680	269,360	(1)	1.49	September 13, 2015
	365,320	730,640	(2)	1.35	September 13, 2020

Keith McClellan
	148,148	296,296	(3)	1.35	September 13, 2020
	51,852	103,704	(4)	1.35	September 13, 2020

(1)	These options vest at a rate of 67,340 shares on each of January 1, 2011, 2012, 2013, 2014 and
January 2, 2015. This represents the number of options that were granted in 2010 under the
2008 Equity Incentive Plan and that remain unvested as of December 31, 2011.
(2)	These options vest at a rate of 182,660 shares on each of January 1, 2011, 2012, 2013, 2014 and
January 2, 2015. This represents the number of options that were granted in 2010 under the
2008 Equity Incentive Plan and that remain unvested as of December 31, 2011.
(3)	These options vest at a rate of 74,074 shares on each of January 1, 2011, 2012, 2013, 2014 and
January 2, 2015. This represents the number of options that were granted in 2010 under the
2008 Equity Incentive Plan and that remain unvested as of December 31, 2011.
(4)	These options vest at a rate of 25,926 shares on each of January 1, 2011, 2012, 2013, 2014 and
January 2, 2015. This represents the number of options that were granted in 2010 under the
2008 Equity Incentive Plan and that remain unvested as of December 31, 2011.

Director Compensation

The following table provides information concerning the compensation of our directors for the period January 1, 2011 through December 31, 2011:

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Total
Louis J. Brothers	$-		$-
Larry K. Wilhide	$-	$-	$-
Andrew T. Gilinsky	$3,049	$11,436	$14,485
Eugene Breyer	$3,049	$11,436	$14,485
Dr. Victor E. Alessi	$3,049	$11,436	$14,485
Raul A. Fernandez	$3,049	$11,436	$14,485
Richard S. Relac	$3,049	$11,436	$14,485

(1)	Reflects the aggregate grant date fair value dollar amount calculated in accordance with ASC 718 related to the awards of stock to the directors for their service to the Board. For assumptions used in the calculation of the amount under ASC 718, see Note 11 of the Notes to Consolidated Financial Statements
for the year ended December 31, 2011 in this registration statement.
(2)	The annual award of 12,000 shares of restricted stock was made to each non-employee director on
September 29, 2011. The shares had a grant date fair value of $0.97 per share. Each award was valued at
$11,436.

Each non-employee director receives an annual grant of 12,000 shares of restricted stock for his services as a director.  The annual stock retainer is restricted for 6 months from the date of issue and vested on April 19, 2012.  In addition, each non-employee director receives an annual cash retainer for his services as a director equal to the value of the director’s tax liability resulting from the annual award of stock.  In 2011, each non-employee director received a cash award of $3,049.  All directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings and other activities relating to the Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company made a $25,000 payment to Mr. Brothers on January 24, 2011 related to the due to shareholder balance.  Of that payment, $1,272 was applied to accrued but unpaid interest, and the remaining $23,728 was applied to reduce the principal amount owed to Mr. Brothers.  On September 30, 2011, the Company made a $103,728 payment to Mr. Brothers.  Of that payment, $2,610 was applied to accrued interest and the remaining $101,118 was applied to retire the principal amount owed to Mr. Brothers.

As of December 31, 2010, the Company owed Mr. Brothers the principal amount of $124,846 for advances made to the Company, plus accrued interest.  During 2010, the Company made payments of $150,000 against the amounts owed to Mr. Brothers.  Of that payment $58,288 was applied to accrued but unpaid interest, and the remaining $91,712 was applied to reduce the principal amount owed to Mr. Brothers.

As of December 31, 2009, the Company owed Mr. Brothers the principal amount of $216,558 for advances made to the Company, plus accrued interest.  The Company accrued interest in the amount of $17,930.  During 2009, the Company made a payment of $110,000 against the amounts owed to Mr. Brothers.

For the six months ended June 30, 2012 and 2011, the Company incurred expenses for accounting services of $56,625 and $50,307, respectively, to Clairmont Paciello & Co., P.C., the Company’s outsourced accounting staff. Mr. Gilinsky, a member of our board, is a partner of Clairmont Paciello & Co., P.C.

For the years ended December 31, 2011, 2010, and 2009, the Company incurred expenses for accounting services of $100,110, $58,125 and $62,810, respectively, to Clairmont Paciello & Co., P.C., the Company’s outsourced accounting staff. Mr. Gilinsky, a member of our board, is a partner of Clairmont Paciello & Co., P.C.

For the six months ended June 30, 2012 and 2011, the Company paid $-0- and $50,000 to L&M Consulting (“L&M”) which is owned by Louis Brothers, Jr., the son of Louis Brothers, Sr., the Company’s president and chief executive officer.  The Company retained L&M to provide information technology consulting services.  Louis Brothers, Sr., has no interest in the amounts paid to his son.

The Company paid $50,000 in 2011 to L&M for information technology consulting services in connection with a shipment to a customer.

For the six months ended June 30, 2012 and 2011, the Company also paid Louis Brothers, Jr. for consulting services of $10,000 and $12,000, respectively.

Louis Brothers, Jr. was paid $26,000, $24,000 and $24,000 for ongoing information technology consulting services in 2011, 2010, and 2009, respectively.

Mr. Richard Relac, a director of the Company, in the past has been compensated by the Company for translating services unrelated to his position as a director.  For the six months ended June 30, 2012 and 2011, the Company incurred expenses for translating services of $5,040 and $6,086, respectively.

In 2011, 2010 and 2009, the Company paid Mr. Relac $6,489, $3,192 and $-0-, respectively, for such translating services. Mr. Richard Relac, a director of the Company, in the past has been compensated by the Company for translating services unrelated to his position as a director.

Mr. Eugene Breyer, a director of the Company, has provided consulting services to the Company on human resource matters but has not been and does not expect to be compensated for such services.

In 2011, 2010 and 2009, the Company paid Rosemary A. Brothers, the wife of director Louis J. Brothers, $48,125, $42,275 and $37,720, respectively, for administrative services.  Rosemary A. Brothers is, as of the filing date of this report, one of four of the Company’s administrative employee.

 On August 11, 2006, CTCEG loaned the Company $42,000.  During the third quarter of 2010, the Company made a payment of $49,134 against the amounts owed to Coast to Coast Equity Group, Inc.  Of that payment $7,134 was applied to accrued but unpaid interest, and the remaining $42,000 was applied to retire the principal amount owed to Coast to Coast Equity Group, Inc.

Review, Approval or Ratification of Transactions with Related Persons

As a smaller reporting company, we are not required to report this information.

PRINCIPAL SHAREHOLDERS

Director and Executive Officer Stock Ownership; Owners of More Than 5%

Under the rules of the SEC, a person beneficially owns the Company’s common stock if the person has the power to vote or dispose of the shares, or if such power may be acquired, by exercising options, warrants or otherwise, within 60 days.  The table below shows how much Company common stock is beneficially owned as of September 24, 2012 by our directors, Chief Executive Officer / Chief Financial Officer, and the two other most highly paid executive officers at December 31, 2011, other than the Chief Executive Officer / Chief Financial Officer, and the directors and executive officers as a group.  Each person has sole voting power and sole dispositive power with respect to the shares listed unless indicated otherwise.  No shares have been pledged as security by the named executive officers, directors, or the directors and executive officers as a group.  The following table also shows shareholders who are known to the Company to be a beneficial owner of more than 5% of the Company’s common shares as of September 24, 2012.

Name	Common Shares Beneficially Owned		Common Shares Issuable Upon Exercise Of Warrants		Total	% of currently outstanding shares (5)	% of outstanding shares fully diluted (6)
Directors:

Louis J. Brothers	19,654,000	(1) (2) (3)			19,654,000	31.49%	29.29%
Larry K. Wilhide	19,654,000	(1) (2) (4)			19,654,000	31.49%	29.29%
Dr. Victor E. Alessi	48,000	(1)			48,000	*	*
Raul A. Fernandez	48,000	(1)			48,000	*	*
Richard S. Relac	53,000	(1)			53,000	*	*
Andrew T. Gilinsky	68,000	(1)			68,000	*	*
Eugene Breyer	48,000	(1)			48,000	*	*

Executive Officers:

Keith McClellan	324,000	(1) (2)			324,000	*	*

All Directors and Executive Officers as a Group (8 persons)	39,897,000	(1) (2)			39,897,000	63.92%	59.46%

Security Ownership of Certain Beneficial Owners:

MKM Opportunity Master Fund, Ltd. (7)	3,351,060	(8)	2,728,574	(9)	6,079,634	5.37%	9.06%

*	Denotes beneficial ownership less than 1% of the Company's Common Stock
(1)
Includes restricted shares as follows: Mr. Brothers 24,000, Mr. Wilhide  24,000; Mr. Alessi  12,000; Mr. Fernandez 12,000; Mr. Relac 12,000; Mr. Gilinsky 12,000; Mr. Breyer 12,000; Mr. McClellan 12,000; and all directors and executive officers as a group 120,000.  Unless otherwise indicated in the other footnotes below, the restricted stockholders have sole voting power with respect to the restricted shares but do not have sole or shared dispositive power  until the restrictive shares vest.

(2)
Includes options that are exercisable on or within 60 days of September 24, 2012 as follows: Mr. Brothers  750,000;  Mr. Wilhide  750,000; Mr. McClellan  300,000; and all directors and executive officers as a group  1,800,000.

(3)
Mr. Brothers and his wife own all shares as tenants in the entirety.  Mr. Brothers and his wife share voting power and dispositive power with respect to all shares other than restricted shares for which they share voting power but do not have shared dispositive power until the restricted shares vest.

(4)
Mr. Wilhide and his wife own all shares as tenants in the entirety.  Mr. Wilhide and his wife share voting power and dispositive power with respect to all shares other than restricted shares for which they share voting power but do not have shared dispositive power until the restricted shares vest.

(5)	Calculated with respect to each beneficial owner in accordance with Exchange Act Rule 13d-3.
(6)	Calculated assuming the exercise of all warrants and options held by all beneficial owners.
(7)	The address of MKM Opportunity Master Fund, Ltd.'s ("MKM") address is c/o MKM Capital Advisors, LLC, 420 Lexington Avenue, Suite 1718, New York, New York 10170.
(8)
According to the Schedule 13D filed October 25, 2010, MKM Capital Advisors, LLC (“MKM Capital”) serves as investment manager to MKM Opportunity.  David Skriloff is the managing member of MKM Capital and the portfolio manager of MKM Opportunity (together, MKM Opportunity, MKM Capital and David Skriloff are “MKM”).

(9)
MKM Opportunity holds certain warrants for the Company’s shares.  According to the Schedule 13D filed October 25, 2010, MKM Opportunity holds 3,351,060 shares and warrants for an additional 2,082,571 shares issuable upon exercise of the warrants on an as converted basis; and MKM Opportunity, MKM Capital and David Skriloff share voting power and dispositive power with respect to 5,379,631 shares.  Our records indicate, however, that MKM holds warrants for 2,728,574 shares, rather than the 2,082,571 disclosed in the Schedule 13D, which we have reflected in the above table. All warrants held by MKM Opportunity include a limitation on exercise, which provides that at no time will MKM Opportunity be entitled to exercise any number of warrants that would result in the beneficial ownership by MKM Opportunity of more than 9.99% of the outstanding shares of the Company's common stock.

Change in Control Arrangements

We are not aware of any arrangements that could result in a change of control.

THE LINCOLN PARK TRANSACTION

General

On October 5, 2011, we entered into the Purchase Agreement, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Lincoln Park is committed to purchase up to an aggregate of $20,250,000 of our shares of common stock over the term of the Purchase Agreement. Pursuant to the Purchase Agreement Lincoln Park has purchased 300,000 shares of our common stock, for total consideration of $250,000.

As of September 24, 2012, there were 62,416,048 shares outstanding, of which 23,608,048 shares were held by non-affiliates. If all of the 6,514,154 shares offered by Lincoln Park were issued and outstanding as of the date hereof, such shares would represent 9.54% of the total common stock outstanding, or 22.08% of the non-affiliates’ shares outstanding. The number of shares ultimately offered for sale by Lincoln Park is dependent upon the number of shares that we sell to Lincoln Park under the Purchase Agreement.  If we elect to issue more than the 6,514,154 shares offered under this prospectus, which we have the right but not the obligation to do, we must first register under the Securities Act the resale by Lincoln Park of any additional shares we may elect to sell to Lincoln Park before we can sell such additional shares.

Pursuant to the Purchase Agreement, we filed a registration statement, of which this prospectus is a part, with regard to the sale by Lincoln Park of the common stock issuable under the Purchase Agreement. We do not have the right to commence any sales of our shares to Lincoln Park until the SEC has declared the registration statement effective. Thereafter, until April 1, 2014, and subject to certain terms and conditions in the Purchase Agreement, we have the right to direct Lincoln Park to make periodic purchases of up to $500,000 of our common stock per sale depending on certain conditions as set forth in the Purchase Agreement as often as every three business days up to the aggregate commitment of $20,250,000.

The purchase price of the shares will be based on the market prices of our shares immediately prior to the time of sale as computed under the Purchase Agreement without any fixed discount. In no event, however, will Lincoln Park be obligated to purchase shares of our common stock under the Purchase Agreement at a price of less than $0.50 per share. We may, at any time, and in our sole discretion, terminate the Purchase Agreement without fee, penalty or cost upon notice to Lincoln Park. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.  There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Lincoln Park has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. We can also accelerate the amount of common stock to be purchased under certain circumstances. There are no limitations on use of proceeds, financial or business covenants, restrictions on future funding, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

Purchase of Shares Under The Purchase Agreement

Under the Purchase Agreement, on any trading day selected by us and as often as every three business days, we may sell to Lincoln Park up to $150,000 of common stock by delivering a purchase notice to Lincoln Park. The Purchase Price of such shares is equal to the lesser of: (i) the lowest sale price of our common stock on the purchase date; or (ii) the arithmetic average of the three lowest closing sale prices for our common stock during the twelve consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, we may direct that Lincoln Park purchase (a) up to $200,000 of our common stock by delivering a purchase notice provided that the closing price of our stock is not below $1.50 per share on such day, (b) up to $250,000 of our common stock by delivering a purchase notice provided that the closing price of our stock is not below $1.90 per share on such day, (c) up to $300,000 of our common stock by delivering a purchase notice provided that the closing price of our stock is not below $2.25 per share on such day and (d) up to $500,000 of our common stock by delivering a purchase notice provided that the closing price of our stock is not below $4.00 per share on such day.

In consideration for entering into the Purchase Agreement, we issued to Lincoln Park 314,154 shares of common stock (included in this offering) as initial commitment shares.

If we elect to issue more than the 6,514,154 shares offered under this prospectus, which we have the right but not the obligation to do, we must first register under the Securities Act any additional shares we may elect to sell to Lincoln Park before we can sell such additional shares, which could cause substantial dilution to our shareholders.

Minimum Purchase Price

Under the Purchase Agreement, we have set a floor price of $0.50 per share. Lincoln Park will not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price per share would be less than the floor price.

Events of Default

The Purchase Agreement contains a number of events constituting an “Event of Default,” including:

•
while any registration statement is required to be maintained effective pursuant to the terms of the registration rights agreement between us and Lincoln Park, the effectiveness of such registration statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable for sale of our shares of common stock, and such lapse or unavailability continues for a period of fifteen consecutive business days or for more than an aggregate of forty-five business days in any 365-day period;

•	the suspension from trading or failure of our common stock to be listed on our principal market for a period of three consecutive business days;

•
the delisting of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market or NYSE Amex;

•
our transfer agent’s failure to issue to Lincoln Park shares of our common stock which Lincoln Park is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date;

•
any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements if such breach is likely to cause a material adverse effect on us subject to a cure period of five business days;

•
if we pursuant to or within the meaning of any bankruptcy law (a) commence a voluntary case, (b) consent to the entry of an order for relief against us in an involuntary case, (c) consent to the appointment of a custodian of us or for all or substantially all of our property, (d) make a general assignment for the benefit of our creditors or are generally unable to pay our debts as the same become due;

•
a court of competent jurisdiction enters an order or decree under any bankruptcy law that (x) is for relief against us in an involuntary case, (y) appoints a custodian of us or for all or substantially all of our property, or (z) orders the liquidation of us or any subsidiary; or

•	a material adverse change occurs in the Company, our business, financial condition or operations.

            Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above.  In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.  During an event of default, all of which are outside the control of Lincoln Park, shares of our common stock cannot be sold by us or purchased by Lincoln Park under the terms of the Purchase Agreement.

Our Termination Rights

The Purchase Agreement may be terminated by us at any time, at our discretion, without any cost to us.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Shareholders

All 6,514,154 shares of common stock that are registered in this offering which may be sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period ending on April 1, 2014. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Lincoln Park may ultimately acquire all, some or none of the shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the Purchase Agreement, we authorized the sale to Lincoln Park of up to $20,250,000 of our common stock exclusive of the 314,154 commitment shares previously issued and part of this offering. The number of shares ultimately offered for sale by Lincoln Park under this prospectus is dependent upon the number of shares purchased by Lincoln Park under the Purchase Agreement. In the event we elect to issue more than the 6,514,154 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the SEC. The following table sets forth the amount of proceeds we would receive from Lincoln Park from the sale of shares at varying purchase prices:

Assumed Average Purchase Price ($)		Number of Registered Shares to be Issued if Full Purchase (1) (2)	Percentage of Outstanding Shares After Giving Effect to the Issuance of Lincoln Park		Additional Proceeds from Sale of Registered Shares to Lincoln Park Under the Purchase Agreement ($)

$ 0.50	(6)	5,900,000	8.64%	(3)	$2,950,000.00
$ 1.00		5,900,000	8.64%	(3)	$5,900,000.00
$ 2.00		5,900,000	8.64%	(3)	$11,800,000.00
$ 4.00		5,000,000	7.42%	(4)	$20,000,000.00
$ 5.00		4,000,000	6.02%	(5)	$20,000,000.00

(1)           Although the Purchase Agreement provides that we may sell up to $20,250,000 of our common stock to Lincoln Park, we are only registering 5,900,000 shares to be purchased thereunder (not including the 614,154 shares already issued), which may or may not cover all such shares purchased by them under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares which are registered in this offering.

(2)           The number of registered shares to be issued includes a number of shares to be purchased at the applicable price (but not the 314,154 initial commitment shares).

(3)           The denominator is based on 68,316,048 shares outstanding, and includes the 614,154 shares already owned by Lincoln Park and included in this offering.  The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column not including the 300,000 shares already issued in consideration of $250,000.

(4)           The denominator is based on 67,416,048 shares outstanding, and includes the 614,154 shares already owned by Lincoln Park and included in this offering.  The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column not including the 300,000 shares already issued in consideration of $250,000.

(5)           The denominator is based on 66,416,048 shares outstanding, and includes the 614,154 shares already owned by Lincoln Park and included in this offering.  The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column not including the 300,000 shares already issued in consideration of $250,000.

(6)           Under the Purchase Agreement, we may not sell and Lincoln Park cannot purchase any shares in the event the price of our stock is below $0.50 per share.

SELLING SHAREHOLDER

The shares of common stock being offered by the selling shareholder are those to be issued to Lincoln Park under the Purchase Agreement. We are registering the shares of common stock in order to permit Lincoln Park to offer the shares for resale from time to time. Lincoln Park is not a licensed broker-dealer or an affiliate of a licensed broker-dealer. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us within the past three years.

We do not know when or in what amounts Lincoln Park may offer shares for sale. Lincoln Park may elect not to sell any or all of the shares offered by this prospectus. Because Lincoln Park may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by Lincoln Park after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by Lincoln Park.

The following table presents information regarding Lincoln Park. The information concerning beneficial ownership has been taken from our stock transfer records and information provided by Lincoln Park and is dated as of September 24, 2012. Beneficial ownership has been calculated in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days of September 24, 2012.

Selling Shareholder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering	Shares to be Sold in the Offering Assuming the Company Issues Maximum Number of Shares Subject to the Registration Statement of Which this Prospectus is a Part		Percentage of Outstanding Shares Beneficially Owned After Offering

Lincoln Park Capital Fund, LLC (1)	614,154	(2)	*%	6,514,154	(3)	*

*less than 1%

(1)  Josh Scheinfeld and Jonathan Cope, the principals of Lincoln Park, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this prospectus.

(2)  614,154 shares of our common stock are already owned by Lincoln Park.  We may at our discretion elect to issue to Lincoln Park up to an additional $20,000,000 of our common stock under the Purchase Agreement, subject to the terms and provisions of such agreement, but Lincoln Park does not beneficially own any such shares that may be issued by us at our sole discretion and such shares are not included in determining the percentage of shares beneficially owned before the offering.

(3) Although the Purchase Agreement provides what we may sell up to $20,250,000 of our common stock to Lincoln Park, we are only registering 6,514,154 shares issuable under the Purchase Agreement on this registration statement. If we elect to issue more than the 6,514,154 shares offered by this prospectus, which we have the right but not the obligation to do, we must first register under the Securities Act any additional shares we may elect to sell to Lincoln Park before we can sell such additional shares.

DESCRIPTION OF SECURITIES

As of the date of this prospectus, our articles of incorporation authorize us to issue 100,000,000 shares of common stock, par value $0.001 per share. As of September 24, 2012, 62,416,048 shares of common stock were outstanding.

As of September 24, 2012, we also had outstanding:

•	Options to purchase an aggregate of 4,050,000 shares of our common stock, of which 1,940,000 have vested as of June 30, 2012, at a weighted average exercise price of $1.38 per share;

•	Warrants to purchase an aggregate of 2,228,574 shares of our common stock, at a weighted average exercise price of $0.20 per share;

•	Warrants to purchase an aggregate of 410,000 shares of our common stock, at a weighted average exercise price of $1.09 per share, pursuant to an agreement with Wharton, dated August 24, 2011; and

•
Warrants to purchase an aggregate of 100,000 shares of our common stock, at a weighted average exercise price of $0.60 per share, pursuant to an agreement with Hayden Investor Relations, dated February 16, 2012.

The following summary description of our capital stock is based on the provisions of our articles of incorporation as well as our bylaws and the applicable provisions of the Florida Statutes. This information is qualified entirely by reference to the applicable provisions of our articles of incorporation, as amended to date, our bylaws, as amended to date, and the Florida Statutes. For information on how to obtain copies of our articles of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find Additional Information”.

Common Stock

Each outstanding share of common stock is entitled to one vote on all matters to be submitted to a vote of the shareholders. Holders do not have preemptive rights, so we may issue additional shares that may reduce each holder's voting and financial interest in our Company.  Cumulative voting does not apply to the election of directors, so holders of more than 50% of the shares voted for the election of directors can elect all of the directors. All elections for directors shall be decided by a plurality vote; all other questions shall be decided by majority vote except as otherwise provided by Florida Statutes. Our bylaws permit the holders of the same percentage of all shareholders entitled to vote at a meeting to take action by written consent without a meeting.

Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of our Company, holders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities. Holders do not have any conversion, redemption provisions or other subscription rights. All of the outstanding shares of common stock are fully paid and non-assessable.

Florida Anti-Takeover Law and Charter and Bylaws Provisions

Certain sections of the Florida Business Corporation Act create restrictions on the ability of a person or entity to acquire control of a Florida corporation by setting down certain rules and voting restrictions in an acquisition attempt, among other things.  These provisions may enable a minority of our directors and the holders of a minority of the shares of our outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though such a transaction may be favorable to the interests of our shareholders. These provisions could also potentially adversely affect the market price of our stock.  In particular, Florida Statutes section 607.0902 provides state regulation over certain acquisitions of shares of a Florida corporation—referred to as “control-share acquisitions”—that when added to all other shares of the corporation over which the acquiring party exercises voting power would constitute one-fifth or more of all voting power of the corporation unless the articles of incorporation or bylaws of the corporation provide that the provisions of that section do not apply.  Our articles of incorporation and bylaws do not state that the provisions of section 607.0902 do not apply.  Among other things, the statute limits the voting rights of the control shares acquired in the control-share acquisition to such voting rights as are granted by resolution approved by the shareholders of the corporation.  Section 607.0902, however, only applies to a Florida corporation that has (a) 100 or more shareholders, (b) its principal place of business, its principal office, or substantial assets within the State of Florida, and (c) either (i) more than 10 percent of its shareholders resident in the State of Florida, (ii) more than 10 percent of its shares owned by residents of the State of Florida, or (iii) 1,000 shareholders resident in the State of Florida.  Because of these conditions, section 607.0902 does not currently apply to our Company.  Nonetheless, our bylaws provide that, “[a]s provided in the Florida Business Corporation Act,” if a person acquires control shares in the Company, the Company will have certain rights to redeem such shares.

            Furthermore, Florida Statutes section 607.0901 provides state regulation over certain “affiliated transactions” between a Florida corporation and persons—referred to as “interested shareholders”—who are the beneficial owners of more than 10 percent of the outstanding voting shares of that corporation unless the articles of incorporation or bylaws of the corporation provide that the provisions of that section do not apply.  Our articles of incorporation and bylaws do not state that the provisions of section 607.0901 do not apply.  Among other things, the statute creates a general rule, with certain exceptions, that requires that an affiliated transaction be approved by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder.

In addition to the provisions of the Florida Statutes, provisions of our amended and restated articles of incorporation and our bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, which provisions could adversely affect the price of our stock.  Among other things, our amended and restated articles of incorporation and our bylaws (i) provide that the bylaws may be altered, amended, or rescinded by the board of directors (subject to the power of the shareholders to change or repeal such bylaws), (ii) provide that the authorized number of directors may be changed by resolution of the board of directors, (iii) subject to certain limitations, permit our board of directors to issue shares of preferred stock in one or more series and generally establish the rights, preferences and limitations of the shares of each series; and (iv) provide that holders of common stock shall not have pre-emptive rights to acquire unissued shares of the stock or other securities of the Company.

Transfer Agent

Our transfer agent is Pacific Stock Transfer, located at 4045 S. Spencer Street, Suite 403, Las Vegas, Nevada 89119, telephone number (702) 361-3033 and facsimile number (702) 433-1979.

OTCQB tier of the OTC Markets Quotation

Our common stock is quoted on the OTCQB tier of the OTC Markets under the trading symbol “VLYF”.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Lincoln Park, the selling shareholder. The common stock may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

 • ordinary brokers’ transactions;

 • transactions involving cross or block trades;

 • through brokers, dealers, or underwriters who may act solely as agents;

 • “at the market” into an existing market for the common stock;

 • in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

 • in privately negotiated transactions; or

 • any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Lincoln Park is an “underwriter” within the meaning of the Securities Act.

Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Lincoln Park, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Lincoln Park and related persons against specified liabilities, including liabilities under the Securities Act.

Lincoln Park and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised Lincoln Park that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

            Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park or may be resold by Lincoln Park without restriction under Rule 144(b)(1)(i) under the Securities Act.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Thorp, Reed & Armstrong, LLP, Pittsburgh, Pennsylvania.

EXPERTS

Mountjoy Chilton Medley LLP, our independent registered public accounting firm, has audited our financial statements at December 31, 2011 and December 31, 2010, as set forth in their report included herein. We have included our financial statements in this prospectus and elsewhere in the registration statement of which it is a part in reliance on Mountjoy Chilton Medley LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

We make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

VALLEY FORGE COMPOSITE TECHNOLOGIES

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Valley Forge Composite Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Valley Forge Composite Technologies, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholder’s equity, and cash flows for each of the years in the two-year period ended December 31, 2011. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valley Forge Composite Technologies, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ Mountjoy Chilton Medley LLP

Louisville, Kentucky
March 30, 2012

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS

	Dec 31, 2011	Dec 31, 2010

ASSETS
Current assets:
Cash	$372,435	$585,549
Marketable securities	518,576	504,063
Accounts receivable	3,592,821	1,991,902
Inventories	4,508,686	999,952
Prepaid expenses and other	66,183	47,852
Deposits with vendors	-	21,000
Total current assets	9,058,701	4,150,318
Property and equipment, net	112,062	274,405
Non-current assets:
Patent license, net	39,430	-
Deferred equity offering costs, net	658,262	-
Security deposits	5,535	5,535
Total non-current assets	703,227	5,535

Total Assets	$9,873,990	$4,430,258

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,934,187	$2,029,425
Accrued expenses and other	409,364	30,886
Deferred revenue	291,051	1,193,765
Due to shareholder	-	124,846
Total current liabilities	6,634,602	3,378,922
Shareholders' Equity:
Common stock, $.001 par value, 100,000,000 shares authorized;
62,066,928 and 61,320,774 shares issued and
outstanding at December 31, 2011 and 2010	62,067	61,321
Additional paid-in capital	12,544,597	10,777,265
Accumulated deficit	(9,356,115)	(9,782,871)
Accumulated other comprehensive loss	(11,161)	(4,379)
Total shareholders' equity	3,239,388	1,051,336

Total Liabilities and Shareholders' Equity	$9,873,990	$4,430,258

See the accompanying notes to the condensed consolidated financial statements.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended
	December 31,
	2011	2010
Sales	$14,992,867	$18,675,269
Cost of sales	11,679,112	16,077,631

Gross Profit	3,313,755	2,597,638

Costs and expenses
Selling and administrative expenses	1,624,006	1,596,780
Share-based payments	945,619	1,864,279
Total expenses	2,569,625	3,461,059

Income (loss) from operations	744,130	(863,421)

Other non-operating income (expense)
Interest expense	(3,102)	(684,365)
Legal settlement	(316,896)	62,441
Investment income	22,624	8,695

Net income (loss) before taxes	446,756	(1,476,650)

Income Taxes	20,000	-

Net income (loss)	426,756	(1,476,650)

Other comprehensive loss
Unrealized loss on marketable securities	(6,782)	(4,379)

Comprehensive income (loss)	$419,974	$(1,481,029)

Income (loss) per common share:
Basic	$0.01	$(0.02)
Diluted	$0.01

Weighted Average Common Shares Outstanding:
Basic	61,500,794	59,281,322
Diluted	63,778,097

See the accompanying notes to the condensed consolidated financial statements.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2011 AND 2010

	Common Stock	Number of Shares	Additional Paid- in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total

BALANCE AT JANUARY 1, 2010	$54,689	54,688,920	$7,673,903	$(8,306,221)	$-	$(577,629)

Proceeds from exercise of warrants	1,229	1,228,571	244,486			245,715

Stock issuance from cashless exercise of warrants	2,486	2,486,139	(2,486)			-

Stock issued for note conversions	2,857	2,857,144	997,143			1,000,000

Stock issued for services	60	60,000	118,140			118,200

Option based compensation			1,746,079			1,746,079

Unrealized loss on securities					(4,379)	(4,379)

Net loss for 2010				(1,476,650)		(1,476,650)

BALANCE AT DECEMBER 31, 2010	61,321	61,320,774	10,777,265	(9,782,871)	(4,379)	1,051,336

Proceeds from sale of common stock	300	300,000	249,700			250,000

Stock issued for services	132	132,000	125,664			125,796

Option based compensation			819,823			819,823

Stock issued for commitment fee	314	314,154	282,425			282,739

Issuance of warrants			356,145			356,145

Equity offering costs			(66,425)			(66,425)

Unrealized loss on securities					(6,782)	(6,782)

Net income for 2011				426,756		426,756

BALANCE AT DECEMBER 31, 2011	$62,067	62,066,928	$12,544,597	$(9,356,115)	$(11,161)	$3,239,388

See the accompanying notes to the condensed consolidated financial statements.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended
	December 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$426,756	$(1,476,650)
Adjustments to reconcile net income (loss) to net cash
used in operating activities:
Depreciation and amortization expense	112,571	198,373
Loss on disposal of equipment	51,919	-
Amortization of debt discount	-	541,893
Share-based payments	945,619	1,864,279
Change in operating assets and liabilities
(Increase) decrease in operating assets:
Increase in accounts receivable	(1,600,919)	(1,892,782)
(Increase) decrease in inventories	(3,508,734)	(848,652)
(Increase) decrease in prepaid expenses and other	(18,331)	56,433
Decrease in vendor deposits	21,000	-
Increase (decrease) in operating liabilities:
Increase in accounts payable	3,840,059	865,395
Increase (decrease) in accrued expenses and other	357,378	(22,687)
Increase (decrease) in deferred revenue	(902,714)	335,365
Net Cash Used In Operating Activities	(275,396)	(379,033)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of marketable securities	(21,295)	(508,442)
Purchase of patent license	(40,000)	-
Purchases of equipment	(1,577)	(131,114)
Net Cash Used In Investing Activities	(62,872)	(639,556)

CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from exercise of warrants	-	245,715
Proceeds from issuance of common stock	250,000	-
Repayment of convertible debenture	-	(42,000)
Repayments to shareholder	(124,846)	(91,712)
Net cash provided from financing activities	125,154	112,003

NET DECREASE IN CASH	(213,114)	(906,586)
CASH AT BEGINNING OF YEAR	585,549	1,492,135
CASH AT END OF YEAR	$372,435	$585,549

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$-	$-
Interest	$3,102	$64,808

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING
ACTIVITIES
Stock issued for note conversion	$-	$1,000,000
Stock issued for commitment fee	$356,145	$-
Equity offering costs	$(66,425)	$-
Issuance of warrants	$282,739	$-
Deferred equity offering costs in payables and accruals	$85,803	$-

See the accompanying notes to the condensed consolidated financial statements.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

NOTE 1 – NATURE OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business

Valley Forge Composite Technologies, Inc., a Florida corporation (“VF”), is headquartered in Covington, Kentucky, and operates within the following wholly-owned subsidiaries (collectively, the “Company”) (all Florida corporations):

•	Valley Forge Detection Systems, Inc. (“VFDS”) – Development of advanced detection systems, as further described below.
•
Valley Forge Aerospace, Inc. (“VFA”) – Primarily, the design and manufacture of attitude control instruments for small satellites, in particular, mini momentum reaction wheels based on VFA’s proprietary composite and bearing technology. This represents all of the Company’s revenues during 2011 and 2010.

•	Valley Forge Imaging, Inc. (“VFI”) – Market and sell personnel screening devices known as ODIN.
•	Valley Forge Emerging Technologies, Inc. (“VFET”) – Evaluates other scientific technologies not matching the Company’s aerospace and anti-terrorism business segments for potential commercialization.

During 2011 and 2010, the Company won numerous contracts to produce momentum wheels and various other mechanical devices for special projects. This represents all of the Company’s revenues during these periods. Periodically, the Company has a high margin sale outside of the expected gross profit of approximately 15%. Sales of this type are not expected to continue on a consistent basis. In recent years, the Company has focused much of its energy on the development and commercialization of its counter-terrorism products. Such products include an advanced detection capability for illicit narcotics, explosives, and bio-chemical weapons using photo-nuclear reactions to initiate secondary gamma quanta the result of which is a unique and distinguishable signal identifying each component of a substance. This product is known as the THOR photonuclear detection system (“THOR”). The development of the THOR advanced explosives detection system was completed in Russia in 2009. We are currently focused on being able to assemble a demonstration unit to further our efforts in marketing, manufacturing and distribution of THOR in the United States and other countries.

Former Shell Company

On July 6, 2006, Quetzal Capital 1, Inc., a Florida corporation and public company (“QC1”), entered into a share exchange agreement with the then shareholders of VF. Under the share exchange agreement, the VF shareholders gained control of QC1. For financial accounting purposes, the exchange of stock was treated as a recapitalization of VF with the former shareholders of QC1 retaining approximately 11% of the public company. Prior to the merger, QC1 was a reporting shell corporation with no operations. The share exchange was approved by QC1 and its sole shareholder, Quetzal Capital Funding I, Inc. (“QCF1”), and by VF’s board of directors and a majority of its shareholders. QC1 changed its name to Valley Forge Composite Technologies, Inc., a Florida corporation.

Several related agreements were also made with parties associated or affiliated with QC1 in connection with the approval of the share exchange. These agreements involved the approval of a consulting agreement and a warrant agreement with Coast To Coast Equity Group, Inc. (“CTCEG”), a company owned by the same shareholders who owned QC1’s sole corporate shareholder, QCF1, and a registration rights agreement for QCF1, CTCEG and private placement unit holders.

Basis of Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The Accounting Standards Codification (“ASC”) as produced by the Financial Accounting Standards Board (“FASB”) is the sole source of authoritative GAAP. The consolidated financial statements of the Company include the Company and its subsidiaries. All material inter-company balances and transactions have been eliminated.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Comprehensive Income (Loss)

The Company follows the ASC for reporting comprehensive income (loss). Comprehensive income (loss) is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income (loss). The Company’s item of other comprehensive loss is the unrealized loss on marketable securities.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, marketable securities, accounts receivable, security deposits, amount due to shareholder and accounts payable. Except as disclosed in Note 3, the carrying value of these financial instruments approximates their fair value due to their short term maturities.

Cash Equivalents

The Company considers all short-term securities purchased with a maturity of three months or less to be cash equivalents. The Company held no cash equivalents at December 31, 2011 and 2010.

Marketable Securities

The Company’s marketable securities include a mutual fund investment which is classified as available for sale. Securities classified as available for sale are carried in the financial statements at fair value. Realized gains and losses, determined using the first-in, first-out (FIFO) method, are included in earnings; unrealized holding gains and losses are reported in other comprehensive income (loss).

Accounts receivable

Receivables are based on contracted prices and are considered past due when the due date has expired. Typically, receivables are due within 30 - 180 days. The Company sells to customers using credit terms customary in its industry. Credit is based on the credit worthiness of the customer and collateral is generally not obtained. Receivables are reviewed for collectability when they become past due. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer. The Company provides for estimated uncollectible accounts based on prior experience and review of existing receivables. There was no allowance for doubtful accounts at December 31, 2011 and 2010.

Inventories

The Company accounts for inventories by applying the lower of cost or market method, on a first-in, first-out (FIFO) basis. Inventories consist of the following:

	December 31	December 31
	2011	2010

Raw Materials	$4,035,468	$609,900
Work in process	-	6,738
Finished goods	473,218	383,314
	$4,508,686	$999,952

Property and Equipment

Property and equipment is stated at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Computers and equipment	5 - 15 years

Furniture and fixtures	7 years

Demonstration units	5 years

Depreciation expense for the years ended December 31, 2011 and 2010 was $112,001 and $68,530, respectively.

Expenditures for major renewals and betterments that extend the useful lives of the assets are capitalized. Expenditures for maintenance and repairs of the assets are charged to expense as incurred.

Deferred Equity Offering Costs

In connection with the Lincoln Park Capital (“LPC”) arrangement (Note 9), the Company incurred the following costs: (1) warrants issued to Wharton Capital Partners (Note 9), fair value of $356,145, (2) shares issued to LPC as a commitment fee, fair value of $282,739, and (3) Professional fees related to the registration statement to register the LPC shares of $85,803. These costs will be charged to additional paid-in-capital (“APIC”) as shares are sold to LPC. During 2011, $66,425 have been charged to APIC related to the sale of shares to LPC in 2011.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of a customer or distributor arrangement exists, shipment of goods to the customer occurs, the price is fixed or determinable and collection is reasonably assured. See Note 7 for discussion of deferred revenue.

For future sales of ODIN and THOR, it is expected customer acceptance, which may include testing, will also be required for revenue recognition.

Shipping and Handling Costs

Shipping and handling costs incurred by the Company are included in cost of sales, and shipping charges billed to the customer are included in net sales in the accompanying consolidated statements of operations.

Share Based Payments

Generally, all forms of share-based payments, including stock option grants and restricted stock grants, are measured at their fair value on the awards’ grant date, and based on the estimated number of awards that are ultimately expected to vest. Share-based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Warranties

The Company warrants that aerospace goods and other mechanical devices delivered under its customer arrangements will conform to applicable technical standards and specifications and will be free from material and manufacture defects. The warranty period is one year and extends to goods subject to normal use by the customer, as defined. Management does not believe any significant warranty exposure exists at December 31, 2011.

Research and Development Costs

Research and development (“R&D”) costs, which relate primarily to the development, design and testing of products, are expensed as incurred. R&D expense is included in selling and administrative expenses, and was insignificant in 2011 and 2010. However, R&D expenses may be necessary to accommodate customer needs, ongoing improvements or changing government regulations, the extent of which is presently unknown.

Income Taxes

Income taxes are accounted for in accordance with ASC 740, Accounting for Income Taxes. ASC 740 requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, ASC 740 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some, or all, of the deferred tax asset will not be realized.

The FASB has issued standards, contained in the ASC, clarifying the accounting for uncertainty in income taxes. These standards require recognition and measurement of uncertain tax positions using a “more-likely-than-not” approach. These standards have had no material impact on the financial statements.

The Company’s policy for interest and penalties on material uncertain income tax positions recognized in the financial statements is to classify them as interest expense and operating expense, respectively. The Company assessed its uncertain income tax positions for all open tax years and concluded that they have no material liabilities to be recognized. The Company is no longer subject to federal, state, and local examination by tax authorities for tax years before 2008.

Advertising

Advertising costs are expensed as incurred. For the years ended December 31, 2011 and 2010, advertising expense was $3,552 and $61,814, respectively.

Legal costs

Legal costs are expensed as incurred.

Income (loss) per common share

Basic earnings per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. For the 2010 period below, the Company excludes potentially dilutive securities such as convertible warrants and stock options from the loss per share calculations as their effect would have been anti-dilutive.

The following sets forth the computation of earnings per share:

	For the Year Ended
	December 31,
	2011	2010
Net income (loss) (A)	$426,756	$(1,476,650)
Weighted average shares outstanding (B)	61,500,794	59,281,322
Dilutive effect of stock based awards	2,277,303	-
Common stock and common stock equivalents (C)	63,778,097	59,281,322
Income (loss) per share - basic (A/B)	$0.01	$(0.02)
Income (loss) per share - diluted (A/C)	$0.01

The Company’s common stock equivalents include the following:

	December 31,	December 31,
	2011	2010

Class D Warrants	1,428,574	1,428,574
Class F Warrants	1,300,000	1,300,000
Class H Warrants	410,000	-
Options	4,050,000	4,050,000
Total common stock equivalents	7,188,574	6,778,574

On September 13, 2010, the Company issued 4,050,000 stock options of which 1,320,000 and 660,000 were vested at December 31, 2011 and 2010, respectively. See Note 11 for further details. See Note 9 for further details regarding warrants.

Recent accounting pronouncements

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income (“FASB ASU No. 2011-05”), which will require a company to present components of net income and other comprehensive income in one continuous statement or in two separate, but consecutive statements. There are no changes to the components that are recognized in net income or other comprehensive income under current GAAP. In addition, in December 2011, the FASB issued an amendment which defers the requirement to present components of reclassifications of other comprehensive income on the face of the income statement. This guidance is effective for fiscal years ending after December 15, 2012, with early adoption permitted. The Company currently presents components of net income and other comprehensive income in one continuous statement.

NOTE 2 - LIQUIDITY

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The attainment of sustainable profitability and positive cash flow from operations is dependent on certain future events. Management believes its existing cash and investment balances, ongoing profitable sales and access to capital are adequate for the Company’s liquidity needs for 2012.

NOTE 3 – MARKETABLE SECURITIES

The cost and fair value of marketable securities are as follows:

	December 31,	December 31,
	2011	2010
Available for sale equity securities:
Amortized Cost	$529,737	$508,442
Unrealized Loss	(11,161)	(4,379)
Fair Value	$518,576	$504,063

Available for sale securities are carried in the financial statements at fair value. Net unrealized holding losses on available-for-sale securities in the amount of $11,161 and $4,379 have been included in accumulated other comprehensive loss at December 31, 2011 and 2010, respectively.

The ASC defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a framework for measuring fair value. GAAP establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2- inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

At December 31, 2011 and 2010, marketable securities consisted of an exchange traded bond fund that was measured using the Level 1 valuation hierarchy.

NOTE 4 – PROPERTY AND EQUIPMENT

The major classifications of property and equipment are summarized below:

	December 31,	December 31,
	2011	2010
Computers and equipment	$89,643	$135,065
Furniture and fixtures	49,564	49,564
Demonstration units	244,090	296,010
	383,297	480,639
Less: accumulated depreciation	(271,235)	(206,234)
	$112,062	$274,405

Demonstration units includes an ODIN unit available for testing by customers.

NOTE 5 – PATENT LICENSE

On September 22, 2011, the Company announced that it signed a definitive agreement for an exclusive license with Lawrence Livermore National Security, LLC (an affiliate of Lawrence Livermore National Laboratory (“LLNS”)) for certain patents covering an advanced accelerator-detector complex for high efficiency detection of hidden explosives. The patents are those that may ultimately issue from two provisional patent applications filed by LLNS and related to inventions resulting from work done under a Cooperative Research and Development Agreement. Pursuant to the license, The Company paid LLNS license issue fees of $40,000 in 2011 and will make royalty payments equal to 6% of net sales, subject to a minimum annual royalty of $30,000 beginning in 2014, $50,000 in 2015 and $60,000 in 2016 and thereafter during the term of the agreement, expiring December 5, 2030.

The patent license will be amortized over 19 years and three months until the expiration of the patents, if granted, on December 5, 2030.

December 31,
2011

Patent License	$40,000
Less: accumulated amortization	(570)
$39,430

Amortization expense for the year ended December 31, 2011 was $570.

Amortization for each of the next five years will be $2,076 per year.

NOTE 6 – ACCOUNTS PAYABLE

The Company’s 2011 accounts payable include $8,351 borrowed on revolving credit lines utilizing corporate credit cards which bear interest at an average rate of 13.04% per annum and call for total minimum monthly installment payments of $145 as of December 31, 2011. However, since amounts may be due on demand and it is the Company’s intent to pay such balances in their entirety within 12 months; such amounts have been classified as current.

The remaining 2011 accounts payable consist of ordinary inventory purchases and administrative expenses which were incurred in the operations of the Company and include $5,925,836 of trade accounts.

The Company’s 2010 accounts payable include $10,863 borrowed on revolving credit lines utilizing corporate credit cards which bear interest at an average rate of 11.39% per annum and call for total minimum monthly installment payments of $106 as of December 31, 2010. However, since amounts may be due on demand, and it is the Company’s intent to pay such balances in their entirety during 2011; such amounts have been classified as current.

The remaining 2010 accounts payable consist of ordinary inventory purchases and administrative expenses which were incurred in the operations of the Company and include $2,017,212 of trade accounts and other of $1,350.

NOTE 7 – DEFERRED REVENUE

The Company has received $291,051 and $1,193,765, at December 31, 2011 and 2010, respectively, in cash for orders it intends to ship in the following twelve months. Per the Company’s revenue recognition policy (see Note 1), generally the revenue will be recognized when goods have been shipped to the customer. Beginning in December 2010, the Company ceased the requirement of an advance payment on customer orders.

NOTE 8 – NOTES PAYABLE

On July 3, 2008, the Company secured a financing arrangement with MKM Opportunity Master Fund, LLC ("MKM"). The financing consists of a $500,000 Convertible Note, with a conversion price of $0.50 per share, bearing interest at the rate of 8% per year, payable on a quarterly basis and has a term of three years which was due on July 3, 2011. On September 29, 2008, the Company reduced the conversion price to $0.35 per share. In connection with the financing, MKM was also issued Class C Warrants to purchase up to 1,000,000 shares of the Company's common stock. The warrants contained an exercise price of $1.61 per share, but on May 27, 2009 the Company reduced the Class C Warrant exercise price to $0.20 per share. The Company reduced the warrant exercise price to $0.20 per share as part of the terms of an additional round of financing from its Class C and Class D warrant holder. The difference between the warrants’ fair value immediately before and after the modification of the exercise price was insignificant and, therefore, no related expense was recorded. In connection with this financing arrangement, the Class C warrants were valued and recorded at $500,000. Accordingly, the Company recorded an initial debt discount of $500,000 to be amortized over the term of the note and charged $-0- and $250,685 to interest expense during the years ended December 31, 2011 and 2010, respectively.

On March 22, 2010, MKM converted the entire amount of the $500,000 note into 1,428,572 shares of common stock at a conversion price of $0.35 per share.

On September 29, 2008, the Company secured a financing arrangement with MKM and other parties. The financing consists of a $650,000 Convertible Note, with a conversion price of $0.35 per share, bearing interest at the rate of 8% per year, payable on a quarterly basis and has a term of three years due on September 29, 2011. In connection with the financing, MKM and other unrelated individuals were also issued Class D Warrants to purchase up to 1,857,146 shares of the Company's common stock. The warrants contained an exercise price of $0.75 per share, but on May 27, 2009 the Company reduced the Class D Warrant exercise price to $0.20 per share. The Company reduced the warrant exercise price to $0.20 per share as part of the terms of an additional round of financing from its Class C and Class D warrant holder. The difference between the warrants’ fair value immediately before and after the modification of the exercise price was insignificant and, therefore, no related expense was recorded. In connection with this financing arrangement, the Class D warrants were valued and recorded at $650,000. Accordingly, the Company recorded an initial debt discount of $650,000 to be amortized over the term of the note and charged $-0- and $291,209 to interest expense during the years ended December 31, 2011 and 2010, respectively.

On September 29, 2009, the unrelated individual investors converted their $150,000 note into 428,571 shares of common stock at a conversion price of $0.35 per share.

On March 22, 2010, MKM converted the remaining $500,000 note into 1,428,572 shares of common stock at a conversion price of $0.35 per share.

There were no notes outstanding at December 31, 2011 and 2010.

NOTE 9 – SHAREHOLDERS’ EQUITY

On October 5, 2011, the Company signed a $20.25 million purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”). Upon signing the Purchase Agreement, LPC agreed to initially purchase 300,000 shares of our common stock for $250,000. The Company also entered into a registration rights agreement with LPC whereby it agreed to file a registration statement related to the transaction with the SEC covering the shares that may be issued to LPC under the Purchase Agreement. After the SEC has declared effective the registration statement related to the transaction, the Company has the right, in its sole discretion, over a 30-month period to sell up to an additional $20 million of its common stock to LPC in amounts up to $500,000 per sale, depending on certain conditions as set forth in the Purchase Agreement.

There are no upper limits to the share price LPC may pay to purchase common stock and the purchase price of the shares related to the $20 million of additional future funding will be based on the prevailing market prices of the Company’s shares immediately preceding the time of sales without any fixed discount, with the Company controlling the timing and amount of future sales, if any, of shares to LPC. LPC shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of common stock is below the floor price as set forth in the Purchase Agreement.

In consideration for entering into the $20.25 million agreement, the Company issued to LPC 314,154 shares of common stock as a commitment fee. The fair value of these commitment fee shares have been recorded as deferred equity offering costs (Note 1). The Purchase Agreement may be terminated by the Company at anytime.

On July 6, 2006, the Company granted 3,000,000 Class A warrants in connection with a two-year consulting agreement beginning July 6, 2006 to CTCEG (Note 1). These warrants granted in connection with the consulting agreement include the following provisions: 1,000,000 warrants to purchase 1,000,000 shares at an exercise price of $1.00 per share when the per share market value closes at or above $1.00 for up to two years from the effective date of the registration statement registering the underlying shares; 1,000,000 warrants to purchase 1,000,000 shares at an exercise price of $1.50 per share when the per share market value closes at or above $1.50 for up to two years from the effective date of the registration statement registering the underlying shares; and, 1,000,000 warrants to purchase 1,000,000 shares at an exercise price of $2.00 per share when the per share market value closes at or above $2.00 for up to two years from the effective date of the registration statement registering the underlying shares. The Company believes all of the Class A warrants expired on May 14, 2009. CTCEG is disputing whether these Class A warrants have expired.

CTCEG, and Charles J. Scimeca, George Frudakis, and Tony N. Frudakis (formerly the shareholders of Quetzal Capital Funding 1, Inc.), were previously protected from dilution of their percentage ownership of the Company. Non-dilution rights, as defined by the registration rights agreement, mean that these parties shall continue to have the same percentage of ownership and the same percentage of voting rights of the class of the Company’s common stock regardless of whether the Company or its successors or its assigns may thereafter increase or decrease the authorized number of shares of the Company’s common stock or increase or decrease the number of shares issued and outstanding. The non-dilution rights, by the terms of the registration rights agreement, expired on May 14, 2009. Language in prior filings inadvertently and mistakenly implied that these non-dilution rights had been extended until May 13, 2010, but no such extension was ever affected. CTCEG is disputing whether these non-dilution rights have expired.

Common Stock Warrants

On July 3, 2008, the Company secured a financing arrangement with MKM (Note 8). In connection with the financing, MKM was also issued Class C Warrants to purchase up to 1,000,000 shares of the Company's common stock. The warrants contain an exercise price of $1.61 per share. On September 29, 2008, the Company issued an additional 1,146,667 warrants at $0.75 pursuant to section 2(c) of the Class C warrant agreement. The Company reduced the warrant exercise price to $0.20 per share as part of the terms of an additional round of financing from its Class C and Class D warrant holder. The Company believed that accepting this term was necessary in order to close the financing (the sale of stock and warrants on May 27, 2009) and to keep the Company operating. The difference between the warrants’ fair value immediately before and after the modification of the exercise price was insignificant and, therefore, no accounting entry was made.

On June 30, 2010, the Company issued 1,951,515 shares of common stock following the cashless exercise of 2,146,667 MKM Class C Warrants.

On September 29, 2008, the Company secured a financing arrangement with MKM and other unrelated parties. In connection with the financing, MKM and other unrelated parties were also issued Class D Warrants to purchase up to 1,857,146 shares of the Company's common stock. The warrants contain an exercise price of $0.75 per share. The Company reduced the warrant exercise price to $0.20 per share as part of the terms of an additional round of financing from its Class C and Class D warrant holder. The Company believed that accepting this term was necessary in order to close the financing (the sale of stock and warrants on May 27, 2009) and to keep the Company operating. The difference between the warrants’ fair value immediately before and after the modification of the exercise price was insignificant and, therefore, no accounting entry was made.

On February 16, 2010, the Company issued 271,429 shares of common stock following the exercise of 271,429 Class D Warrants and received $54,286 in cash.

On August 23, 2010, the Company issued 157,143 shares of common stock following the exercise of 157,143 Class D Warrants and received $31,429 in cash.

On May 27, 2009, the Company issued 1,900,000 shares of common stock to MKM Capital Advisors and individual investors for cash. In connection with the common stock purchase, MKM Capital Advisors and the individual investors were issued Class F Warrants to purchase up to 1,900,000 shares of the Company’s common stock at an exercise price of $0.20 per share.

On January 29, 2010, the Company issued 534,624 shares of common stock following the cashless exercise of 600,000 Class F Warrants.

On August 10, 2009, the Company issued 800,000 shares of common stock to individual investors for cash. In connection with the common stock purchase, the individual investors were issued Class G Warrants to purchase up to 800,000 shares of the Company’s common stock at an exercise price of $0.20 per share.

On March 29, 2010, the Company issued 800,000 shares of common stock following the exercise of 800,000 Class G Warrants and received $160,000 in cash.

Wharton Capital Partners, Ltd. assisted the Company in arranging for the equity offering arrangement with Lincoln Park Capital. As compensation for its services, the Company issued Class H Warrants to Wharton Capital Partners, Ltd, dated October 4, 2011, to acquire 410,000 shares of the Company's common stock at a price of $1.09 per share. The warrant expires on October 3, 2016 and may be exercised, in whole or in part, at any time prior to expiration either for cash or pursuant to a cashless exercise provision contained in the warrant. A fair value of $356,145 was calculated relating to these warrants using the Black-Scholes pricing model with the following assumptions: share price of $0.94; Strike price of $1.09 per share; Time to expiration (days) of 1,826; Expected volatility of 158%; no dividends; and an annual interest rate based on 3-month U.S. Treasury Bill of 0.19%. The fair value has been recorded to deferred equity offering costs in the accompanying December 31, 2011 consolidated balance sheet.

Stock warrant activity for the year ended December 31, 2011 is summarized as follows:

	Number of shares	Weighted average exercise price
Outstanding at January 1, 2011	2,728,574	$0.20
Granted	410,000	1.09
Forfeited	-	-
Exercised	-	-
Outstanding at December 31, 2011	3,138,574	$0.32

The following table summarizes the Company's Class D, Class F and Class H stock warrants outstanding at December 31, 2011:

Warrant Class	Range of Exercise Price	Number	Weighted Average Remaining Life	Weighted Average Exercise Price
D	$0.20	1,428,574	3.75	$0.20
F	$0.20	1,300,000	2.50	$0.20
H	$1.09	410,000	4.75	$1.09

NOTE 10 – STOCK GRANT

On or about November 1, 2010, each director (other than Lou Brothers and Larry Wilhide) received 12,000 shares of restricted stock totaling 60,000 shares in one lump sum for payment of service for 2010.
On September 29, 2011, the Board of Directors of the Company authorized the issuance of 60,000 shares of common stock for 2011 services, distributed equally to the five Board members. The $57,180 value of the services was recorded based on the previous five day average share price at the date of authorization. The recipients are required to remain in service through December 31, 2011.

On September 29, 2011, the Board of Directors of the Company authorized the issuance of 72,000 shares of common stock for 2011 services, distributed equally to the three executive officers. The $68,616 value of the services was recorded based on the previous five day average share price at the date of authorization. The recipients are required to remain in service through December 31, 2011.

NOTE 11 – STOCK OPTIONS

On September 13, 2010, the Company granted certain employees and others the option to purchase 4,050,000 shares of the Company’s common stock at prices ranging from $1.35 - $1.49 per share. The fair value of stock at the option grant date was determined to be $1.32 per share. The options vest 660,000 on September 13, 2010, 660,000 on January 1, 2011, 620,000 on January 1, 2012, 620,000 on January 1, 2013, 620,000 on January 1, 2014, 620,000 on January 2, 2015, and 250,000 options will vest upon the completion of certain sales goals for ODIN and THOR, and are exercisable from vesting date through a period of five to ten years from the grant date. Management anticipates the average term of the options will be 5-7 years.

Using the Black-Scholes-Merton option pricing model, management has determined that the options have a value ranging from $1.29 to $1.33. For the years ended December 31, 2011 and 2010 the Company recognized compensation cost and an increase in additional paid-in capital of $819,823 and $1,746,079 and an income tax benefit has not been reflected due to an increase in the deferred tax asset valuation allowance. As of December 31, 2011, there was $2,792,077 of total unrecognized compensation cost relating to unvested stock options. That cost is expected to be recognized in the years ending December 31, 2012, 2013, and 2014 in the amounts of $819,823 per year, while $332,500 will be recognized upon the completion of certain sales goals for ODIN and THOR.

The assumptions used and the calculated fair value of the options are as follows:

Expected dividend yield	-0-
Risk-free interest rate	3.78% - 4.99%
Expected life in years	5-7
Expected volatility	180.00%
Weighted average of fair value of options granted	$1.32

The following is an analysis of options to purchase shares of the Company’s stock issued and outstanding:

	Total Options	Weighted Average Exercise Price
Total options outstanding, January 1, 2011	4,050,000	$1.38
Granted	-	-
Exercised	-	-
Expired/cancelled	-	-
Total options outstanding, December 31, 2011	4,050,000	1.38

Options exercisable, December 31, 2011	1,320,000	$1.38

	Nonvested Options	Average Fair Value
Nonvested options
Nonvested options, January 1, 2011	3,390,000	$1.32
Granted	-	-
Vested	(660,000)	1.32
Forfeited	-	-
Nonvested options, December 31, 2011	2,730,000	$1.32

At December 31, 2011, vested exercisable options were outstanding for 1,320,000 shares at an exercise price between $1.35 and $1.49. The weighted average value of the options is $1.32. Of the vested options, 269,360 options have a remaining life of 3.7 years and expire on September 13, 2015 while 1,050,640 options have a remaining life of 8.7 years and expire on September 13, 2020. The 2,730,000 nonvested options will vest over the next five to ten years excluding 250,000 which will vest upon completion of certain sales goals for ODIN and THOR.

2011 Amendment

On August 8, 2011, the Board of Directors approved an amendment to the Incentive Stock Option Master Agreement and the Non Qualified Stock Option Master Agreement previously adopted as part of the Company’s 2008 Equity Incentive Plan (a) to provide for a different vesting schedule, (b) to permit the vesting of unvested options upon Change of Control as defined in the Plan and (c) to permit, in the Board’s discretion, alternative means of payments to exercise options. No change was made to the vesting schedule for options previously granted. No accounting adjustments were recorded as a result of this amendment.

NOTE 12 – INCOME TAXES

Income tax expense for the year ended December 31, 2011 reflects the current amount due for the Alternative Minimum Tax (“AMT”). The Company owed this tax due to a limitation on the use of its net operating loss carryforward for AMT purposes. This amount is recorded as an expense due to an increase in the deferred tax asset valuation allowance. There was no income tax expense or benefit for the year ended December 31, 2010 due to the Company’s net losses and increases in its deferred tax asset valuation allowance.

Deferred income taxes reflect the income tax effect of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and amounts used for income taxes. The Company’s deferred income tax assets and liabilities consist of the following at December 31, 2011 and 2010:

	2011	2010
Deferred Tax Assets:
Stock options	$659,209	$456,724
AMT credit carryforward	20,000	-
Net operating loss carryforwards	1,336,361	1,916,138
	2,015,570	2,372,862
Valuation allowance	(2,005,260)	(2,330,896)
	$10,310	$41,966

	2011	2010
Deferred Tax Liabilities
Depreciation	$10,310	$41,996

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate for fiscal years 2011 and 2010:

	2011		2010

Federal "expected" tax expense (benefit)	34%		(33	) %
State taxes, net of "expected" tax expense (benefit)	6%		(6	) %
Permanent differences	38%		14%
Change in valuation allowance	(73	) %	25%
Effective tax rate	5%		-0-%

Net operating loss carryforwards totaled approximately $3,400,000 at December 31, 2011. The net operating loss carryforwards will begin to expire in the year 2028 if not utilized. After consideration of all the evidence, both positive and negative, management has recorded a full valuation allowance at December 31, 2011 and 2010 due to the uncertainty of realizing the net deferred tax assets under the more likely than not approach. The valuation allowance decreased by approximately $326,000 for the year ended December 2011. Utilization of the Company’s net operating loss carryforwards may be limited based on changes in ownership as defined in Internal Revenue Code Section 382.

NOTE 13 - DESCRIPTION OF LEASING ARRANGEMENTS

On September 1, 2006, the Company entered into a lease of 2,985 square feet of office space located at 50 E. River Center Boulevard, Suite 820, Covington, Kentucky. The term of the lease was for five years ending in August, 2011. The Company has extended the lease an additional five years and six months commencing on September 1, 2011 and expiring February 28, 2017.

Under the terms of the lease, the Company shall pay additional rent to cover operating expenses of the property at a pro rata share deemed to be 0.928%, which will total approximately $41,044 for the initial twelve months. These expenses are anticipated to increase at a 3% rate annually for the remaining term of the agreement.

The Company has entered into a lease of 2,700 square feet of warehouse space located at 1895 Airport Exchange Blvd, Building A, Erlanger, Kentucky, expiring in December, 2011. The Company has extended the lease an additional year commencing on January 1, 2012 and expiring on December 31, 2012.

Under the terms of the lease, the Company shall pay additional rent to cover operating expenses of the property of approximately $349 per month. Rent expense for the periods ended December 31, 2011 and 2010 was $76,173 and $97,407, respectively.

The following is a schedule of future minimum lease payments required under the leases as of December 31, 2011:

Period Ending December 31,	Amount
2012	$62,703
2013	46,287
2014	47,432
2015	48,606
2016	49,810
Thereafter	8,437

$263,275

NOTE 14 - RELATED PARTY TRANSACTIONS

The Company made a $25,000 payment to Mr. Brothers on January 24, 2011 related to the due to shareholder balance. Of that payment, $1,272 was applied to accrued but unpaid interest, and the remaining $23,728 was applied to reduce the principal amount owed to Mr. Brothers. On September 30, 2011, the Company made a $103,728 payment to Mr. Brothers. Of that payment, $2,610 was applied to accrued interest and the remaining $101,118 was applied to retire the principal amount owed to Mr. Brothers.

As of December 31, 2010, the Company owed Mr. Brothers the principal amount of $124,846 for advances made to the Company, plus accrued interest. During 2010, the Company made payments of $150,000 against the amounts owed to Mr. Brothers. Of that payment $58,288 was applied to accrued but unpaid interest, and the remaining $91,712 was applied to reduce the principal amount owed to Mr. Brothers.

For the periods ended December 31, 2011 and 2010, the Company incurred expenses for accounting services of $100,110 and $58,125, respectively, to a firm related to a member of the board of directors.

On August 11, 2006, CTCEG loaned the Company $42,000. During the third quarter of 2010, the Company made a payment of $49,134 against the amounts owed to Coast to Coast Equity Group, Inc. Of that payment $7,134 was applied to accrued but unpaid interest, and the remaining $42,000 was applied to retire the principal amount owed to Coast to Coast Equity Group, Inc.

The Company paid $50,000 in 2011 to L & M Consulting (“L&M”) which is owned by Louis Brothers, Jr., the son of Louis Brothers, Sr., the Company’s president and chief executive officer. The Company retained L&M to provide information technology consulting services. The Company also paid Louis Brothers, Jr $26,000 and $24,000 for consulting services in 2011 and 2010, respectively.

For the periods ended December 31, 2011 and 2010, the Company incurred expenses for translating services of $6,489 and $3,192, respectively, to a member of the board of directors.

NOTE 15 – CONCENTRATION AND CREDIT RISK

During the year ended December 31, 2011, two customers individually accounted for 90% and 10% of the Company’s total revenues. During the year ended December 31, 2010, two customers accounted for 78% and 22% of the Company’s total revenues. A reduction in sales from or loss of these customers could have a material adverse effect on the Company’s results of operations and financial condition.

Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of cash and accounts receivable. The Company maintains its cash investments in high credit quality financial institutions. At various times, the Company has deposits in excess of the Federal Deposit Insurance Corporation limit. The Company has not experienced any losses on these accounts.

The Company’s entire December 31, 2011 accounts receivable balance of $3,592,821 is from one customer. The accounts receivable balance of $1,991,902 is from one customer as of December 31, 2010. The customer is a multinational corporation and all of the Company's sales are exported. The Company has not experienced any bad debts from this customer.

The Company receives its inventory from approximately eight suppliers. The Company has an accounts payable balance to these suppliers of $5,765,349 and $1,912,577 as of December 31, 2011 and 2010, respectively.

NOTE 16 – COMMITMENTS AND CONTINGENCIES

The Company entered into a Consulting and Services Agreement (“CSA”) with Idaho State University (“ISU”). The CSA establishes a framework under which ISU, through the Idaho Accelerator Center (“IAC”), could assemble a THOR demonstration unit in Pocatello, Idaho as well as provide consulting services. In order to begin that project, the CSA requires the Company to propose a series of work orders setting forth work tasks, deliverables, due dates, IAC’s compensation and other commercial terms. On July 15, 2011, the first accepted work order was transmitted to the Company by ISU. Costs related to the first work order have been expensed.

The Company is involved in litigation and disputes arising in the ordinary course of business. While the ultimate outcome of these matters is not presently determinable, it is the opinion of management that the resolution of outstanding claims will not have a material adverse effect on the financial position or results of operations of the Company.

William A. Rothstein vs. Valley Forge Composite Technologies, Inc., a Florida corporation, and Louis J. Brothers

On October 30, 2009, the Company and its president and director, Louis J. Brothers, were both named as defendants in a civil complaint filed in Utah by shareholder William A. Rothstein. The complaint alleges that the defendants committed fraud, violated the Utah Uniform Securities Act, made negligent misrepresentations, breached a fiduciary duty to the shareholder, and breached a settlement agreement and seeks unspecified compensatory and punitive damages and attorney’s fees. Mr. Brothers and the Company filed an answer to the complaint denying all claims.

On November 1, 2011, the Court granted the Plaintiff’s motion to file an amended complaint, which abandons the claims in the original complaint except for breach of contract based upon a claimed breach of an alleged agreement to settle the stock fraud claims alleged in the original Complaint. The Amended Complaint includes 11 additional plaintiffs, two of whom previously filed lawsuits against the Company in Florida, which were later voluntarily dismissed. In the first Amended Complaint claim for breach of contract, Plaintiffs seek the fair market value of stock and warrants under an alleged settlement agreement. The second claim, promissory estoppel, seeks the fair market value of the stock and warrants promised to Plaintiffs. The third claim is for a declaratory judgment that the Defendants are in material breach of a settlement agreement, specific performance for the issuance of promised stock and warrants or, alternatively, damages and other relief the court deems proper.

The Company and Mr. Brothers have filed an Answer to First Amended Complaint denying all claims and asserting affirmative defenses. The Company cannot provide any assurances on the outcome of the matter.

Coast To Coast Equity Group, Inc. vs. Valley Forge Composite Technologies, Inc., a Florida corporation, and Lou Brothers.

On November 11, 2009, the Company and its president and director, Louis J. Brothers, were served with a civil complaint naming both of them as defendants. The complaint was filed in Florida, by shareholder, Coast To Coast Equity Group, Inc. ("CTCEG"). The complaint alleges that the defendants breached a consulting services agreement by not reimbursing plaintiff for $44,495 in expenses, committed fraud, pleaded for the rescission of a standby equity agreement in the amount of $500,000, violated the Florida Securities and Investor Protection Act, made negligent misrepresentations, and breached a fiduciary duty to shareholders and seeks damages in excess of $15,000 and attorney's fees. As it pertains to non-contract claims, the complaint alleges that Mr. Brothers misrepresented the distribution rights that the Company had to its ODIN product and misused plaintiff's proceeds which were to be allocated towards the purchase of an ODIN unit.

The First Amended Complaint ("Complaint") alleges failure to pay a $42,000 promissory note payable to CTCEG. CTCEG was allowed to file an amended complaint. The claim has been resolved and the Company paid in full amounts owing under the promissory note.

The Complaint also contains a claim for breach of the 2006 Warrant Agreement in that the Company failed to issue stock for warrants which the Company contends expired in May, 2009. The Complaint contains a claim for promissory estoppel, alleging that Mr. Brothers orally, and in Securities and Exchange Commission (“SEC”) filings, agreed to extend the Warrant Agreement and is estopped to deny such promises. A claim for non-dilution damages is also included, based on allegations that the 2006 Registration Rights Agreement was also extended to May 2010 and CTCEG is therefore entitled to have additional shares issued because the Company sold additional stock in 2008 and 2009. The Complaint contains a claim for promissory estoppel, alleging that Mr. Brothers orally, and in SEC filings, agreed to extend the Registration Rights Agreement and is estopped to deny such promises. The last claim is for tortious interference with a contractual relationship, alleging Mr. Brothers, presumably in his individual capacity, interfered with CTCEG's contractual rights under the Warrant Agreement, Registration Rights Agreement and Consulting Agreement.

The Company and Mr. Brothers deny all allegations and have filed an Answer and Affirmative Defenses; raising numerous defenses to the claims. They also intend to file applicable counterclaims and possible third party claims, but they cannot provide assurances as to the outcome of the matter. The matter is scheduled for trial during the trial period beginning September 10, 2012.

George Frudakis vs. Valley Forge Composite Technologies, Inc., a Florida corporation, and Lou Brothers.

On or about May 7, 2010, George Frudakis commenced the above titled action against the Company and Lou Brothers. The Complaint sets forth the exact same causes of action as in the Coast to Coast Equity Group, Inc. vs. Valley Forge Composite Technologies, Inc. and Lou Brothers, described above, with the exception that the Frudakis matter does not include a claim for breach of contract based upon the Consulting Agreement. The Company and Brothers deny all allegations and have filed a motion to dismiss the complaint and a motion to consolidate the Frudakis and Coast to Coast cases into a single proceeding. The Court has granted a motion to consolidate the cases for discovery purposes and has reserved as to consolidation for trial. The Company and Lou Brothers intend to file appropriate Affirmative Defenses and Counterclaims, and possible third-party claims, in the event the Court denies the Motion to Dismiss. However, the Company cannot provide assurances as to the outcome of the matter.

Arbitration Claim filed by Advanced Technology Development, Inc.

During 2010, the Company, Louis J. Brothers and Larry K. Wilhide received a Statement of Claim (“Statement”) filed with the American Arbitration Association by Advanced Technology Development, Inc. (“ATD”). Summarizing in general terms, ATD’s arbitration claims one through four are based upon allegations the Company failed to perform or pay ATD for goods pursuant to two separate supply contracts. Claims five through eight are based upon the Company’s activities in the promotion and sale of the ODIN imaging device. Claims nine through thirteen are based upon the Company’s alleged misuse of ATDs’ “ULDRIS” mark. The final claim seeks injunctive relief.

The arbitration proceeding was heard from April 27 through April 29, 2011. On July 31, 2011 and November 2, 2011, the Arbitrator issued Interim Awards.
On December 30, 2011, the Arbitrator issued a Final Award in a total amount aggregating to $316,896. This amount is included in accrued expenses at December 31, 2011. In 2012, ATD has received payment in full and the matter has concluded.

The Company is also a plaintiff in certain legal actions which could result in a gain. The ultimate outcome is not determinable and no amounts have been recognized.

NOTE 17 – SUBSEQUENT EVENTS

We have evaluated the period from December 31, 2011 through the date the financial statements herein were issued for subsequent events requiring recognition or disclosure in the financial statements and we have identified the following events:

The Company Has Received a Settlement Offer Concerning “Demand for Action” Letter Demanding The Board Be Reorganized And Other Relief

On April 24, 2011, the Company and its Board of Directors received a letter entitled “Demand for Action” wherein an attorney representing a class of shareholders alleges facts to support the following claims: “Fraudulent Misrepresentation and Concealments in Violation of §10(b) of the Securities Exchange Act of 1934 and S.E.C. Rule 10b-5,” “Selective Disclosure of, and Failure to Disclose, Material Information, In Violation of Regulation FD”; and “Breaches of Fiduciary Duty”. The letter does not request any monetary damages, but rather seeks a reduction in the number of Board of Directors seats from seven to six, the appointment of three “Independent Directors” and a requirement that the Board must approve all “material decisions in the Company.” The letter further demands the Company hire “an investor / public relations firm,” a CFO experienced in “Wall Street investor relations” and other personnel, along with rescission of options granted to Messrs. Brothers and Wilhide. The Company’s counsel has responded to the letter and requested more information to enable the Board of Directors to investigate the factual allegations claimed in the letter. Such information has not been received. In subsequent correspondence, the attorney indicated that damages in excess of $10 million will be sought in litigation.

The Company’s request for additional information regarding these claims has been ignored. To date, no lawsuit has been filed, although the Company can offer no assurances that no lawsuit will be filed in the future.

On March 8, 2012 the attorney representing the “class of shareholders” transmitted by email a Settlement Agreement and Mutual General Release (“Settlement Agreement”). The “class of shareholders” appears to be limited to Mr. Evan Levine, his wife and children and his investment fund. Because of the narrowly limited “class of shareholders” and the fact that almost a year has lapsed with no action being brought, the Company is assessing whether the threats contained in the April 24, 2011 letter are credible. The Company cannot provide any assurances regarding the outcome of this matter.

On January 18, 2012, Mark Capital LLC exercised Series F warrants issued in May, 2009. Pursuant to the terms of the warrant, 349,120 shares were issued in a cashless exercise.

On February 16, 2012, the Company entered into an Investor Relations Consulting Agreement (“IR Agreement”) with Hayden Investor Relations. The IR Agreement requires Hayden to perform consulting services, including disseminating information to the investing public. The term of the IR Agreement is 12 months, unless terminated earlier; compensation thereunder is a monthly cash payment of $6,500 and 100,000 three year, cashless exercise warrants with a strike price of $0.60 per share; 50,000 warrants vested on February 16, 2012 with the remaining warrants vesting after the first six months.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	JUN 30, 2012	Dec 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash	$346,830	$372,435
Marketable securities	535,618	518,576
Accounts receivable	2,923,418	3,592,821
Note receivable	300,000	-
Inventories	5,379,209	4,508,686
Prepaid expenses and other	28,083	66,183
Total current assets	9,513,158	9,058,701
Property and equipment, net	75,638	112,062
Non-current assets:
Patent license, net	38,391	39,430
Deferred equity offering costs, net	658,262	658,262
Security deposits	5,535	5,535
Total non-current assets	702,188	703,227

Total Assets	$10,290,984	$9,873,990

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,115,758	$5,934,187
Accrued expenses and other	200	409,364
Deferred revenue	147,651	291,051
Total current liabilities	7,263,609	6,634,602
Shareholders' Equity:
Common stock, $.001 par value, 100,000,000 shares authorized;
62,416,048 and 62,066,928 shares issued and
outstanding at June 30, 2012 and December 31, 2011	62,416	62,067
Additional paid-in capital	13,000,761	12,544,597
Accumulated deficit	(10,030,374)	(9,356,115)
Accumulated other comprehensive loss	(5,428)	(11,161)
Total shareholders' equity	3,027,375	3,239,388

Total Liabilities and Shareholders' Equity	$10,290,984	$9,873,990

See the accompanying notes to the condensed consolidated financial statements.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
Sales, net	$904,635	$3,163,039	$5,255,762	$9,580,975
Cost of sales	735,095	2,885,118	4,629,029	7,990,479

Gross Profit	169,540	277,921	626,733	1,590,496

Costs and expenses
Selling and administrative expenses	371,969	334,629	855,809	758,179
Share-based payments	218,313	204,955	456,513	409,911
Total expenses	590,282	539,584	1,312,322	1,168,090

Income (loss) from operations	(420,742)	(261,663)	(685,589)	422,406

Other non-operating income (expense)
Interest expense	-	(1,513)	-	(3,102)
Legal settlement	-	(150,000)	-	(150,000)
Investment income	5,491	5,487	11,330	10,946

Net income (loss)	(415,251)	(407,689)	(674,259)	280,250

Other comprehensive income (loss)
Unrealized gain (loss) on marketable securities	(1,135)	(19)	5,733	(27)

Comprehensive income (loss)	$(416,386)	$(407,708)	$(668,526)	$280,223

Income (loss) per common share:
Basic	$(0.01)	$(0.01)	$(0.01)	$0.01
Diluted				$0.00

Weighted Average Common Shares Outstanding:
Basic	62,416,048	61,320,774	62,381,520	61,320,774
Diluted				63,642,098

See the accompanying notes to the condensed consolidated financial statements.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	For the six months ended
	June 30,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(674,259)	$280,250
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization expense	37,463	38,482
Share-based payments	456,513	409,911
Change in operating assets and liabilities
(Increase) decrease in operating assets:
(Increase) decrease in accounts receivable	669,403	(2,861,974)
Increase in inventories	(870,523)	(642,987)
Decrease in prepaid expenses and other	38,100	5,494
Decrease in vendor deposits	-	21,000
Increase (decrease) in operating liabilities:
Increase in accounts payable	1,181,571	3,294,282
Increase (decrease) in accrued expenses and other	(409,164)	216,782
Decrease in deferred revenue	(143,400)	(822,959)
Net Cash Provided By (Used In) Operating Activities	285,704	(61,719)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of marketable securities	(11,309)	(10,934)
Purchases of equipment	-	(40,020)
Increase in note receivable	(300,000)	-
Net Cash Used In Investing Activities	(311,309)	(50,954)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments to shareholder	-	(124,846)
Net Cash Used In Financing Activities	-	(124,846)

NET DECREASE IN CASH	(25,605)	(237,519)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	372,435	585,549
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$346,830	$348,030

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$-	$-
Interest	$-	$3,102

See the accompanying notes to the condensed consolidated financial statements.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
JUNE 30, 2012

NOTE 1 – NATURE OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Valley Forge Composite Technologies, Inc., a Florida corporation (“VF”), is headquartered in Covington, Kentucky, and operates within the following wholly-owned subsidiaries (collectively, the “Company”) (all Florida corporations):

•	Valley Forge Detection Systems, Inc. (“VFDS”) – Development of advanced detection systems, as further described below.
•
Valley Forge Aerospace, Inc. (“VFA”) – Primarily, the design and manufacture of attitude control instruments for small satellites, in particular, mini momentum reaction wheels based on VFA’s proprietary composite and bearing technology.  This represents all of the Company’s revenues during 2012 and 2011.

•	Valley Forge Imaging, Inc. (“VFI”) – Market and sell personnel screening devices known as ODIN.
•	Valley Forge Emerging Technologies, Inc. (“VFET”) – Evaluates other scientific technologies not matching the Company’s aerospace and anti-terrorism business segments for potential commercialization.

During 2012 and 2011, the Company won numerous contracts to supply momentum wheels and components and various other electronic and mechanical devices for special projects.  This represents all of the Company’s revenues during these periods.  Periodically, the Company has a high margin sale outside of the expected gross profit range of approximately 10% - 15%.  Sales of this type cannot be predicted to reoccur on a consistent basis.  In recent years, the Company has focused much of its energy on the development and commercialization of its counter-terrorism products.  Such products include an advanced detection capability for illicit narcotics, explosives, and bio-chemical weapons using photo-nuclear reactions to initiate secondary gamma quanta the result of which is a unique and distinguishable signal identifying each component of a substance. This product is known as the THOR photonuclear detection system (“THOR”). The development of the THOR advanced explosives detection system was completed in Russia in 2009.  We are currently focused on the marketing, manufacture and distribution of THOR in the United States and other countries.

Former Shell Company

On July 6, 2006, Quetzal Capital 1, Inc., a Florida corporation and public company (“QC1”), entered into a share exchange agreement with the then shareholders of VF. Under the share exchange agreement, the VF shareholders gained control of QC1.  For financial accounting purposes, the exchange of stock was treated as a recapitalization of VF with the former shareholders of QC1 retaining approximately 11% of the public company.  Prior to the merger, QC1 was a reporting shell corporation with no operations. The share exchange was approved by QC1 and its sole shareholder, Quetzal Capital Funding I, Inc. (“QCF1”), and by VF’s board of directors and a majority of its shareholders.  QC1 changed its name to Valley Forge Composite Technologies, Inc., a Florida corporation.

Several related agreements were also made with parties associated or affiliated with QC1 in connection with the approval of the share exchange. These agreements involved the approval of a consulting agreement and a warrant agreement with Coast To Coast Equity Group, Inc. (“CTCEG”), a company owned by the same shareholders who owned QC1’s sole corporate shareholder, QCF1, and a registration rights agreement for QCF1, CTCEG and private placement unit holders.

Basis of Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“GAAP”).  The Accounting Standards Codification (“ASC”) as produced by the Financial Accounting Standards Board (“FASB”) is the sole source of authoritative GAAP.  The consolidated financial statements of the Company include the Company and its subsidiaries.  All material inter-company balances and transactions have been eliminated.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Comprehensive Income (Loss)

The Company follows the ASC for reporting comprehensive income (loss).  Comprehensive income (loss) is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income (loss). The Company’s item of other comprehensive income (loss) is the unrealized gain (loss) on marketable securities.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, marketable securities, accounts receivable, security deposits and accounts payable.  Except as disclosed in Note 3, the carrying value of these financial instruments approximates their fair value due to their short term maturities.

Cash Equivalents

The Company considers all short-term securities purchased with a maturity of three months or less to be cash equivalents.  The Company held no cash equivalents at June 30, 2012 and 2011.

Marketable Securities

The Company’s marketable securities include a mutual fund investment which is classified as available for sale.  Securities classified as available for sale are carried in the financial statements at fair value. Realized gains and losses, determined using the first-in, first-out (FIFO) method, are included in earnings; unrealized holding gains and losses are reported in other comprehensive income (loss).

Accounts receivable

Receivables are based on contracted prices and are considered past due when the due date has expired.  Typically, receivables are due within 30 - 180 days, a change from the Company’s previous policy of receivables due within 15-45 days.  The policy change came at the request of the largest customer due to their collection cycle and was based upon the customer’s past payment performance and general assessment of creditworthiness.  For all customers, credit is based on the credit worthiness of the customer and collateral is generally not obtained.  Receivables are reviewed for collectability when they become past due.  Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.  The Company provides for estimated uncollectible accounts based on prior experience and review of existing receivables.  There was no allowance for doubtful accounts at June 30, 2012 and December 31, 2011.

Inventories

The Company accounts for inventories by applying the lower of cost or market method, on a first-in, first-out (FIFO) basis. Inventories consist of the following:

	JUN 30	DEC 31
	2012	2011
	(unaudited)
Raw Materials	$4,725,600	$4,035,468
Work in process	-	-
Finished goods	653,609	473,218
	$5,379,209	$4,508,686

Property and Equipment

Property and equipment is stated at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Computers and equipment          5 - 15 years
Furniture and fixtures                        7 years
Demonstration units                          5 years

Depreciation expense for the six months ended June 30, 2012 and 2011 is $36,424 and $38,482, respectively.

Expenditures for major renewals and betterments that extend the useful lives of the assets are capitalized. Expenditures for maintenance and repairs of the assets are charged to expense as incurred.

Deferred Equity Offering Costs

In connection with the Lincoln Park Capital (“LPC”) arrangement (Note 9), the Company incurred the following costs: (1) warrants issued to Wharton Capital Partners (Note 9), fair value of $356,145, (2) shares issued to LPC as a commitment fee, fair value of $282,739, and (3) professional fees related to the registration statement to register the LPC shares of $85,803.  These costs will be charged to additional paid-in-capital (“APIC”) as shares are sold to LPC.  During 2011, $66,425 has been charged to APIC related to the initial sale of shares to LPC in 2011.  In the event it is determined no additional shares will be sold to the LPC arrangement, any deferred equity costs will be expensed at such time.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of a customer or distributor arrangement exists, shipment of goods to the customer occurs, the price is fixed or determinable and collection is reasonably assured.  See Note 8 for discussion of deferred revenue.  Sales are also net of customer returns of $345,000 for the three months ended June 30, 2012.

For future sales of ODIN and THOR, it is expected customer acceptance, which may include testing, will also be required for revenue recognition.

Shipping and Handling Costs

Shipping and handling costs incurred by the Company are included in cost of sales, and shipping charges billed to the customer are included in net sales in the accompanying statements of operations.

Share Based Payments

Generally, all forms of share-based payments, including stock option grants, stock warrants and restricted stock grants, are measured at their fair value on the awards’ grant date, and based on the estimated number of awards that are ultimately expected to vest. Share-based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Warranties

The Company warrants that aerospace goods and other mechanical devices delivered under its customer arrangements will conform to applicable technical standards and specifications and will be free from material and manufacture defects. The warranty period is one year and extends to goods subject to normal use by the customer, as defined. Management does not believe any significant warranty exposure exists at June 30, 2012.

Research and Development Costs

Research and development (“R&D”) costs, which relate primarily to the development, design and testing of products, are expensed as incurred.  R&D expense is included in selling and administrative expenses, and was $14,171 and $-0- for the six months ended June 30, 2012 and 2011, respectively.  R&D expenses are necessary to accommodate customer needs, ongoing improvements or changing government regulations, the extent of which is presently unknown.

Income Taxes

Income taxes are accounted for in accordance with ASC 740, Accounting for Income Taxes. ASC 740 requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, ASC 740 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some, or all, of the deferred tax asset will not be realized.

The FASB has issued standards, contained in the ASC, clarifying the accounting for uncertainty in income taxes.  These standards require recognition and measurement of uncertain tax positions using a “more-likely-than-not” approach.

The Company’s policy for interest and penalties on material uncertain income tax positions recognized in the financial statements is to classify them as interest expense and operating expense, respectively.  The Company assessed its uncertain income tax positions for all open tax years and concluded that they have no material liabilities to be recognized.  The Company is no longer subject to federal, state, and local examination by tax authorities for tax years before 2008.

Advertising

Advertising costs are expensed as incurred.  For the six months ended June 30, 2012 and 2011, advertising expense was insignificant.

Legal Costs

Legal costs are expensed as incurred.

Income (loss) per Common Share

Basic earnings per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. For the 2012 period below, the Company excludes potentially dilutive securities such as exercisable warrants and stock options from the loss per share calculations as their effect would have been anti-dilutive.

The following sets forth the computation of earnings per share:

	For the Six Months Ended
	June 30,
	2012	2011
	(unaudited)	(unaudited)
Net income (loss) (A)	$(674,259)	$280,250
Weighted average shares outstanding (B)	62,381,520	61,320,774
Dilutive effect of stock based awards	-	2,321,324
Common stock and common stock equivalents (C)	62,381,520	63,642,098
Income (loss) per share - basic (A/B)	$(0.01)	$0.01
Income (loss) per share - diluted (A/C)		$0.00

The Company’s common stock equivalents include the following:

	JUN 30,	JUN 30,
	2012	2011
	(unaudited)	(unaudited)
Class D Warrants	1,428,574	1,428,574
Class F Warrants	800,000	1,300,000
Class H Warrants	410,000	-
Class I Warrants	100,000	-
Options	4,050,000	4,050,000
Total common stock equivalents	6,788,574	6,778,574

On September 13, 2010, the Company issued 4,050,000 stock options of which 1,940,000 and 1,320,000 were vested at June 30, 2012 and 2011, respectively.  See Note 9 for further details regarding warrants.  See Note 11 for further details regarding options.

Recent Accounting Pronouncements

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income (“FASB ASU No. 2011-05”), which requires a company to present components of net income (loss) and other comprehensive income (loss) in one continuous statement or in two separate, but consecutive statements. There are no changes to the components that are recognized in net income or other comprehensive income under current GAAP. In addition, in December 2011, the FASB issued an amendment which defers the requirement to present components of reclassifications of other comprehensive income on the face of the income statement.  This guidance is effective for fiscal years ending after December 15, 2012, with early adoption permitted. The Company currently presents components of net income and other comprehensive income in one continuous statement.

NOTE 2 - LIQUIDITY

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The attainment of sustainable profitability and positive cash flow from operations is dependent on certain future events.  Management believes its existing cash and investment balances, ongoing profitable sales and access to capital are adequate for the Company’s liquidity needs for 2012.

NOTE 3 – MARKETABLE SECURITIES

The cost and fair value of marketable securities are as follows:

	JUN 30,	December 31,
	2012	2011
	(unaudited)
Available for sale equity securities:
Amortized Cost	$541,046	$529,737
Unrealized Loss	(5,428)	(11,161)
Fair Value	$535,618	$518,576

Available for sale securities are carried in the financial statements at fair value.  Net unrealized holding losses on available-for-sale securities in the amount of $5,428 and $11,161 have been included in accumulated other comprehensive loss at June 30, 2012 and December 31, 2011, respectively.

The ASC defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a framework for measuring fair value.  GAAP establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.  The three levels are defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2- inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

At June 30, 2012 and December 31, 2011, marketable securities consisted of an exchange traded bond fund that was measured using the Level 1 valuation hierarchy.

NOTE 4 – NOTE RECEIVABLE

Note receivable represents an unsecured $300,000 receivable from a third party that is non-interest bearing and due on May 29, 2013.  The Company funded the $300,000 for the posting of a bond, which is a necessary step to completing a potential revenue arrangement with a Latin American government.  The borrower has the right to prepay the note in full or part at anytime.

NOTE 5 – PROPERTY AND EQUIPMENT

The major classifications of equipment are summarized below:

	JUN 30,	December 31,
	2012	2011
	(unaudited)
Computers and equipment	$89,643	$89,643
Furniture and fixtures	49,564	49,564
Demonstration unit	244,090	244,090
	383,297	383,297
Less: accumulated depreciation	(307,659)	(271,235)
	$75,638	$112,062

The demonstration unit is an ODIN unit available for testing by customers.

NOTE 6 – PATENT LICENSE

On September 22, 2011, the Company announced that it signed a definitive agreement for an exclusive license with Lawrence Livermore National Security, LLC (an affiliate of Lawrence Livermore National Laboratory (“LLNS”)) for certain patents covering an advanced accelerator-detector complex for high efficiency detection of hidden explosives.  The patents are those that may ultimately issue from two provisional patent applications filed by LLNS and related to inventions resulting from work done under a Cooperative Research and Development Agreement.  Pursuant to the license, the Company paid LLNS license issue fees of $40,000 in 2011 and will make royalty payments equal to 6% of net sales, subject to a minimum annual royalty of $30,000 beginning in 2014, $50,000 in 2015 and $60,000 in 2016 and thereafter during the term of the agreement, expiring December 5, 2030.

The patent license will be amortized over 19 years and three months until the expiration of the patents, if granted, on December 5, 2030.

	JUN 30,	December 31,
	2012	2011
	(unaudited)
Patent License	$40,000	$40,000
Less: accumulated amortization	(1,609)	(570)
	$38,391	$39,430

Amortization expense for the six months ended June 30, 2012 and 2011 was $1,039 and $-0-.

Amortization for each of the next five years will be $2,078 per year.

NOTE 7 – ACCOUNTS PAYABLE

The Company’s 2012 accounts payable include $8,785 borrowed on revolving credit lines utilizing corporate credit cards which bear interest at an average rate of 12.73% per annum and call for total minimum monthly installment payments of $202 as of June 30, 2012. However, since amounts may be due on demand and it is the Company’s intent to pay such balances in their entirety within 12 months; such amounts have been classified as current.

The remaining 2012 accounts payable consist of ordinary inventory purchases and administrative expenses which were incurred in the operations of the Company and include $7,106,973 of trade accounts.

The Company’s 2011 accounts payable include $8,351 borrowed on revolving credit lines utilizing corporate credit cards which bear interest at an average rate of 13.04% per annum and call for total minimum monthly installment payments of $145 as of December 31, 2011. However, since amounts may be due on demand and it is the Company’s intent to pay such balances in their entirety within 12 months; such amounts have been classified as current.

The remaining 2011 accounts payable consist of ordinary inventory purchases and administrative expenses which were incurred in the operations of the Company and include $5,925,836 of trade accounts.

NOTE 8 – DEFERRED REVENUE

The Company has received $147,651 and $291,051, at June 30, 2012 and December 31, 2011, respectively, in cash for orders it generally intends to ship in the following twelve months based on customer needs.  Per the Company’s revenue recognition policy (see Note 1), generally the revenue will be recognized when goods have been shipped to the customer.  The Company no longer requires an advance payment on customer orders.

NOTE 9 – SHAREHOLDERS’ EQUITY

On October 5, 2011, the Company signed a $20.25 million purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”).  Upon signing the Purchase Agreement, LPC agreed to initially purchase 300,000 shares of our common stock for $250,000.  The Company also entered into a registration rights agreement with LPC whereby it agreed to file a registration statement related to the transaction with the SEC covering the shares that may be issued to LPC under the Purchase Agreement.

Under the Purchase Agreement, after the SEC has declared effective a registration statement related to the transaction, we may direct Lincoln Park to purchase up to $20,250,000 worth of shares of our common stock until April 1, 2014.  On any trading day selected by us, we may sell to Lincoln Park up to $500,000 of common stock by delivering a purchase notice to Lincoln Park. The Purchase Price of such shares is equal to the lesser of: (i) the lowest sale price of our common stock on the purchase date; or (ii) the arithmetic average of the three lowest closing sale prices for our common stock during the twelve consecutive trading days ending on the trading day immediately preceding the purchase date.  Lincoln Park does not have the right or the obligation to purchase any shares of our common stock on any business day that the market price of our common stock is less than $0.50. To the extent that the market price of our common stock is below $0.50 per share on a trading day, we would not receive any proceeds under the Purchase Agreement for that day.

If the market price of our common stock is not below $4.00 per share, our sales will be limited to up to $500,000 of our common stock on each purchase date. If the market price of our common stock is not below $2.25 per share, our sales will be limited to up to $300,000 of our common stock on each purchase date.  If the market price of our common stock is not below $1.90 per share, our sales will be limited to up to $250,000 of our common stock on each purchase date.  If the market price of our common stock is not below $1.50 per share, our sales will be limited to up to $200,000 of our common stock on each purchase date.

As of June 30, 2012, this registration statement has not been declared effective.

There are no upper limits to the share price LPC may pay to purchase common stock and the purchase price of the shares related to the $20 million of additional future funding will be based on the prevailing market prices of the Company’s shares immediately preceding the time of sales without any fixed discount, with the Company controlling the timing and amount of future sales, if any, of shares to LPC.  LPC shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of common stock is below the floor price as set forth in the Purchase Agreement.

In consideration for entering into the $20.25 million agreement, the Company issued to LPC 314,154 shares of common stock as a commitment fee. The fair value of these commitment fee shares have been recorded as deferred equity offering costs (Note 1).  The Purchase Agreement may be terminated by the Company at any time.

On July 6, 2006, the Company granted 3,000,000 Class A warrants in connection with a two-year consulting agreement beginning July 6, 2006 to CTCEG (Note 1).  These warrants granted in connection with the consulting agreement include the following provisions: 1,000,000 warrants to purchase 1,000,000 shares at an exercise price of $1.00 per share when the per share market value closes at or above $1.00 for up to two years from the effective date of the registration statement registering the underlying shares; 1,000,000 warrants to purchase 1,000,000 shares at an exercise price of $1.50 per share when the per share market value closes at or above $1.50 for up to two years from the effective date of the registration statement registering the underlying shares; and, 1,000,000 warrants to purchase 1,000,000 shares at an exercise price of $2.00 per share when the per share market value closes at or above $2.00 for up to two years from the effective date of the registration statement registering the underlying shares.  The Company believes all of the Class A warrants expired on May 14, 2009. CTCEG is disputing whether these Class A warrants expired on that date.

CTCEG, and Charles J. Scimeca, George Frudakis, and Tony N. Frudakis (formerly the shareholders of Quetzal Capital Funding 1, Inc.), were previously protected from dilution of their percentage ownership of the Company. Non-dilution rights, as defined by the registration rights agreement, mean that these parties shall continue to have the same percentage of ownership and the same percentage of voting rights of the class of the Company’s common stock regardless of whether the Company or its successors or its assigns may thereafter increase or decrease the authorized number of shares of the Company’s common stock or increase or decrease the number of shares issued and outstanding. The non-dilution rights, by the terms of the registration rights agreement, expired on May 14, 2009.  Language in prior filings inadvertently and mistakenly implied that these non-dilution rights had been extended until May 13, 2010, but no such extension was ever affected.  CTCEG is disputing whether these non-dilution rights expired on May 14, 2009.

Common Stock Warrants

On September 29, 2008, the Company secured a financing arrangement with MKM Capital Advisors (“MKM”) and other unrelated parties.  In connection with the financing, MKM and other unrelated parties were also issued Class D Warrants to purchase up to 1,857,146 shares of the Company's common stock. The warrants contain an exercise price of $0.20 per share.
During 2010, the Company issued 428,572 shares of common stock following the exercise of 428,572 Class D Warrants and received $85,715 in cash.

On May 27, 2009, the Company issued 1,900,000 shares of common stock to MKM and individual investors for cash.  In connection with the common stock purchase, MKM Capital Advisors and the individual investors were issued Class F Warrants to purchase up to 1,900,000 shares of the Company’s common stock at an exercise price of $0.20 per share.

On January 29, 2010, the Company issued 534,624 shares of common stock following the cashless exercise of 600,000 Class F Warrants.

On January 18, 2012, the Company issued 349,120 shares of common stock following the cashless exercise of 500,000 Class F Warrants.

Wharton Capital Partners, Ltd. assisted the Company in arranging for the equity offering arrangement with Lincoln Park Capital, as described above.  As compensation for its services, the Company issued Class H Warrants to Wharton Capital Partners, Ltd, dated October 4, 2011, to acquire 410,000 shares of the Company's common stock at a price of $1.09 per share.  The warrants expire on October 3, 2016 and may be exercised, in whole or in part, at any time prior to expiration either for cash or pursuant to a cashless exercise provision contained in the warrant.  A fair value of $356,145 was calculated relating to these warrants using the Black-Scholes pricing model with the following assumptions: share price of $0.94; exercise price of $1.09 per share; time to expiration (days) of 1,826; expected volatility of 158%; no dividends; and an annual interest rate based on 3-month U.S. Treasury Bill of 0.19%. The fair value has been recorded to deferred equity offering costs (Note 1) in the accompanying June 30, 2012 and December 31, 2011 consolidated balance sheets.

On February 16, 2012, the Company issued Class I Warrants to Hayden Investor Relations to acquire 100,000 shares of common stock at a price of $0.60 per share.  The warrants expire on February 15, 2015.  A fair value of $53,429 was calculated relating to these warrants using the Black-Scholes pricing model with the following assumptions: share price of $0.64; exercise price of $0.60 per share; time to expiration (days) of 1,095; expected volatility of 156%; no dividends; and an annual interest rate based on 3-month U.S. Treasury Bill of 2.31%.  The warrants vest 50% at inception and 50% on August 16, 2012.  For the six months ended June 30, 2012, expense of $46,602 was recorded along with an increase of additional paid-in capital.

Stock warrant activity for the period ended June 30, 2012 is summarized as follows:

	Number of shares	Weighted average exercise price
Outstanding at January 1, 2012	3,138,574	$0.32

Granted	100,000	0.60
Forfeited	-	-
Exercised	(500,000)	0.20
Outstanding at June 30, 2012	2,738,574	$0.35

The following table summarizes the Company's Class D, Class F Class H and Class I stock warrants outstanding at June 30, 2012:

Warrant Class	Range of Exercise Price	Number	Weighted Average Remaining Life	Weighted Average Exercise Price
D	$0.20	1,428,574	3.25	$0.20
F	$0.20	800,000	2.00	$0.20
H	$1.09	410,000	4.25	$1.09
I	$0.60	100,000	2.65	$0.60

NOTE 10 – STOCK GRANT

On September 29, 2011, the Board of Directors of the Company authorized the issuance of 60,000 shares of common stock for 2011 services, distributed equally to the five Board members.  The $57,180 value of the services was recorded based on the previous five day average share price at the date of authorization.  The recipients were required to remain in service through December 31, 2011.

On September 29, 2011, the Board of Directors of the Company authorized the issuance of 72,000 shares of common stock for 2011 services, distributed equally to the three executive officers.  The $68,616 value of the services was recorded based on the previous five day average share price at the date of authorization.  The recipients were required to remain in service through December 31, 2011.

NOTE 11 – STOCK OPTIONS

On September 13, 2010, the Company granted certain employees and others the option to purchase 4,050,000 shares of the Company’s common stock at prices ranging from $1.35 - $1.49 per share.  The fair value of stock at the option grant date was determined to be $1.32 per share.  The options vest 660,000 on September 13, 2010, 660,000 on January 1, 2011, 620,000 on January 1, 2012, 620,000 on January 1, 2013, 620,000 on January 1, 2014, 620,000 on January 2, 2015, and 250,000 options will vest upon the completion of certain sales goals for ODIN and THOR, and are exercisable from vesting date through a period of five to ten years from the grant date. Management anticipates the average term of the options will be 5-7 years.

Using the Black-Scholes-Merton option pricing model, management has determined that the options have a value ranging from $1.29 to $1.33.  For the six months ended June 30, 2012 and 2011 the Company recognized compensation cost and an increase in additional paid-in capital of $409,911 and $409,911 and an income tax benefit has not been reflected due to an increase in the deferred tax asset valuation allowance. As of June 30, 2012, there was $2,382,166 of total unrecognized compensation cost relating to unvested stock options.  That cost is expected to be recognized in the years ending December 31, 2012, 2013, and 2014 in the amounts of $819,823 per year, while $332,500 will be recognized upon the completion of certain sales goals for ODIN and THOR.

The assumptions used and the calculated fair value of the options are as follows:

Expected dividend yield	-0-
Risk-free interest rate	3.78% - 4.99%
Expected life in years	5-7
Expected volatility	180.00%
Weighted average of fair value of options granted	$1.32

The following is an analysis of options to purchase shares of the Company’s stock issued and outstanding:

	Total Options	Weighted Average Exercise Price
Total options outstanding, January 1, 2012	4,050,000	$1.38
Granted	-	-
Exercised	-	-
Expired/cancelled	-	-

Total options outstanding, June 30, 2012	4,050,000	1.38

Options exercisable, June 30, 2012	1,940,000	$1.38

	Nonvested Options	Average Fair Value
Nonvested options

Nonvested options, January 1, 2012	2,730,000	$1.32
Granted	-	-

Vested	(620,000)	1.32
Forfeited	-	-

Nonvested options, June 30, 2012	2,110,000	$1.32

At June 30, 2012, vested exercisable options were outstanding for 1,940,000 shares at an exercise price between $1.35 and $1.49.  The weighted average value of the options is $1.32.  Of the vested options, 404,040 options have a remaining life of 2.8 years and expire on September 13, 2015 while 1,535,960 options have a remaining life of 7.8 years and expire on September 13, 2020.  The 2,110,000 nonvested options will vest over the next five to ten years excluding 250,000 which will vest upon completion of certain sales goals for ODIN and THOR.

2011 Amendment

On August 8, 2011, the Board of Directors approved an amendment to the Incentive Stock Option Master Agreement and the Non Qualified Stock Option Master Agreement previously adopted as part of the Company’s 2008 Equity Incentive Plan (a) to provide for a different vesting schedule, (b) to permit the vesting of unvested options upon Change of Control as defined in the Plan and (c) to permit, in the Board’s discretion, alternative means of payments to exercise options.  No change was made to the vesting schedule for options previously granted.  No accounting adjustments were recorded as a result of this amendment.

NOTE 12 – INCOME TAXES

There was no income tax expense or benefit for the six months ended June 30, 2012 and 2011 due to the Company’s net losses and changes in its deferred tax asset valuation allowance.

Deferred income taxes reflect the income tax effect of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and amounts used for income taxes.  Management has recorded a full valuation allowance of its net deferred tax asset at June 30, 2012 and December 31, 2011 under the more likely than not approach.

The Company has net operating loss carryforwards for tax purposes of approximately $3,400,000 that begin to expire in 2028 if not utilized.  Utilization of the Company’s net operating loss carryforwards may be limited based on changes in ownership as defined in Internal Revenue Code Section 382.

NOTE 13 - DESCRIPTION OF LEASING ARRANGEMENTS

On September 1, 2006, the Company entered into a lease of 2,985 square feet of office space located at 50 E. River Center Boulevard, Suite 820, Covington, Kentucky. The term of the lease was for five years ending in August, 2011.  The Company has extended the lease an additional five years and six months commencing on September 1, 2011 and expiring February 28, 2017.

Under the terms of the lease, the Company shall pay additional rent to cover operating expenses of the property of approximately $41,000 for the initial twelve months.  These expenses are anticipated to increase at a 3% rate annually for the remaining term of the agreement.

The Company has entered into a lease of 2,700 square feet of warehouse space located at 1895 Airport Exchange Blvd, Building A, Erlanger, Kentucky, expiring in December, 2011.  The Company has extended the lease an additional year commencing on January 1, 2012 and expiring on December 31, 2012.

Under the terms of the lease, the Company shall pay additional rent to cover operating expenses of the property of approximately $350 per month.  Rent expense for the periods ended June 30, 2012 and 2011 was $38,652 and $50,060, respectively.

The following is a schedule of future minimum lease payments required under the leases as of June 30, 2012:

Period Ending June 30,	Amount
2013	$54,495
2014	46,855
2015	48,014
2016	49,202
2017	29,328
$227,894

NOTE 14 - RELATED PARTY TRANSACTIONS

The Company made a $25,000 payment to Mr. Brothers on January 24, 2011 related to the due to shareholder balance.  Of that payment, $1,272 was applied to accrued but unpaid interest, and the remaining $23,728 was applied to reduce the principal amount owed to Mr. Brothers.  On September 30, 2011, the Company made a $103,728 payment to Mr. Brothers.  Of that payment, $2,610 was applied to accrued interest and the remaining $101,118 was applied to retire the principal amount owed to Mr. Brothers.

For the six months ended June 30, 2012 and 2011, the Company incurred expenses for accounting services of $56,625 and $50,307, respectively, to a firm related to a member of the board of directors.

For the six months ended June 30, 2012 and 2011, the Company paid $-0- and $50,000 to L & M Consulting (“L&M”) which is owned by Louis Brothers, Jr., the son of Louis Brothers, Sr., the Company’s president and chief executive officer.  The Company retained L&M to provide information technology consulting services.

For the six months ended June 30, 2012 and 2011, the Company also paid Louis Brothers, Jr. for consulting services of $10,000 and $12,000, respectively.

For the six months ended June 30, 2012 and 2011, the Company incurred expenses for translating services of $5,040 and $6,086, respectively, to a member of the board of directors.

NOTE 15 – CONCENTRATION AND CREDIT RISK

During the six months ended June 30, 2012, one customer accounted for 100% of the Company’s total revenues.  During the six months ended June 30, 2011, two customers accounted for 89% and 11% of the Company’s total revenues.  A reduction in sales from or loss of these customers could have a material adverse effect on the Company’s results of operations and financial condition.

Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of cash and accounts receivable.  The Company maintains its cash investments in high credit quality financial institutions. At various times, the Company has deposits in excess of the Federal Deposit Insurance Corporation limit.  The Company has not experienced any losses on these accounts.

The Company’s entire June 30, 2012 accounts receivable balance of $2,923,418 is from one customer.  The accounts receivable balance of $3,592,821 is from one customer as of December 31, 2011.  The customer is a multinational corporation and all of the Company’s sales are exported.  The Company has not experienced any bad debts from this customer.

The Company receives its inventory from approximately eight suppliers.  The Company has an accounts payable balance to these suppliers of $7,106,973 and $5,765,349 as of June 30, 2012 and December 31, 2011, respectively.

NOTE 16 – COMMITMENTS AND CONTINGENCIES

The Company entered into a Consulting and Services Agreement (“CSA”) with Idaho State University (“ISU”). The CSA establishes a framework under which ISU, through the Idaho Accelerator Center (“IAC”), could assemble a THOR demonstration unit in Pocatello, Idaho as well as provide consulting services.  In order to begin that project, the CSA requires the Company to propose a series of work orders setting forth work tasks, deliverables, due dates, IAC’s compensation and other commercial terms.  On July 15, 2011, the first accepted work order was transmitted to the Company by ISU. Costs related to the first work order have been expensed.  No additional work orders have been executed.

The Company is involved in litigation and disputes arising in the ordinary course of business. While the ultimate outcome of these matters is not presently determinable, it is the opinion of management that the resolution of outstanding claims will not have a material adverse effect on the financial position or results of operations of the Company.

William A. Rothstein vs. Valley Forge Composite Technologies, Inc., a Florida corporation, and Louis J. Brothers

The Company and its president and director, Louis J. Brothers, have been named as defendants in a civil complaint filed in Utah by shareholder William A. Rothstein and eleven additional plaintiffs.  The complaint alleges a variety of claims.  Mr. Brothers and the Company filed an answer to the complaint denying all claims.  The Company cannot provide any assurances on the outcome of the matter.

Coast To Coast Equity Group, Inc. vs. Valley Forge Composite Technologies, Inc., a Florida corporation, and Lou Brothers.

The Company and its president and director, Louis J. Brothers, have been served with a civil complaint naming both of them as defendants. The complaint was filed in Florida, by shareholder, Coast To Coast Equity Group, Inc.  ("CTCEG").  The complaint alleges a variety of claims  and seeks damages and attorney's fees.  As it pertains to non-contract claims, the complaint alleges that Mr. Brothers misrepresented the distribution rights that the Company had to its ODIN product and misused plaintiff's proceeds which were to be allocated towards the purchase of an ODIN unit.  The Complaint also contains a claim for breach of the 2006 Warrant Agreement in that the Company failed to issue stock for warrants which the Company contends expired in May, 2009.   A claim for non-dilution damages is also included.

The Company and Mr. Brothers deny all allegations and have filed an Answer and Affirmative Defenses; raising numerous defenses to the claims.   They also intend to file applicable counterclaims and possible third party claims, but they cannot provide assurances as to the outcome of the matter.  The matter is scheduled for trial during the trial period beginning September 10, 2012.

George Frudakis vs. Valley Forge Composite Technologies, Inc., a Florida corporation, and Lou Brothers.

George Frudakis commenced the above titled action against the Company and Lou Brothers.  The Complaint generally sets forth the same causes of action as in the Coast to Coast Equity Group, Inc. vs. Valley Forge Composite Technologies, Inc. and Lou Brothers, described above.  The Company and Brothers deny all allegations and have filed a motion to dismiss the complaint and a motion to consolidate the Frudakis and Coast to Coast cases into a single proceeding.  The Court has granted a motion to consolidate the cases for discovery purposes and has reserved as to consolidation for trial.  The Company and Lou Brothers intend to file appropriate Affirmative Defenses and Counterclaims, and possible third-party claims, in the event the Court denies the Motion to Dismiss.  However, the Company cannot provide assurances as to the outcome of the matter.

Arbitration Claim filed by Advanced Technology Development, Inc.

During 2010, the Company, Louis J. Brothers and Larry K. Wilhide received a Statement of Claims (“Statement”) filed with the American Arbitration Association by Advanced Technology Development, Inc. (“ATD”).

The arbitration proceeding was heard during 2011.  On July 31, 2011 and November 2, 2011, the Arbitrator issued Interim Awards.  On December 30, 2011, the Arbitrator issued a Final Award in a total amount aggregating to $316,896.  This amount is included in accrued expenses at December 31, 2011.  In 2012, ATD has received payment in full and the matter has concluded.

Demand for action letter and settlement offer

In 2011, the Company received a letter entitled “Demand for Action” wherein an attorney representing a class of Shareholders alleges facts to support a variety of claims and demanding the Company perform a variety of actions.  The attorney later indicated that damages in excess of $10 million will be sought in litigation.  In 2012, the attorney submitted a settlement agreement to the Company.  To date, no lawsuit has been filed, however the ultimate outcome of this matter is undeterminable.

The Company is also a plaintiff in certain legal actions which could result in a gain.  The ultimate outcome is not determinable and no amounts have been recognized.

NOTE 17 – SUBSEQUENT EVENTS

We have evaluated the period from June 30, 2012 through the date the financial statements herein were issued for subsequent events requiring recognition or disclosure in the financial statements and no events have been identified.

6,514,154 shares

Common Stock

PROSPECTUS

________________, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee.

Amount to be Paid
SEC registration	$616
Printing and engraving expenses	$-0-
Legal fees and expenses	$100,000
Accounting fees and expenses	$58,500
Transfer agent and registrar fees and expenses	$-0-
Miscellaneous expenses	$12,500

Total	$171,616

Item 14.  Indemnification of Directors and Officers.

Under section 607.0850(1) of the Florida Statutes, a corporation has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  In addition, section 607.0850(2) of the Florida Statutes provides that a corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof.

Furthermore, under section 607.0850(3) of the Florida Statutes, to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in sections 607.0850(1) and 607.0850(2) of the Florida Statutes, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.  Any indemnification under sections 607.0850(1) and 607.0850(2) of the Florida Statutes, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in sections 607.0850(1) and 607.0850(2), which determination is to be made as set forth in section 607.0850(4) of the Florida Statutes.  Section 607.0840(7) of the Florida Statutes, however, provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute (a) a violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director, officer, employee, or agent derived an improper personal benefit, (c) in the case of a director, an unlawful distribution under which the liability provisions of Florida Statutes section 607.0834 are applicable, or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

            The Company’s Amended and Restated Articles of Incorporation (the “Articles”) state that the Company shall indemnify, and shall advance expenses on behalf of, its officers and directors to the fullest extent not prohibited by any law in existence on October 28, 2009 or thereafter. Further, the Articles state that the Company may indemnify employees, agents and others as the Company’s Bylaws may provide.

Pursuant to Article Eight, Section 1 of the Bylaws, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether (a) civil, criminal, administrative, investigative, or otherwise, (b) formal or informal, or (c) by or in the right of the Company (collectively, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, manager, officer, partner, trustee, employee or agent of another foreign or domestic corporation or of a foreign or domestic limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, employee or agent of the Company or in any other capacity while serving as such other director, manager, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the Company against all expenses (including attorney’s fees) and settlement amounts incurred or paid, in connection with any such proceeding and any appeal or appeals thereof, if the person acted in good faith and in a manner the person reasonably believed to be in conformity with, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

The Bylaws further provide that until such time as there has been a final judgment to the contrary, a person shall be presumed to be entitled to be indemnified under Article Eight, Section 1. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, either rebut such presumption or create a presumption that (a) the person did not act in good faith and in a manner which the person reasonably believed to be in conformity with, or not opposed to, the best interests of the Company, (b) with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful, or (c) the person was not successful on the merits or otherwise in defense of the proceeding or of any claim, issue or matter therein.

In addition, the Bylaws provide that if the Florida Business Corporation Act (Florida Statutes section 607.0101 et seq.) (hereinafter the “FBCA”) is amended to provide for indemnification rights broader than those provided by Article Eight, Section 1, then the persons referred to in Article Eight, Section 1 shall be indemnified and held harmless by the Company to the fullest extent permitted by the FBCA as so amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior to such amendment).

Article Eight, Section 2 of the Bylaws states that a determination as to whether a person who is a director, officer, employee or agent of the Company at the time of the determination is entitled to be indemnified and held harmless under Article Eight, Section 1 shall be made by (a) a majority vote of the directors who are not parties to such a proceeding, even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, independent legal counsel in a written opinion, or (d) the stockholders. A determination as to whether a person who is not a director, officer, employee or agent of the Company at the time of the determination is entitled to be indemnified shall be made by or as directed by the board of directors of the Company.

The right to indemnification conferred in the Bylaws is a contract right and includes the right to require the Company to pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the board of directors so determines, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Company (but not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall be finally determined pursuant to the procedure in Article Eight, Section 2 of the Bylaws that such indemnitee is not entitled to be indemnified for such expenses under Article Eight, Section 1 of the Bylaws or otherwise.

            Under the Bylaws, if a claim under Article Eight, Section 1 is not paid in full by the Company within thirty (30) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall be entitled to an award of reasonable attorneys’ fees and expenses for prosecuting the claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the FBCA for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Furthermore, the Bylaws provide that neither the failure of the Company (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the FBCA, nor an actual determination by the Company (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The Bylaws also state that the rights to indemnification and the advancement of expenses conferred thereby shall not be exclusive of any other right which any person may have or thereafter acquire under any statute, any provision of the Articles, as amended, or of any bylaw, agreement or insurance policy or arrangement, or any vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.  In addition, the Bylaw provide that such rights shall continue as to a person who has ceased to be a director, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Bylaws expressly authorize the board of directors to adopt and enter into indemnification agreements with, and obtain insurance for, directors, officers, employees or agents of the Company and those serving at the request of the Company as directors, managers, officers, partners, trustees, employees or agents of another corporation or of a limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

At present, there is pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, and are we aware of threatened litigation that may result in claims for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities including, without limitation, corporate securities claims.

Item 15. Recent Sales of Unregistered Securities.

Our Company has issued the following securities during the past three (3) years without registering the securities under the Securities Act:

Recent Sales of Unregistered Securities

On October 5, 2011, the Company signed a $20.25 million purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), an Illinois limited liability company.  Upon signing the Purchase Agreement, LPC agreed to initially purchase 300,000 shares of our common stock for $250,000.  We also entered into a registration rights agreement with LPC whereby we agreed to file a registration statement related to the transaction with the SEC covering the shares that may be issued to LPC under the Purchase Agreement.  After the SEC has declared effective the registration statement related to the transaction, we have the right, in our sole discretion, until April 1, 2014 to sell up to an additional $20 million of our common stock to LPC in amounts up to $500,000 per sale, depending on certain conditions as set forth in the Purchase Agreement.  In consideration for entering into the $20.25 million agreement, we issued to LPC 314,154 shares of our common stock as a commitment fee.

During 2009, we sold securities in various private, unregistered transactions. Neither the Company nor any person acting on its behalf offered or sold securities by any form of general solicitation or general advertising. The purchasers were known to management or were known to business associates of management. No underwriting discounts or commissions were paid to any party by the Company.

On May 27, 2009 the Company issued 1,900,000 shares of common stock to MKM Master and individual investors for $237,500 in cash.  On May 27, 2009, the Company also granted to MKM Master and individual investors seven-year Class F Warrants to purchase 1,900,000 shares of common stock at a price of $0.20.  These sales were conducted in a private transaction exempt from registration pursuant to pursuant to Section 4(2) of the Securities Act and Regulation D Rule 506.

On August 10, 2009 the Company issued 800,000 shares of common stock to individual investors for $100,000 in cash ($92,000 net of expenses).   On August 10, 2009, the Company also granted to such investors seven-year Class G Warrants to purchase 800,000 shares of common stock at a price of $0.20.  These sales were conducted in a private transaction exempt from registration pursuant to pursuant to Section 4(2) of the Securities Act and Regulation D Rule 506.

Warrants

On February 16, 2012, the Company entered into an Investor Relations Consulting Agreement (“IR Agreement”) with Hayden Investor Relations.  The IR Agreement requires Hayden Investor Relations to perform consulting services, including disseminating information to the investing public.  The term of the IR Agreement is 12 months, unless terminated earlier; compensation thereunder is a monthly cash payment of $6,500 and 100,000 three year, cashless exercise warrants with a strike price of $0.60 per share; 50,000 warrants vested on February 16, 2012 with the remaining warrants vesting after the first six months.

On January 18, 2012, Mark Capital LLC exercised Series F warrants issued in May, 2009.  Pursuant to the terms of the warrant, 349,120 shares were issued in a cashless exercise.

Wharton Capital Partners, Ltd. assisted the Company in arranging for the equity line of credit with Lincoln Park.  As compensation for its services, the Company issued a warrant to Wharton Capital Partners, Ltd, dated October 4, 2011, to acquire 410,000 shares of the Company's common stock at a price of $1.09 per share.  The warrant expires on October 3, 2016 and may be exercised, in whole or in part, at any time prior to expiration either for cash or pursuant to a customary cashless exercise provision contained in the warrant.

On July 3, 2008, the Company secured a financing arrangement with MKM Opportunity.  In connection with the financing, MKM Opportunity was issued Class C Warrants to purchase up to 1,000,000 shares of the Company's common stock. The warrants contain an exercise price of $1.61 per share. In connection with this financing arrangement, the Company valued and recorded the Class C warrants at $500,000.  On September 29, 2008, the Company issued an additional 1,146,667 warrants at $0.75 pursuant to section 2(c) of the Class C warrant agreement.  The Company reduced the warrant exercise price to $0.20 per share as part of the terms of an additional round of financing from its Class C and Class D warrant holder.  The Company believed that accepting this term was necessary in order to close the financing (the sale of stock and warrants on May 27, 2009) and to keep the Company operating.  No accounting entries were recorded in connection with reducing the exercise price.  The difference between the warrants’ fair value immediately before and after the modification of the exercise price was insignificant and, therefore, no accounting entry was made.

On June 30, 2010, the Company issued 1,951,515 shares of common stock following the cashless exercise of 2,146,667 MKM Opportunity Class C Warrants.

On September 29, 2008, the Company secured a financing arrangement with MKM Opportunity and other unrelated parties.  In connection with the financing, MKM Opportunity and other unrelated parties were also issued Class D Warrants to purchase up to 1,857,146 shares of the Company's common stock. The warrants contain an exercise price of $0.75 per share.  In connection with this financing arrangement, the Company recorded the Class D warrants at $650,000. The Company reduced the warrant exercise price to $0.20 per share as part of the terms of an additional round of financing from its Class C and Class D warrant holder.  The Company believed that accepting this term was necessary in order to close the financing (the sale of stock and warrants on May 27, 2009) and to keep the Company operating.  No accounting entries were recorded in connection with reducing the exercise price.  The difference between the warrants’ fair value immediately before and after the modification of the exercise price was insignificant and, therefore, no accounting entry was made.

On February 16, 2010, the Company issued 271,429 shares of common stock following the exercise of 271,429 Class D Warrants and received $54,286 in cash.

On August 23, 2010, the Company issued 157,143 shares of common stock following the exercise of 157,143 Class D Warrants and received $31,429 in cash.

On May 27, 2009, the Company issued 1,900,000 shares of common stock to MKM Capital and individual investors for $237,500 in cash.  In connection with the common stock purchase, MKM Capital and the individual investors were issued Class F Warrants to purchase up to 1,900,000 shares of the Company’s common stock at an exercise price of $0.20 per share.  A total of $302,600 was expensed relating to these warrants using the Black-Scholes pricing model with the following assumptions: share price of $0.16; strike price of $0.20 per share; time to expiration (days) of 1,826; expected volatility of 254.69%; no dividends; and an annual interest rate based on 3-month U.S. Treasury Bill of 2.72%.

On January 29, 2010, the Company issued 534,624 shares of common stock following the cashless exercise of 600,000 Class F Warrants.

On August 10, 2009, the Company issued 800,000 shares of common stock to individual investors for $100,000 in cash.  In connection with the common stock purchase, the individual investors were issued Class G Warrants to purchase up to 800,000 shares of the Company’s common stock at an exercise price of $0.20 per share.  A total of $143,623 was expensed relating to these warrants using the Black-Scholes pricing model with the following assumptions: share price of $0.18; Strike price of $0.20 per share; Time to expiration (days) of 1,826; Expected volatility of 270.54%; no dividends; and an annual interest rate based on 3-month U.S. Treasury Bill of 0.19%.

On March 29, 2010, the Company issued 800,000 shares of common stock following the exercise of 800,000 Class G Warrants and received $160,000 in cash.

These persons were the only offerees in connection with these transactions. We relied on Section 4(2) and Rule 506 of Regulation D of the Securities Act for each since each transaction did not involve any public offering.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibit index lists Exhibits that are filed herewith or are incorporated herein by reference to other filings.

2.1
Share Exchange Agreement Between Quetzal Capital 1, Inc. and the Shareholders of Valley Forge Composite Technologies, Inc., dated July 6, 2006, incorporated by reference to Exhibit 2.1 to the Company’s current report on Form 8-K (File No. 000-51420), filed on July 11, 2006.

3.1
Amended and Restated Articles of Incorporation of the Company dated October 28, 2009, incorporated by reference to Exhibit 3.1 to the Company’s quarterly report on Form 10-Q  (File No. 000-51420), filed on November 21, 2011.

3.2
Bylaws of Valley Forge Composite Technologies, Inc. incorporated by reference to Exhibit 3.2 to the Company’s annual report on Form 10-K for December 31, 2009 (File No. 000-51420), filed on April 14, 2010.

4.1	Registration Rights Agreement, dated July 6, 2006, incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (File No. 000-51420), filed on July 11, 2006.
4.2
Securities Purchase Agreement dated as of July 3, 2008 between Valley Forge Composite Technologies, Inc. and various buyers, incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (File No. 000-51420), filed on July 8, 2008.

4.3	Form of Senior Convertible Note, incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K (File No. 000-51420), filed on July 8, 2008.
4.4	Form of Warrant, incorporated by reference to Exhibit 10.3 to the Company’s current report on Form 8-K (File No. 000-51420), filed on July 8, 2008.
4.5
Securities Purchase Agreement dated as of September 29, 2008, between Valley Forge Composite Technologies, Inc. and various buyers, incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (File No. 000-51420), filed on September 30, 2008.

4.6	Form of Senior Convertible Note, incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K (File No. 000-51420), filed on September 30, 2008.
4.7	Form of Warrant, incorporated by reference to Exhibit 10.3 to the Company’s current report on Form 8-K (File No. 000-51420), filed on September 30, 2008.
4.8
Securities Purchase Agreement dated as of May 27, 2009, between Valley Forge Composite Technologies, Inc. and various buyers, incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (File No. 000-51420), filed on June 4, 2009.

4.9	Form of Warrant, incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K (File No. 000-51420), filed on June 4, 2009.
4.10
Securities Purchase Agreement dated as of August 10, 2009 between Valley Forge Composite Technologies, Inc. and various buyers, incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (File No. 000-51420), filed on August 17, 2009.

4.11	Form of Warrant, incorporated by referenced to Exhibit 10.2 to the Company’s current report on Form 8-K (File No. 000-51420), filed on August 17, 2009.
4.12
Stock Purchase Warrant for 410,000 shares of Common Stock, dated October 4, 2011, issued to Wharton Capital Partners, Ltd. by the Company, incorporated by reference to Exhibit 4.12 to the Company’s Registration Statement on Form S-1/A (File No. 333-178839), filed on August 3, 2012.

4.13
Stock Purchase Warrant for 50,000 shares of Common Stock, dated February 16, 2012, issued to Hayden IR, LLC by the Company, incorporated by reference to Exhibit 4.13 to the Company’s Registration Statement on Form S-1/A (File No. 333-178839), filed on August 3, 2012.

5.1	Opinion of Thorp Reed & Armstrong, LLP, filed herewith.
10.1
Cooperative Research and Development Agreement between the Regents of the University of California and Valley Forge Composite Technologies, Inc., dated April 17, 2003, incorporated by reference to Exhibit 10.1 to the Company’s annual report on Form 10-K for the year ended December 31, 2009 (File No. 000-51420), filed on April 14, 2010.

10.2	2008 Equity Incentive Plan, incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (File No. 333-178839), filed on December 30, 2011.
10.3
Consulting and Services Agreement dated January 31, 2011 between the Company and Idaho State University, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 000-51420) for the period ended June 30, 2011, and incorporated herein by reference.

10.4
Purchase Agreement, dated as of October 5, 2011, by and between the Company and Lincoln Park Capital Fund, LLC, incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (File No. 000-51420), filed on October 7, 2011.

10.5
Registration Rights Agreement, dated as of October 5, 2011, by and between the Company and Lincoln Park Capital Fund, LLC, incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K (File No. 000-51420), filed on October 7, 2011.

10.6
Investor Relations Consulting Agreement, dated as of February 16, 2012, by and between the Company and Hayden IR, incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1/A (File No. 333-178839), filed on August 3, 2012.

10.7
Promissory Note, dated as of May 29, 2012, executed by Symmetry Group, LLC in favor of the Company, incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1/A (File No. 333-178839), filed on August 3, 2012.

21.1	List of Subsidiaries, incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K (File No. 000-51420), filed on April 15, 2009.
23.1	Consent of Mountjoy Chilton Medley LLP, filed herewith.
23.2	Consent of Thorp Reed & Armstrong, LLP, filed herewith in Exhibit 5.1.

101
Exhibit 101 XBRL (Extensible Business Reporting Language) The following materials, formatted in Extensible Business Reporting Language, from the Company's Annual Report on Form 10-K for the period ended December 31, 2011: (i) consolidated balance sheets, (ii) consolidated statements of operations, (iii) consolidated statements of shareholder's equity, (iv) consolidated statements of cash flows, and (v) the notes to the consolidated financial statements, incorporated by reference to Exhibit 101 to the Company's Annual Report on Form 10-K (File No. 000-51420) for the period ended December 31, 2011, filed on March 30, 2012, and from the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2012: (i) consolidated balance sheets, (ii) consolidated statements of operations, (iii) consolidated statements of cash flows, and (iv) the notes to the consolidated financial statements, incorporated by reference to Exhibit 101 to the Company's Quarterly Report on Form 10-Q (File No. 000-51420) for the period ended June 30, 2012, filed on August 14, 2012.

Users of the XBRL data referenced above are advised pursuant to Rule 406T of Regulation S-T that these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, are deemed not filed purposes of Section 18 of the Securities Exchange Act of 1934 and otherwise are not subject to liability under those sections.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

 Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Covington, state of Kentucky, on September 28, 2012.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.

By:	/s/ Louis J. Brothers
Louis J. Brothers President, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Louis J. Brothers
Louis J. Brothers	President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board (Principal Executive Officer and Principal Financial Officer )	September 28, 2012

/s/ Larry K. Wilhide
Larry K. Wilhide	Vice President and Director	September 28, 2012

/s/ Dr. Victor E. Alessi
Dr. Victor E. Alessi	Director	September 28, 2012

/s/ Eugene Breyer
Eugene Breyer	Director	September 28, 2012

/s/ Raul A. Fernandez
Raul A. Fernandez	Director	September 28, 2012

/s/ Andrew T. Gilinsky
Andrew T. Gilinsky	Director	September 28, 2012

/s/ Richard S. Relac
Richard S. Relac	Director	September 28, 2012